SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U5S

ANNUAL REPORT

For the year ended December 31, 2003

Filed pursuant to the

Public Utility Holding Company Act of 1935 by

ALLEGHENY ENERGY, INC.

10435 Downsville Pike

Hagerstown, Maryland 21740-1766

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003:

Name of Company	Type of Company	Number of Common Shares Owned	% of Voting Power	Issuer’s Book Value	Owner’s Book Value
				(Thousands of Dollars)
Allegheny Energy, Inc. (AYE)	Holding
Allegheny Energy Service Corporation (AESC)	Service	5,000	100	13,938	13,938
Monongahela Power Company (MP)	Electric	5,891,000	100	513,375	526,093
Mountaineer Gas Company (MGC)	Gas	1,831,687	100	121,935	121,935
Mountaineer Gas Services, Inc. (MGS)	Gas	100	100	16,942	16,942
Universal Coil, LLC (UC)	(1)	None	50	None	None
The Potomac Edison Company (PE)	Electric	22,385,000	100	406,098	406,035
PE Transferring Agent, LLC (PETA)	(1)	None	None	3,038	3,038
West Penn Power Company (WPP)	Electric	24,361,586	100	528,598	528,302
The West Virginia Power & Transmission Company (WVP&T)*	(2)	30,000	100	13,528	13,528
West Penn West Virginia Water Power Company (WPWVWPC)*	(3)	5	100	37	None
Unsecured debt				23	23
West Penn Funding Corporation (WPFC)	(4)	100	100	350,039	350,039
West Penn Funding LLC (WPFLLC)	(1)(4)	None	100	4,688	4,688
West Penn Funding, LLC-West (WPFLLCW)	(1)	None	100	5,566	5,566
West Penn Transferring Agent LLC (WPTA)	(1)	None	100	(2)	(2)
Allegheny Energy Supply Company, LLC (AES)	Holding (1)(5)	None	98.025	769,630	751,726
Allegheny Energy Supply Capital, LLC (AESCAP)	(1)(6)	None	100	1,784,873	1,784,873
Allegheny Energy Supply Conemaugh, LLC (AESCON)	(1)(9)	None	100	13,456	13,456
Allegheny Energy Supply Conemaugh Fuels, LLC (AESCONF)*	(1)(7)(9)	None	100	None	None
Allegheny Energy Supply Gleason Generating Facility, LLC (AESGGF)	(1)(9)	None	100	355,224	355,224
Allegheny Energy Supply Lincoln Generating Facility, LLC (AESLGF)	(1)(8)(9)	None	100	405,616	405,616
Allegheny Energy Supply Wheatland Generating Facility, LLC (AESWGF)	(1)(9)	None	100	291,306	291,306
Lake Acquisition Company, L.L.C. (LAC)	(1)(9)	None	100	659	659
Allegheny Energy Supply Development Services, LLC (AESD)	(1)(9)	None	100	13,260	13,260
NYC Energy LLC (NYC)	(1)	None	50	69	34
Acadia Bay Energy Company, LLC (ABEC)	(1)(9)	None	100	60,968	60,968
Buchanan Energy Company of Virginia, LLC (BECVA)	(1)(9)	None	100	26,211	26,211
Buchanan Generation, LLC (BG)	(1)	None	50	27,038	27,038
Allegheny Trading Finance Company, LLC (ATF)	(1)(9)(10)(11)	None	100	(131,125)	(131,125)
Allegheny Energy Supply Units 3, 4 & 5, LLC (AES 3, 4 & 5)*	(1)(12)	None	100	None	None
Allegheny Energy Supply Hunlock Creek, LLC (AESHC)	(1)(9)	None	100	15,733	15,733
Hunlock Creek Energy Ventures (HCEV)	(13)	None	50	16,107	16,107

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued):

Name of Company	Type of Company	Number of Common Shares Owned	% of Voting Power	Issuer’s Book Value	Owner’s Book Value
				(Thousands of Dollars)
Allegheny Ventures, Inc. (AV)	(5)	100	100	116,473	116,473
AYP Energy, Inc. (AYP)	(10)	100	100	299	299
Allegheny Communications Connect, Inc. (ACC)	(14)	100	100	75,464	75,464
Allegheny Communications Connect of Virginia, Inc. (ACCVA)	(14)	100	100	1	1
Allegheny Communications Connect of Pennsylvania, LLC (ACCPA)	(1)(14)	None	100	159	159
Allegheny Communications Connect of Ohio, LLC (ACCOH)*	(1)(14)	None	100	None	None
Allegheny Communications Connect of West Virginia, LLC (ACCWV)*	(1)(14)	None	100	None	None
AFN Finance Company No. 2, LLC (AFN2)	(1)(9)	None	100	270	270
Odyssey Communications, LLC (ODC)	(1)(14)	None	40	883	883
AFN, LLC (AFN)	(1)(14)	None	45.43	None	None
Allegheny Energy Solutions, Inc. (AESOL)	(15)	100	100	19,396	19,396
MABCO Steam Company, LLC (MABCO)	(1)(16)	None	19.968	4,450	4,450
APS Cogenex, L.L.C. (APSCO)	(1)(17)	None	50	1,751	1,751
Utility Associates, Inc. (UAI)*	(18)	111	10	None	None
Alliance Gas Services Holdings, LLC (AGSH)	(1)(19)	None	100	12,124	12,124
Ohio Valley Electric Corporation (OVEC)	(20)(21)	12,500	12.50	1,250	1,250
Indiana-Kentucky Electric Corporation (IKEC)	(20)	17,000	100	3,400	3,400
Green Valley Hydro, LLC (GVH)	(1)(9)	None	100	1,790	1,790
Allegheny Energy Capital Trust I (AECT I)*	(22)	None	100	None	None
Allegheny Capital Trust II (ACT II)*	(22)	None	100	None	None
Allegheny Capital Trust III (ACT III)*	(22)	None	100	None	None
Allegheny Capital Trust I (ACT I)	(23)	None	100	10	10

Subsidiaries of More Than One System Company
Allegheny Generating Company (AGC)	Generating
Owners:
Monongahela Power Company		229.716	22.97	42,631	42,634
Allegheny Energy Supply Company, LLC		770.284	77.03	142,965	142,962
Allegheny Pittsburgh Coal Company (APC)	(24)
Owners:
Monongahela Power Company		2500	25	(111)	(111)
The Potomac Edison Company		2500	25	(111)	(111)
West Penn Power Company		5000	50	(222)	(222)

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued):

* Inactive

(1)	Limited liability company. An LLC has no common stock. The percentage of voting power represents the percent of ownership interest in the LLC owned by the system company.
(2)	Owns land for power development.
(3)	Owns land for water power development.
(4)	Purchased and owned intangible transition property and pledged the same to a bond trustee to facilitate the issuance of transition bonds.
(5)	Unregulated non-utility.
(6)	Allegheny Energy Supply Capital Midwest, LLC merged into Allegheny Energy Supply Capital, LLC on December 31, 2003.
(7)	Allegheny Energy Supply Conemaugh Fuels, LLC transferred its ownership interest in Conemaugh Fuels, LLC to a non-system company on June 26, 2003.
(8)	Energy Financing Company, L.L.C. merged into Allegheny Energy Supply Lincoln Generating Facility, LLC on September 30, 2003.
(9)	Each LLC is run by the sole member.
(10)	Bulk power marketer.
(11)	Allegheny Trading Finance Company converted from a corporation to a limited liability company and name changed to Allegheny Trading Finance Company, LLC on September 16, 2003.
(12)	Allegheny Energy Supply Units 3, 4 & 5, LLC formed on March 13, 2003.
(13)	General Partnership engaged in owning, operating, and marketing of the output of its facilities at wholesale only.
(14)	Exempt telecommunications company.
(15)	Unregulated marketer of electric energy and other energy related services.
(16)	This company is run by a non-system company with the largest percentage of ownership interest.
(17)	Allegheny Energy Solutions, Inc. ownership interest in APS Cogenex, L.L.C. was assigned to Allegheny Ventures, Inc. on July 31, 2002.
(18)	Develops and implements field data collection solutions exclusively for the utility industry.
(19)	Provided administrative and support services to Fellon-McCord Associates, Inc.
(20)	Exempt from registration as a holding company under Section 3 (a) pursuant to Rule 2.
(21)	Allegheny Energy, Inc. owns 12.50% of the capital stock of the Ohio Valley Electric Corporation, the balance owned by unaffiliated companies. Ohio Valley Electric Corporation owns 100% of the capital stock of Indiana-Kentucky Electric Corporation. These companies were formed October 1, 1952 to build electric generating facilities to supply power under a long-term contract to the Energy Research and Development Administration’s (formerly Atomic Energy Commission) uranium diffusion project at Portsmouth, Ohio. See Holding Company Act Release No. 11578.
(22)	Business Trust formed January 31, 2002 to assist in certain financing issuances.
(23)	Business Trust formed July 17, 2003 to assist Allegheny Energy in issuances of its Mandatorily Convertible Trust Preferred Securities not consolidated in accordance with FASB Interpretation Number (FIN) 46.
(24)	Owns coal reserves as a long-term resource.

ITEM 1.	SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2003 (Continued):

NOTES

Allegheny Trading Finance Company was converted to a Delaware limited liability company (Allegheny Trading Finance Company, LLC) effective September 16, 2003.

AYE formed Allegheny Energy Supply Units 3, 4 & 5, LLC (AES 3, 4 & 5) in Delaware effective March 13, 2003. AES 3, 4 & 5 is a wholly owned subsidiary of AYE and was formed to hold Units 3, 4 & 5 of the recently completed construction of three combined cycle electric generating units.

Allegheny Energy Supply Capital Midwest, LLC merged into Allegheny Energy Supply Capital, LLC with Allegheny Energy Supply Capital, LLC being the surviving company effective December 31, 2003.

Allegheny Energy Supply Conemaugh Fuels, LLC transferred all of its ownership interest in Conemaugh Fuels, LLC to a non-system company effective June 26, 2003.

ITEM 2.	ACQUISITIONS OR SALES OF UTILITY ASSETS

None.

ITEM 3.	ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

All have been reported in certificates filed pursuant to Rule 24, Form U-6B-2, and Schedule IX for Allegheny Energy Supply Company, LLC, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company.

ITEM 4.	ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

Calendar Year 2003

(Dollar Amounts in Thousands)

	Name of Company Acquiring, Redeeming, or Retiring Securities	Number of Shares or Principal Amount				Commission Authorization
Name of Issuer and Title of Issue		Acquired	Redeemed	Retired	Consideration
Monongahela Power Company
5.66% Medium Term Notes	Monongahela Power Company		$5,000		$5,000	Rule 42
5.71% Medium Term Notes	Monongahela Power Company		$1,975		$1,975	Rule 42
5.57% Medium Term Notes	Monongahela Power Company		$1,000		$1,000	Rule 42
5.63% Medium Term Notes	Monongahela Power Company		$20,500		$20,500	Rule 42
5.56% Medium Term Notes	Monongahela Power Company		$15,000		$15,000	Rule 42
4-1/2% Marion Co. PC Notes	Monongahela Power Company		$2,599		$2,599	Rule 42
4-1/2% Pleasants Co. PC Notes	Monongahela Power Company		$8,631		$8,631	Rule 42
4-1/2% Preston Co. PC Notes	Monongahela Power Company		$5,020		$5,020	Rule 42

Mountaineer Gas Company
7.00% Property Mortgage	Mountaineer Gas Company		$15		$15	Rule 42
7.59% Unsecured Notes	Mountaineer Gas Company		$3,333		$3,333	Rule 42

Allegheny Generating Company
5.625% Debenture	Allegheny Generating Company		$50,000		$50,000	Rule 42

Allegheny Energy Supply Company, LLC
4.95% Washington Co. PC Notes	Allegheny Energy Supply Company, LLC		$61,500		$61,500	Rule 42
4-1/2 % Marion Co. PC Notes	Allegheny Energy Supply Company, LLC		$456		$456	Rule 42
4-1/2% Pleasants Co. PC Notes	Allegheny Energy Supply Company, LLC		$1,514		$1,514	Rule 42
4-1/2% Preston Co. PC Notes	Allegheny Energy Supply Company, LLC		$880		$880	Rule 42

ITEM 5.	INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

1. Three investments aggregating $30,101.

2.

Name of Issuer	Description of Securities	Number of Shares	Percentage of Voting Power	Issuer’s Business	Book Value
Wheeling Pittsburgh Corp.	Common Stock	18,364	0.184%	Producer of steel and steel products	$448,082

ITEM 6.	OFFICERS AND DIRECTORS

PART I    Names, principal business addresses, and positions of officers and directors of all system companies as of December 31, 2003.

The following symbols are used in the tabulation:

A	Member of Audit Committee
AS	Acting Secretary
C	Controller
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CH	Chairman
COO	Chief Operating Officer
D	Director
df	Directors’ Fees
EVP	Executive Vice President
F	Member of Finance Committee
GA	General Auditor
GC	General Counsel

M	Member of Management Compensation and Development Committee
N	Member of Nominating and Governance Committee
P	President
S	Secretary
SVP	Senior Vice President
T	Treasurer
VP	Vice President
X	Member of Executive Committee
(1)	Allegheny Energy Supply Capital Midwest, LLC merged into Allegheny Energy Supply Capital, LLC effective December 31, 2003

ITEM 6.

OFFICERS AND DIRECTORS PART I (Continued)

	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
David C. Benson 4350 Northern Pike Monroeville, PA	VP	VP	D	D	D	D
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T	VP T	T	T	T
Terence A. Burke 10435 Downsville Pike Hagerstown, MD		VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH P CEO X	D CH P CEO X	D CH CEO	D CH CEO	D CH CEO	D CH CEO
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C	VP C	VP C	C	C	C
Philip L. Goulding 800 Cabin Hill Drive Greensburg, PA	VP	VP
James R. Haney 800 Cabin Hill Drive Greensburg, PA		VP		VP	VP	VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP GC	VP	VP	VP	VP	VP
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		VP		VP	VP	VP
Bryan G. Moorhouse 10435 Downsville Pike Hagerstown, MD		VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	VP	VP	D P	D P	D P	D P
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP	VP	VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	CFO SVP	SVP	D VP	D VP	D VP	D VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS	AS	AS
H. Furlong Baldwin 10435 Downsville Pike Hagerstown, MD	df D M A	D
Eleanor Baum 10435 Downsville Pike Hagerstown, MD	df D F A	D F
Cyrus F. Freidheim, Jr. 10435 Downsville Pike Hagerstown, MD	df D M N	D
Julia L. Johnson 10435 Downsville Pike Hagerstown, MD	df D F N	D F

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Ted J. Kleisner 10435 Downsville Pike Hagerstown, MD	df D F A	D F
Frank A. Metz, Jr. 10435 Downsville Pike Hagerstown, MD	df D F M X	D F X
Steven H. Rice 10435 Downsville Pike Hagerstown, MD	df D A X N	D X
Gunnar E. Sarsten 10435 Downsville Pike Hagerstown, MD	df D M N	D

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	The West Virginia Power & Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana-Kentucky Electric Corporation
David C. Benson 4350 Northern Pike Monroeville, PA	D VP	D	D	D	D X
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T	VP T	VP T
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO	D CH CEO	D CH CEO	D CH CEO
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C	VP C	VP GA	VP GA
James P. Garlick 4350 Northern Pike Monroeville, PA	VP				D
James R. Haney 800 Cabin Hill Drive Greensburg, PA		VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
Thomas J. Kalup 4350 Northern Pike Monroeville, PA					D	D X
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D	D P	D P	D P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP	D VP	D VP	D VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS
John D. Brodt P.O. Box 468 Piketon, OH					S T	S T
H. Peter Burg 76 South Main Street Akron, OH					D
William S. Doty 20 N.W. Fourth Street Evansville, IN					D X	D
E. Linn Draper, Jr. 1 Riverside Plaza Columbus, OH					D X P	D X P
Henry W. Fayne 1 Riverside Plaza Columbus, OH					D

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	The West Virginia Power & Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana-Kentucky Electric Corporation
David L. Hart 1 Riverside Plaza Columbus, OH					VP	VP
Ronald G. Jochum 20 N.W. Fourth Street Evansville, IN						D
David E. Jones P.O. Box 468 Piketon, OH					VP	VP
Holly K. Koeppel 1 Riverside Plaza Columbus, OH					D
Armando A. Pena 1 Riverside Plaza Columbus, OH					VP	VP
Guy L. Pipitone 76 South Main Street Akron, OH					D
Albert H. Potter 110 East Wayne Street Fort Wayne, IN						D
John C. Procario 139 East Fourth Street Cincinnati, OH					D X
John R. Sampson 101 West Ohio Street Suite 1320 Indianapolis, IN						D
Thomas V. Shockley, III 1 Riverside Plaza Columbus, OH					D
A. Roger Smith 220 West Main Street Louisville, KY					D X
Stanley F. Szwed 76 South Main Street Akron, OH					D X	D X
Paul W. Thompson 220 West Main Street Louisville, KY					D
W. Steven Wolff 1065 Woodman Drive Dayton, OH					D

ITEM 6.

OFFICERS AND DIRECTORS PART I (Continued)

	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding LLC	Allegheny Energy Supply Capital, LLC
David C. Benson 4350 Northern Pike Monroeville, PA	VP	D P
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T	P	P CFO	P
Terence A. Burke 10435 Downsville Pike Hagerstown, MD			D	D	D
Kristine W. Eppes 2325-B Renaissance Drive Las Vegas, NV			VP	VP	VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	D CH CEO
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C	C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP	VP
Robert W. Grier 2325-B Renaissance Drive Las Vegas, NV			D VP	VP	D VP
Bryan H. Hanks 800 Cabin Hill Drive Greensburg, PA	VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP	VP
Thomas J. Kalup 4350 Northern Pike Monroeville, PA		VP
Michael G. Morgan 103 Foulk Road Suite 200 Wilmington, DE				D
Beth L. Peoples 103 Foulk Road Suite 200 Wilmington, DE				D
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		D
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP	VP
Bruce M. Sedlock 800 Cabin Hill Drive Greensburg, PA			D	D	D
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP	D VP		VP
Thomas C. Sheppard, Jr. 1310 Fairmont Avenue Fairmont, WV				D

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding LLC	Allegheny Energy Supply Capital, LLC
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS	AS
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD			T	T	T
Anthony Wilson 10435 Downsville Pike Hagerstown, MD			VP	VP

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	West Penn Funding, LLC-West	Allegheny Energy Supply Capital Midwest, LLC (1)	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Units 3, 4 & 5, LLC
David C. Benson 4350 Northern Pike Monroeville, PA			VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	P	P	T	T
Terence A. Burke 10435 Downsville Pike Hagerstown, MD	D	D
Kristine W. Eppes 2325-B Renaissance Drive Las Vegas, NV	VP	VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA			CH CEO	CH CEO
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA			C	C
James P. Garlick 4350 Northern Pike Monroeville, PA			VP	VP
Robert W. Grier 2325-B Renaissance Drive Las Vegas, NV	D VP	D VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA			VP	VP
Bruce M. Sedlock 800 Cabin Hill Drive Greensburg, PA	D	D
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA			VP	VP
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA				VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD	T	T
Anthony Wilson 10435 Downsville Pike Hagerstown, MD	VP

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy Solutions, Inc.	West Penn Transferring Agent LLC	Allegheny Communications Connect, Inc.	AYP Energy, Inc.
David C. Benson 4350 Northern Pike Monroeville, PA	D		D	D
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	T	VP T	VP T
Terence A. Burke 10435 Downsville Pike Hagerstown, MD		VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO		D CH CEO	D CH CEO
John W. Flinko 100 Brush Run Road Greensburg, PA			VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C		VP C	VP C
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP		VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D P		D P	D P
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP		VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP	D P COO	D VP	D VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	PE Transferring Agent, LLC	Allegheny Communications Connect of Virginia, Inc.	Mountaineer Gas Company	Mountaineer Gas Services, Inc.
David C. Benson 4350 Northern Pike Monroeville, PA		D	D	D
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	VP T
Terence A. Burke 10435 Downsville Pike Hagerstown, MD	VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA		D CH CEO	D CH CEO	D CH CEO
John W. Flinko 100 Brush Run Road Greensburg, PA		VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA		VP C	VP C	VP C
James R. Haney 800 Cabin Hill Drive Greensburg, PA			VP	VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA		VP	VP	VP
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA			VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		D P	D P	D P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D P COO	D VP	D VP	D VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Communications Connect of Pennsylvania, LLC	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC
David C. Benson 4350 Northern Pike Monroeville, PA	VP		VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	T	T
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	CH CEO	CH CEO	CH CEO
John W. Flinko 100 Brush Run Road Greensburg, PA		VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C	VP C	C	C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP		VP	VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP		VP	VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Lake Acquisition Company, L.L.C.	Allegheny Trading Finance Company, LLC
David C. Benson 4350 Northern Pike Monroeville, PA	VP	VP	VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T	T	T	P
Kristine W. Eppes 2325-B Renaissance Dr. Las Vegas, NV					VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	CH CEO	CH CEO	CH CEO
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C	C	C	C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP	VP	VP	VP
Robert W. Grier 2325-B Renaissance Dr. Las Vegas, NV					VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS	AS
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD					T

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Energy Supply Development Services, LLC	Allegheny Communications Connect of West Virginia, LLC	AFN Finance Company No. 2, LLC	Acadia Bay Energy Company, LLC
David C. Benson 4350 Northern Pike Monroeville, PA	VP			VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	T
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	CH CEO	CH CEO	CH CEO
John W. Flinko 100 Brush Run Road Greensburg, PA		VP	VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C	VP C	VP C	C
James P. Garlick 4350 Northern Pike Monroeville, PA	VP			VP
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP	VP	VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		P	P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP		VP	VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS	AS	AS

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Allegheny Communications Connect of Ohio, LLC	Alliance Gas Services Holdings, LLC
David C. Benson 4350 Northern Pike Monroeville, PA		D
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO	D CH CEO
Andrew R. Fellon 9960 Corporate Campus Drive Louisville, KY		VP
John W. Flinko 100 Brush Run Road Greensburg, PA	VP
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C	VP C
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP	VP
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	P	D P
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA		D VP
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS	AS

ITEM 6.	OFFICERS AND DIRECTORS

PART I (Continued)

	Utility Associates, Inc.	AFN, LLC	Odyssey Communications, LLC
David W. Arneson 2 West Second Street Tower II, 16th Floor Tulsa, OK		CFO S
John D. Biery 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Brian L. Cantrell 2 West Second Street Tower II, 16th Floor Tulsa, OK		P
Patrick J. Carey 7 Piedmont Ctr Suite 300 Atlanta, GA	D S T
Ted M. Davis 7 Piedmont Ctr Suite 300 Atlanta, GA	D P
John W. Flinko 100 Brush Run Road Greensburg, PA			D
Michael P. Friloux 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Bill C. Hampton 2 West Second Street Tower II, 16th Floor Tulsa, OK		EVP CEO
James B. Kauffman 800 Cabin Hill Drive Greensburg, PA	D
Kevin Keough 76 South Main Street Akron, OH		D
Holly Koeppel 1 Riverside Plaza Columbus, OH		D
J. B. Manley 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Robert S. McKeeman 7 Piedmont Ctr Suite 300 Atlanta, GA	D
Joseph M. Opferman 100 Brush Run Road Greensburg, PA			D S T
Jim Quarforth 401 Spring Lane Suite 300 Waynesboro, VA		D
Joe Warnement 5400 Legacy Drive Plano, TX		D
Alex P. Yawny 100 Brush Run Road Greensburg, PA			D P

ITEM 6.	OFFICERS AND DIRECTORS (Continued)

PART II    Financial connections of officers and directors as of December 31, 2003.

Name of Officer or Director (1)	Name and Location of Financial Institution (2)	Positions Held in Financial Institution (3)	Applicable Exemption Rule (4)
William J. Lhota	Huntington Bancshares, Inc. 41 S. High Street Columbus, OH 43215	Director	Rule 70(c) & (f)
A. E. Goebel	Old National Bank Evansville, IN	Director	No interlocking authority required

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

Disclosures for Allegheny companies are as follows:

(1) Allegheny Energy, Inc. (AE and Company), Allegheny Energy Service Corporation (AESC), Monongahela Power Company (Monongahela and MP), The Potomac Edison Company (Potomac Edison and PE), West Penn Power Company (West Penn and WP), Allegheny Energy Supply Company, LLC (AES), and Allegheny Generating Company (AGC) sections of the combined Annual Report on Form 10-K for 2003 of AE, MP, PE, WP, AES and AGC and of the AE Proxy Statement. The executive officers of AE are also executive officers of AESC and receive their compensation from AESC as shown in Item 6 Part I of this Form U5S. The current officers and directors owned as of December 31, 2003 beneficially 142,500 shares of common stock of AE. AESC does not file a proxy statement or a Form 10-K.

(2) West Penn Funding LLC files a Form 10-K. Its officers and directors do not receive any compensation from this company, but receive compensation as employees of certain of the companies reported in (1) above.

All other companies either do not file proxy statements or Form 10-K’s and their directors and executive officers do not receive any compensation from these companies, but receive compensation as employees of certain of the companies as reported in (1) above, or the companies are not wholly owned by Allegheny Energy, Inc. or its subsidiaries (see Item 1 of this Form U5S), and none of their executive officers are employees of the Allegheny Energy companies. The compensation and interest in system securities of directors who are employees of the Allegheny Energy companies are reported in (1) above.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

EXECUTIVE COMPENSATION

The compensation arrangements between the Company and Messrs. Evanson, Serkes, Richardson, Hertzog and Goulding are described under “Agreements with Named Executive Officers” below. The annual compensation paid by the Company and certain of its subsidiaries directly or indirectly to the Chief Executive Officer, each of the four highest paid executive officers of the Company as of December 31, 2003 and certain other individuals (collectively, the named executive officers) was as follows for 2001, 2002 and 2003:

Summary Compensation Table (a)

Annual Compensation

Name and Principal Position (b)	Year	Salary ($)	Annual Incentive ($) (c)	Number of Options	Long-Term Performance Plan Payout ($) (d)	All Other Compensation ($) (e)
Paul J. Evanson Chairman, President and Chief Executive Officer (f)	2003	467,308	787,500	0	0	6,397,330

Jeffrey D. Serkes Senior Vice President and Chief Financial Officer (g)	2003	230,769	375,000	0	0	325,753

David B. Hertzog Vice President and General Counsel (h)	2003	181,731	262,500	0	0	872,999

Joseph H. Richardson Vice President (i)	2003	130,769	92,216	0	0	74,326

Philip L. Goulding Vice President (j)	2003	76,923	82,500	0	0	642,498

Alan J. Noia (Retired) Chairman, President, and Chief Executive Officer (k)	2003 2002 2001	255,385 800,000 700,000	0 0 562,500	0 0 0	0 0 256,636	1,725,910 9,182 11,371

Jay S. Pifer (Retired) Interim President and Chief Executive Officer; Chief Operating Officer (l)	2003 2002 2001	398,906 365,000 285,000	210,000 0 191,300	0 0 0	0 0 98,548	288,548 8,350 7,640

Michael P. Morrell (Retired) Senior Vice President (m)	2003 2002 2001	257,231 380,000 300,000	0 0 170,700	0 0 0	0 0 106,761	92,922 8,492 7,358

(a)	The individuals appearing in this chart performed policy-making functions for the Company in 2003. The compensation shown is for all services in all capacities to the Company and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by a subsidiary of the Company. This table excludes stock options and stock units granted on February 18, 2004 to Messrs. Evanson, Serkes, Hertzog, Richardson and Goulding pursuant to the terms of their respective employment agreements, as described below under “Agreements with Named Executive Officers.”
(b)	Positions held in 2003.
(c)	Incentive awards are based upon performance in the year in which the figure appears, but are paid in the following year.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

(d)	In 1998, the Board of Directors of the Company implemented a Long-Term Incentive Plan for senior officers of the Company and its subsidiaries, which was approved by the stockholders of the Company at the annual meeting in May 1998. A sixth cycle (the second three-year performance period of this new Plan) began on January 1, 1999, and ended on December 31, 2001. The figure shown for 2001 represents the dollar value paid in 2002 to each of the named executive officers who participated in Cycle VI. A seventh cycle began on January 1, 2000, and ended on December 31, 2002. There was no payment for Cycle VII, as reflected in the compensation table for 2002. An eighth cycle began on January 1, 2001 and ended on December 31, 2003. There was no payment for Cycle VIII, as reflected in the compensation table for 2003. A ninth cycle began on January 1, 2002, and will end on December 31, 2004. A tenth cycle began on January 1, 2003 and will end on December 31, 2005. After completion of each cycle, awards may be paid in the form of Company common stock for Cycle IX and 50% cash and 50% common stock for Cycle X, if performance criteria have been met.
(e)	The figures in this column include, if applicable, the present value of the executive’s cash value at retirement attributable to that year’s premium payment for life insurance purchased under the Executive Life Insurance Plan (ELIP). The figures in this column also include the premium paid for the Basic Group Life Insurance Plan. In addition, amounts in this column include the Company’s contribution for the ESOSP. For 2003, the figures shown include amounts representing (1) the life insurance premiums on the Basic Group Life Insurance Plan and (2) ESOSP contributions, respectively, as follows: Mr. Evanson, $2,163 and $3,111; Mr. Serkes, $1,854 and $1,962; Mr. Hertzog, $1,669 and $0; Mr. Richardson, $1,236 and $462; Mr. Goulding, $742 and $0; Mr. Noia, $1,854 and $5,231; Mr. Pifer, $1,357 and $6,000; and Mr. Morrell, $1,879 and $6,000.
(f)	Mr. Evanson joined the Company on June 16, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $6,300,000, and $92,056 for relocation expenses.
(g)	Mr. Serkes joined the Company on July 7, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $250,000, and $71,937 for relocation expenses.
(h)	Mr. Hertzog joined the Company on July 28, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $800,000 and $71,330 for relocation expenses.
(i)	Mr. Richardson joined the Company on August 25, 2003. The figure in the All Other Compensation column for 2003 includes $72,628 for relocation expenses.
(j)	Mr. Goulding joined the Company on October 13, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $600,000 and $41,756 for relocation expenses.
(k)	Mr. Noia retired on May 1, 2003. The figure in the All Other Compensation column for 2003 includes payout of unused accrued vacation of $265,000, the aggregate of monthly severance payments in accordance with terms of his employment contract of $1,076,923, and $376,902 in reportable earnings resulting from the purchase of a life insurance policy under the ELIP.
(l)	Mr. Pifer served as Interim President and Chief Executive Officer from April 18, 2003 to June 16, 2003 at which time he was named Chief Operating Officer. Mr. Pifer retired on December 1, 2003. The figure in the All Other Compensation column for 2003 includes payout of unused accrued vacation of $177,774, nonpensionable compensation during Mr. Pifer’s assignment as Interim President and Chief Executive Officer of $84,212, and $19,205 in reportable earnings resulting from the purchase of a life insurance policy under the ELIP.
(m)	Mr. Morrell retired on September 1, 2003. The figure in the All Other Compensation column for 2003 includes payout of unused accrued vacation of $85,043.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

Allegheny Energy, Inc. Long-Term Incentive Plan

Shares Awarded in 2003 (Cycle X)

			Estimated Future Payout
Name	Number of Shares	Performance Period Until Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Alan J. Noia* Chief Executive Officer	198,413	2003-2005	99,206	198,413	396,826
Jay S. Pifer* Chief Operating Officer	69,444	2003-2005	34,722	69,444	138,888
Michael P. Morrell* Senior Vice President	72,751	2003-2005	36,375	72,751	145,502

*	Messrs. Noia, Pifer and Morrell retired in 2003. Under the LTIP, the Management Compensation and Development Committee may authorize payment of prorated or full awards to retired LTIP participants. As of the date of this proxy statement, the Management Compensation and Development Committee has not taken action in this regard.

The named executives were awarded the above number of performance shares for Cycle X under the LTIP. Such number of shares is only a target. Each executive’s 2003 2005 target long term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company’s common stock, based on the price of such stock on December 31, 2002. The plan provides that at the end of this three year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company’s common stock on December 31, 2005, and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies, or otherwise leaves the employment of the Company prior to the end of the three year period, the executive may nevertheless receive an award based on the number of months worked during the period. The final value of an executive’s account, if any, will be paid in the form of 50% cash and 50% Company common stock to the executive in early 2006.

The actual payout of an executive’s award may range from zero to 200 percent of the target amount before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. Target performance is defined as the Company achieving a three-year total stockholder return that is twice that of the peer group. Achievement of less than one times the performance of the peer group results in zero payout. Achievement of between one times and four times the performance of the peer group results in payouts ranging from 50% of target to 200% of target.

Executive Life Insurance Plan

Alan J. Noia, Jay S. Pifer and certain other executive officers are covered under the Executive Life Insurance Plan (ELIP). In 1992, the Company purchased split dollar life insurance contracts for participants to meet the obligations under the ELIP. The applicable premium for each covered participant was paid by the Company. The contracts were surrendered in July 2003 and the proceeds from each covered participant’s policy were used to purchase individual life insurance contracts according to the provisions of the ELIP. The death benefit under the ELIP, which is limited to $1 million, is equal to two times the insured’s base salary, excluding bonuses, while the participant is actively employed by the Company. Upon retirement, the death benefit remains at two times base salary for 12 months, then decreases 10 percent per year until the earlier of the fifth anniversary

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

of retirement or the insured’s attainment of age 70, at which time the death benefit becomes equal to the insured’s final base salary at the time of retirement. An additional death benefit of $25,000 is provided in lieu of their participation in the Basic Group Life Insurance Plan.

Basic Group Life Insurance Plan

The Company provides life insurance to all employees, subject to meeting eligibility requirements, excluding the executive officers covered under the Executive Life Insurance Plan. This Basic Group Life Insurance Plan pays a death benefit equal to the insured’s base salary, excluding bonuses, during employment and $25,000 during retirement.

ESOSP

The ESOSP was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and amended in 1984 to include a savings program. All of the Company’s employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Under the ESOSP, each eligible employee can elect to have from two to twelve percent of his or her compensation contributed to the ESOSP on a pre-tax basis, and an additional one to six percent on a post-tax basis. Participants direct the investment of contributions to specified mutual funds. Fifty percent of pre-tax contributions, up to six percent of an employee’s compensation, is matched by the Company with common stock of the Company. For 2003, the maximum amount of compensation to be factored into these calculations was $200,000. Pre-tax contributions may be withdrawn only if financial hardship requirements are met or employment is terminated. From October 25, 2002 until March 18, 2004, employees were unable to purchase Company common stock under the ESOSP.

Retirement Plan

The Company maintains a retirement plan covering substantially all employees (the Retirement Plan). The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted.

The Company also maintains a Supplemental Executive Retirement Plan (SERP) for executive officers and other senior managers. All executive officers, except Messrs. Evanson, Serkes and Hertzog, are participants in the SERP. An officer will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with the Company and has reached his or her 55th birthday. Under the SERP, an eligible participant will receive a supplemental retirement benefit equal to his or her Average Compensation multiplied by the sum of: (1) two percent for each year of service up to 25; (2) one percent for each year of service from 25 to 30; and (3) one-half percent for each year of service from 30 to 40, less benefits paid under the Retirement Plan and less two percent for each year that a participant retires prior to his or her 60th birthday. The Plan also provides for use of Average Compensation in excess of the Code maximums.

A participant’s benefits are capped at 60 percent of Average Compensation (including for this purpose retirement benefits paid under the Retirement Plan and benefits payable from other employers), less two percent for each year the participant retires prior to reaching age 60.

The SERP defines Average Compensation as 12 times the average monthly earnings, including overtime and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly salary, together with 100 percent of the actual award paid under the Annual Incentive Plan.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

A participant may elect to receive the plan benefit in such form as those available under the Retirement Plan.

To provide funds to pay these benefits, beginning January 1, 1993, the Company purchased insurance on the lives of some of the participants in the SERP, including Messrs. Noia, Pifer and Morrell. The majority of the insurance policies, including those for Messrs. Noia, Pifer and Morrell, were surrendered at the time of the executives’ retirement and the proceeds were used to purchase individual annuity contracts to secure their accrued benefit under the SERP. Insurance contracts for certain actively employed executives had not matured as of December 31, 2003. The contracts, however, were surrendered with the proceeds from each covered participant’s policy to be used to secure all or a portion of their accrued benefit under the SERP. The portion of the premiums required to be deemed compensation by the Securities and Exchange Commission (SEC) for this insurance is included in the All Other Compensation column of the Executive Compensation chart.

The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation, retirement at age 65, and without consideration of any effect of various options which may be elected prior to retirement. The benefits under the SERP are not subject to any deduction for Social Security or any other offset amounts.

Pension Plan Table

	Years of Credited Service
Average Compensation (a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$60,000	$80,000	$100,000	$110,000	$115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,000	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000
1,100,000	330,000	440,000	550,000	605,000	632,500	660,000
1,200,000	360,000	480,000	600,000	660,000	690,000	720,000
1,300,000	390,000	520,000	650,000	715,000	747,000	780,000

(a)	The earnings of Messrs. Noia, Pifer and Morrell covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of their retirement date, Messrs. Noia, Pifer and Morrell had been credited with 35, 40 and 18 years of service, respectively, under the SERP. Under the Retirement Plan and the SERP, based on the survivor option selected prior to retirement by the executive, monthly benefits of $65,683 will be paid to Mr. Noia; $24,405 to Mr. Pifer; and $13,454 to Mr. Morrell. As of December 31, 2003, neither Mr. Richardson nor Mr. Goulding had been credited with any full years of service under the Retirement Plan as their hire dates were August 25, 2003 and October 13, 2003, respectively.

Early Retirement Option Program (ERO)

During August 2002, and subsequently in March and April 2003, the Company offered a voluntary ERO to the named and other executive officers who would be age 50 or older as of October 1, 2003. The ERO provides the Company with the right to designate a retirement date for each electing employee. The retirement date may not be prior to June 1, 2003 or after January 1, 2005. Employees who have elected to participate in the ERO may rescind their elections at any time prior to the designated retirement effective date.

The provisions of the ERO are as follows:

1.	The 10-year service requirement to receive a benefit under the SERP has been waived.

2.	Based on their age at retirement, officers receive from a minimum of three additional years of service up to a maximum of five additional years under the SERP.

3.	The early retirement reduction factors under the SERP have been removed.

As of the date of this proxy statement, the following executive officers have accepted the ERO and retired: Richard J. Gagliardi, Thomas K. Henderson, Michael P. Morrell, Karl V. Pfirrmann and Bruce E. Walenczyk.

In addition, one current executive officer elected the ERO: David C. Benson. His designated retirement date is January 1, 2005. As part of the provisions of the ERO, although the Company is bound to allow an executive to retire pursuant to the ERO, until the date designated for his or her retirement, the executive may elect to not retire.

Agreements with Named Executive Officers

Change In Control Agreements

Prior to 2003, the Company was party to change in control agreements with certain named executive and other executive officers. The Company terminated all such prior change in control agreements effective December 31, 2003. In 2003, the Company entered into employment agreements, as discussed below, with the newly appointed named executive officers of the Company. These employment agreements contain change in control provisions which are discussed in more detail below. In 2003, the Company also entered into change in control agreements with certain other executives.

Employment Agreement With Paul J. Evanson

Paul J. Evanson’s employment agreement with the Company has a five-year term that began on June 16, 2003. The agreement provides for a base salary of $900,000, subject to an annual inflation adjustment. Mr. Evanson will be eligible to receive annual incentive compensation under the Company’s Annual Incentive Plan, with a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary. In lieu of benefits under the SERP, Mr. Evanson will accrue a lump sum cash payment of $66,667 for each month employed, to be paid on termination of employment.

Pursuant to the agreement, on February 18, 2004, Mr. Evanson received a grant of options to purchase 1,500,000 shares of the Company’s common stock under the LTIP, and 2,049,439 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-fifth of the options and units are scheduled to vest on each June 9 from 2004 through 2008, provided Mr. Evanson remains employed by the Company on each

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Evanson to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or for good reason (each as defined in the employment agreement) or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Evanson is terminated without cause or resigns for good reason or if he resigns for any reason in the 30-day period commencing six months following a change in control, the Company will pay to Mr. Evanson, among other things, a lump sum cash severance payment equal to three times the sum of his base salary and target bonus amount, as well as his target bonus prorated for the year in which his termination occurs. Mr. Evanson will also receive, in lieu of payments under the SERP, a cash payment in a lump sum equal to $4,000,000. In the event of termination of Mr. Evanson’s employment at any time after June 9, 2008, the Company will pay him a prorated target bonus and all stock options and other equity awards granted to Mr. Evanson shall be fully vested.

Mr. Evanson has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Evanson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement With Jeffrey D. Serkes

Jeffrey D. Serkes’ employment agreement with the Company has a three-year term that began on July 7, 2003. The agreement provides for a base salary of $500,000. Mr. Serkes will be eligible to receive annual incentive compensation under the Company’s Annual Incentive Plan, with a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary. In lieu of benefits under the SERP, Mr. Serkes will accrue a lump sum cash payment of $41,667 for each month employed, to be paid at age 55 or earlier if specified events occur.

Pursuant to the agreement, on February 18, 2004, Mr. Serkes received a grant of options to purchase 550,000 shares of the Company’s common stock under the LTIP, and 714,795 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options and stock units from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-third of the options and units are scheduled to vest on each July 3 from 2004 through 2006, provided Mr. Serkes remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Serkes to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or for good reason (each as defined in the employment agreement), or due to death or disability, all such unvested options and stock units will immediately vest.

If Mr. Serkes is terminated without cause or resigns for good reason, the Company will pay to Mr. Serkes, among other things, a lump sum cash severance payment of up to two-thirds of an amount equal to three times his annual base salary and target bonus. If Mr. Serkes’ employment is terminated pursuant to the change in control provisions of his agreement, he will receive, among other things, a lump sum cash severance payment equal to three times his annual base salary and target bonus. In any of these events, Mr. Serkes will be entitled to a prompt lump sum cash payment equal to the greater of $1,500,000 and his accrued pension benefit, in lieu of payment of such amount at age 55, plus a prorated payment in respect of his target bonus for the year of termination.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

Mr. Serkes has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Serkes will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement with David B. Hertzog

David B. Hertzog’s employment agreement with the Company has a five-year term that began on July 28, 2003. The agreement provides for a base salary of $450,000. Mr. Hertzog will be eligible to receive an annual incentive bonus with a target bonus opportunity of 77.78% of base salary and a maximum bonus opportunity of 155.56% of base salary. In lieu of benefits under the SERP, Mr. Hertzog will accrue a lump sum cash payment of $20,833.33 for each month employed, to be paid on termination of employment.

Pursuant to the agreement, on February 18, 2004, Mr. Hertzog received a grant of options to purchase 300,000 shares of the Company’s common stock under the LTIP, and 389,888 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options and stock units from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-fifth of the options and units are scheduled to vest on each July 18 from 2004 through 2008, provided Mr. Hertzog remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Hertzog to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or for good reason (each as defined in the employment agreement) or due to death or disability, all such unvested options and stock units will immediately vest.

If Mr. Hertzog is terminated without cause or resigns for good reason, the Company will pay to Mr. Hertzog, among other things, a lump sum cash severance payment in an amount up to three times his annual base salary and target bonus. If Mr. Hertzog’s employment is terminated pursuant to the change in control provisions of his agreement, he will be entitled to receive, among other things, a lump sum cash severance payment in an amount equal to three times the sum of his base salary and target bonus. In any of these events, Mr. Hertzog will be entitled to a prompt lump sum cash payment of at least $1,250,000 in lieu of benefits under the SERP, plus a prorated payment in respect of his target bonus for the year of termination.

Mr. Hertzog has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Hertzog will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement with Joseph H. Richardson

Joseph H. Richardson’s employment agreement with the Company has a three-year term that began on August 25, 2003, subject to successive one-year renewals. The agreement provides for a base salary of $400,000. Mr. Richardson will be eligible to receive an annual incentive bonus with a target bonus opportunity of 50% of base salary and a maximum bonus opportunity of 100% of base salary. Mr. Richardson will be eligible to participate in the SERP and will be credited with an additional five years of service thereunder on each of the fifth and tenth anniversary of his start date if he is still employed with the Company.

Pursuant to the agreement, on February 18, 2004, Mr. Richardson received a grant of options to purchase 200,000 shares of the Company’s common stock under the LTIP, and 109,926 stock units, each representing a

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options and stock units from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-fifth of the options and units are scheduled to vest on each August 25 from 2004 through 2008, provided Mr. Richardson remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Richardson to defer receipt thereof. Upon the occurrence of a change in control of the Company or termination due to death or disability, all unvested options and stock units will immediately vest. Upon a termination of Mr. Richardson’s employment without cause, all unvested options and units will vest to the extent they would have vested had Mr. Richardson continued his employment for two years.

If Mr. Richardson is terminated without cause, the Company will pay to Mr. Richardson, among other things, a lump sum cash severance payment equal to two times the sum of his base salary and target bonus. If Mr. Richardson’s employment is terminated pursuant to the change in control provisions of his agreement, he will receive, among other things, a lump sum cash severance payment equal to three times the sum of his base salary and target bonus. In any of these events, Mr. Richardson will be entitled to a prorated payment in respect of the target bonus for the year of termination, and will be vested as a participant in the SERP and credited for additional specified years for purposes of determining benefits under the SERP.

Mr. Richardson has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Richardson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement with Philip L. Goulding

Philip L. Goulding’s employment agreement with the Company has a five-year term that began on October 13, 2003. The agreement provides for a base salary of $400,000. Mr. Goulding will be eligible to receive an annual incentive bonus, with a target bonus opportunity of 75% of base salary and a maximum bonus opportunity of 150% of base salary. Mr. Goulding will be eligible to participate in the SERP and will be credited with an additional five years of service thereunder on each of the fifth and tenth anniversary of his start date if he is still employed with the Company.

Pursuant to the agreement, on February 18, 2004, Mr. Goulding received a grant of options to purchase 746,403 shares of the Company’s common stock under the LTIP, and 150,000 stock units, each representing a share of the Company’s common stock. One-fifth of the options and units are scheduled to vest on each October 13 from 2004 through 2008, provided Mr. Goulding remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Goulding to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or due to death or disability or his resignation in lieu of being required to relocate, all such unvested options and stock units will immediately vest.

If Mr. Goulding is terminated without cause or resigns in lieu of being required to relocate, the Company will pay to Mr. Goulding, among other things, a lump sum cash severance payment equal to two times the sum of his base salary and target bonus. If Mr. Goulding’s employment is terminated pursuant to the change in control provisions of his agreement, he will be entitled to receive, among other things, a lump sum cash severance payment equal to three times the sum of his base salary and target bonus. In any of these events, Mr. Goulding will be entitled to a prorated payment in respect of the target bonus for the year of termination, and will be vested

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

as a participant in the SERP and credited for additional specified years for purposes of determining benefits under the SERP.

Mr. Goulding has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Goulding will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Other Named Executive Officer Employment Contracts

In 2003, the Company entered into employment agreements, as discussed above, with the newly appointed named executive officers of the Company. Prior to entering into these employment agreements, the Company had been party to employment agreements with certain other named executive officers and other executive officers. The Company terminated all such prior employment agreements effective December 31, 2003.

Agreements in Respect of Named Executive Officer Retirements

Alan J. Noia.    In connection with the retirement of Mr. Noia on May 1, 2003, Mr. Noia entered into an agreement with the Company. Under the agreement, Mr. Noia will receive monthly severance payments in accordance with terms of his existing employment contract for 30 months of approximately $133,333. Mr. Noia is a participant in SERP, and is eligible to receive SERP payments. The agreement required the Company to purchase insurance or annuity policies as necessary to fully insure or annuitize the SERP benefits in accordance with past practice relating to SERP benefits. The agreement required the Company to pay to Mr. Noia obligations accrued to him under existing arrangements prior to retirement as of his retirement date and, accordingly, $72,422 was paid to him in May 2003, with respect to his accrued benefit under the 1993 deferred compensation plan. The agreement provides that Mr. Noia’s deferred stock awards under the LTIP are payable in the form of the Company’s common stock in January 2004. The agreement provides that Mr. Noia’s vested stock options will continue to remain exercisable until May 2006. The agreement permits Mr. Noia to request a release from certain non-competition covenants, provided that such a release will result in the loss of any vested but unexercised options outstanding at the time of the release. In recognition of ongoing matters in which the Company may require communication and cooperation with Mr. Noia, the agreement also provides that for three years Mr. Noia will be provided or reimbursed the cost of office space and support at the Company, and certain maintenance and connection for his home security monitoring system previously installed by the Company for a three-year period. Mr. Noia has agreed to cooperate with the Company with respect to ongoing or future litigation and proceedings.

Jay S. Pifer.    Mr. Pifer was provided with an enhanced benefit under the SERP. His SERP benefit was based on his highest one-year earnings, including base compensation and annual incentive payments received prior to retirement.

Michael P. Morrell.    Mr. Morrell elected to retire under the ERO effective September 1, 2003. Under the terms of the ERO, Mr. Morrell was credited with three additional years of service under the SERP. Mr. Morrell also entered into an agreement with the Company under which the Company agreed to waive the requirement that Mr. Morrell serve ten years with the Company in order to be credited with eight additional years of service for purposes of the SERP. Mr. Morrell’s retirement under the agreement caused the termination of his Employment Agreement and Change in Control Contract with the Company. The agreement also subjects Mr. Morrell to certain confidentiality, non-competition and non-solicitation covenants. Mr. Morrell has agreed to cooperate with the Company with respect to ongoing or future litigation and proceedings.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from 2003 Form 10-K)

Compensation Committee Interlocks and Insider Participation

The members of AE’s Management Compensation and Development Committee for the fiscal year ended December 31, 2003 were: Frank A. Metz, Jr. (Chair), Cyrus F. Freidheim, Jr., H. Furlong Baldwin and Gunnar E. Sarsten. There were no interlocking directorships, and there was no insider participation on this Committee during the fiscal year ended December 31, 2003.

Compensation of Directors

In 2003, directors who were not officers or employees (outside directors) received for all services to AE (a) $22,000 in retainer fees, (b) $1,000 for each Board meeting attended, and (c) $1,000 for each committee meeting attended, except for the members of the Audit Committee who received $1,200 for each meeting of the Audit Committee attended. The Chair of each committee, other than the Executive Committee, received an additional fee of $4,000 per year. The Chair of the Audit Committee received an additional fee of $8,000 per year. In addition to the foregoing compensation, the outside directors of AE, in 2003, each received an annual retainer of $12,000 in shares of AE common stock.

In 2003, certain directors were eligible for and received deferred stock units under the Deferred Stock Unit Plan for Outside Directors (“Plan”). The Plan provided for a lump sum payment (payable at the director’s election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the common stock. Three hundred seventy-five deferred stock units were credited on June 1, 2003 to the following individuals who were then serving as directors: Eleanor Baum, Lewis B. Campbell, James J. Hoecker, Wendell F. Holland, Ted J. Kleisner, Frank A. Metz, Jr., Steven H. Rice, and Gunnar E. Sarsten. The Plan was terminated on November 14, 2003, and a lump sum amount in lieu of benefits under the Plan was determined for each director to whom stock units were allocated and unpaid under the Plan. The lump sum was determined according to the number of stock units that had been allocated to each director under the Plan multiplied by the price of the common stock. The lump sum amounts determined pursuant to the terms by which the Plan was terminated were as follows: Eleanor Baum, $66,749; Lewis B. Campbell, $16,431; James J. Hoecker, $11,012; Wendell F. Holland, $36,623; Ted J. Kleisner, $12,410; Edward H. Malone, $37,469; Frank A. Metz, Jr., $70,340; Steven H. Rice, $50,813; and Gunnar E. Sarsten, $62,687. The stated amounts were paid to Messrs. Campbell, Hoecker, Holland, and Malone, respectively. For the remaining individuals named above, the amounts stated are payable, with accumulated interest, upon the termination of their service as a director.

Effective January 1, 2004, AE outside directors will receive for all services (a) $25,000 in retainer fees, (b) $1,250 for each Board meeting attended, and (c) $1,250 for each committee meeting attended, except for members of the Audit Committee who receive $1,500 for each meeting of the Audit Committee attended. The Chair of the Audit Committee will receive an additional fee of $12,500 per year and the Chairs of the Finance, Management Compensation and Development, and Nominating and Governance Committees will receive an additional fee of $8,000 per year. In addition, subject to the approval by stockholders at the 2004 Annual Meeting of AE’s proposal to adopt a director equity compensation plan, the outside directors will receive 800 shares of AE common stock per each fiscal quarter in 2004.

Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director’s fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments or in a lump sum.

Board Compensation Committee Report on Executive Compensation and Performance Graph

Information responsive to Items 402(k) and 402(l) of Regulation S-K is incorporated by reference to AE’s definitive Proxy Statement for its 2004 Annual Meeting of Stockholders filed with the SEC.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement )

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of shares of common stock that are beneficially owned, directly or indirectly, by: (1) each director, (2) each named executive officer of the Company, (3) each person we believe to own beneficially more than five percent of the Company’s outstanding common stock and (4) all directors and executive officers of the Company as a group as of March 26, 2004.

Name	Shares of AE, Inc. Common Stock(a)		Percent of Class

Paul J. Evanson	80,355		*

H. Furlong Baldwin	10,000		*

Eleanor Baum	29,260		*

Cyrus F. Freidheim, Jr.	10,000		*

Julia L. Johnson	2,000		*

Ted J. Kleisner	2,173		*

Steven H. Rice	30,945		*

Gunnar E. Sarsten	33,260		*

Michael H. Sutton	1,000		*

Jeffrey D. Serkes	5,655		*

David B. Hertzog	2,000		*

Joseph H. Richardson	1,536		*

Philip L. Goulding	0		*

Alan J. Noia(b)	354,424		*

Jay S. Pifer(c)	152,748		*

Michael P. Morrell(d)	124,944		*

FMR Corp(e)	11,953,969		9.41%

All current directors and executive officers of the Company as a group (15 persons)	254,499	(f)	*

*	Indicates less than one percent.
(a)	Options exercisable within 60 days of March 26, 2004 are included in the respective totals for each of the following named individuals: Eleanor Baum — 23,000; Michael P. Morrell — 95,833; Alan J. Noia — 270,560; Jay S. Pifer — 116,000; Steven H. Rice — 23,000; and Gunnar E. Sarsten — 23,000.

Amounts shown exclude options granted on February 18, 2004 and vesting annually through 2008, except as noted below, pursuant to the terms of employment agreements as described under “Agreements with Named Executive Officers.” The amounts of such options are as follows: Paul J. Evanson — 1,500,000; Jeffrey D. Serkes — 550,000 (vesting annually through 2006); David B. Hertzog — 300,000; Joseph H. Richardson — 200,000; and Philip L. Goulding — 746,403.

Amounts shown also exclude stock units granted on February 18, 2004, one-fifth of which will vest annually from 2004-2008, except as noted below, under the above-referenced employment agreements. The amounts of these stock units are as follows: Paul J. Evanson — 2,049,439; Jeffrey D. Serkes — 714,795 (one-third vesting annually from 2004-2006); David B. Hertzog — 389,888; Joseph H. Richardson — 109,926; and Philip L. Goulding — 150,000.

(b)	Mr. Noia served as Chairman, President and Chief Executive Officer of the Company until April 18, 2003. Mr. Noia retired on May 1, 2003.
(c)	Mr. Pifer served as Interim President and Chief Executive Officer of the Company from April 18, 2003 through June 15, 2003. Mr. Pifer retired on December 1, 2003.
(d)	Mr. Morrell served as Senior Vice President of the Company until his retirement on September 1, 2003.
(e)	FMR Corp., together with its wholly owned subsidiary, Fidelity Management and Research Company, and Edward C. Johnson 3d and Abigail P. Johnson in their capacity as a controlling group of FMR Corp. (all of the foregoing collectively, the reporting persons), in a joint filing on Schedule 13G dated February 14, 2003, under the Securities Exchange Act of 1934, reported beneficial ownership as of December 31, 2003 of 11,953,969 shares of common stock. These shares include (1) 9,064,100 shares held by Fidelity Management and Research Company, an investment adviser, as to which FMR Corp. and Mr. Johnson each has sole dispositive power and no voting power; (2) 1,935,969 shares held by Fidelity Management Trust Company, an investment manager and wholly-owned subsidiary of FMR Corp. as to which Mr. Johnson and FMR Corp. each has sole dispositive power as to 1,935,969 shares, sole voting power as to 1,813,869 shares and no voting power as to 122,100 shares; and (3) 953,900 shares of common stock held by Fidelity International Limited, an investment adviser (FIL), as to which FIL has sole voting and dispositive power. FMR Corp. and FIL disclaimed “group” status for purposes of Section 13(d) under the Securities Exchange Act of 1934. The address of each reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.
(f)	Includes options exercisable within 60 days of March 26, 2004 for Dr. Baum and Messrs. Rice and Sarsten as described in the first paragraph of note (a).

ALLEGHENY EQUITY COMPENSATION PLAN INFORMATION

The table below shows information as of December 31, 2003, related to the number of securities to be issued upon exercise of outstanding options and the number of securities remaining available for future issuance under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,646,377	$34.88	8,060,616
Equity compensation plans not approved by security holders (2)	n/a	n/a	982,197
Total	1,646,377	$34.88	9,042,813

(1)	The Long Term Incentive Plan (LTIP).
(2)	The Short-Term Incentive Plans discussed on page 33 of the Proxy Statement.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from 2003 Form 10-K)

ITEM 13. CERTAIN	RELATIONSHIPS AND RELATED TRANSACTIONS

In 2002 and 2003, the law firm Swidler Berlin Shereff Friedman, LLP performed legal services for AE and its subsidiaries. James J. Hoecker, who resigned as Director of AE effective October 13, 2003, is a partner at Swidler Berlin Shereff Friedman, LLP.

REPORT OF THE MANAGEMENT COMPENSATION AND DEVELOPMENT COMMITTEE

General

The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Compensation and Development Committee (the Committee) of the Company’s Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval. In addition the Committee recommended to the Board of Directors that the Company submit a proposal to adopt an annual incentive plan to the stockholders for approval at the 2004 Annual Meeting.

The Committee continues to believe that with the advent of competition to this industry, a large portion of compensation should be included in incentive plans and linked to corporate and business performance. This continues to be the case in 2004.

The executive compensation program is intended to meet four objectives:

•	Create a strong link and clear line-of-sight between executive compensation and total return to stockholders.

•	Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace when performance is at expected levels, with increased compensation opportunities for performance exceeding expectations.

•	Attract and retain key executives critical to the success of the Company.

•	Ensure internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

Executive Compensation Program

In 2003, the Company’s executive compensation program had three components: base salary, short-term incentive awards and long-term incentive awards. In addition, the Company has agreed to issue stock options and stock units to certain new executives under the terms of their employment agreements. On February 18, 2004, stock options were granted to these executives in the amounts indicated: Paul J. Evanson — 1,500,000; Jeffrey D. Serkes — 550,000; David B. Hertzog — 300,000; Joseph H. Richardson — 200,000; and Philip L. Goulding — 746,403. Also on February 18, 2004, the following numbers of stock units were awarded to these executives under the terms of their employment agreements: Paul J. Evanson — 2,049,439; Jeffrey D. Serkes — 714,795; David B. Hertzog — 389,888; Joseph H. Richardson — 109,926; and Philip L. Goulding — 150,000. These stock units and options vest on various dates from 2004 through 2008. The stock options were granted under the 1998 Long-Term Incentive Plan (LTIP); however, the stock units were not issued pursuant to any plan.

The Company’s executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

To ensure that the Company’s salary structure and total compensation continue to be competitive comparisons are made each year through an annual compensation survey prepared by a leading consulting firm with those of comparable energy companies — 26 for 2003. The survey companies are part of an energy services industry database.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

In 2003, more than 80% of these survey companies are included in the Dow Jones U.S. Electric Utilities Index, to which the Company’s performance is compared on page 48 of this proxy statement. This compensation comparison involves matching Company positions, including that of the Chief Executive Officer, with those in the survey companies that have comparable duties and responsibilities. For 2003, the survey indicated that the Company’s executive compensation structure was below the median. This survey data became the basis for the consulting firm’s recommendations as to market prices for each position and total compensation. In 2003, certain new executives were compensated at levels above the median as an inducement to accept employment. These higher levels of compensation reflect the Board’s determination to strengthen substantially management in order to reorient the Company’s businesses and respond to the significant financial challenges facing the Company.

Base Salary:

The base salaries of all executive officers, including the Chief Executive Officer, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In considering base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the Chief Executive Officer including (a) a performance assessment of each executive (other than himself) based on that executive’s position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio. No salary increases were granted to the named executive officers in 2004; however, Mr. Evanson’s salary, pursuant to his employment agreement, will be adjusted on June 16, 2004 to reflect any increase in the Consumer Price Index.

Short-Term Incentive Awards:

The Company has previously established annual incentive plans (the Short-Term Incentive Plans) for the purpose of attracting and retaining quality managerial talent and to reward attainment of performance goals. Under the Short-Term Incentive Plans, the Committee determines award levels, subject to full Board approval, based upon the recommendation of the Chief Executive Officer. Awards may be granted to executives whose responsibilities can affect the performance of their business units and, through unit performance, the performance of the Company.

For 2003, no awards were granted under the Short-Term Incentive Plan. Certain executive officers were granted awards for 2003 under the provisions of their employment agreements. The awards are disclosed in the Executive Compensation Table.

For 2004, a new Annual Incentive Plan will be implemented, subject to stockholder approval, for the named executive officers, other executive officers and certain key employees. The Annual Incentive Plan is discussed in proposal 4.

Long -Term Incentive Awards: Stock Option Awards, Restricted Share Awards and Performance Awards

The Board of Directors and stockholders of the Company approved the 1998 Long-Term Incentive Plan (LTIP) to assist the Company in attracting and retaining key employees and directors, and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

shares of Company common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to the Company’s common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which such shares may be earned. On March 4, 2004, the LTIP was amended to terminate on May 14, 2008.

Stock Option Awards

The LTIP permits awards of options to purchase the Company’s common stock on terms and conditions as determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of the Company’s common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other compensation plan that would result in incentive stock options to purchase shares of the Company’s common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by such participant in any one calendar year.

Options awarded under the LTIP will terminate upon the first to occur of: (i) the option’s expiration under the terms of the related option award agreement; (ii) termination of the award following termination of the participant’s employment under the rules described in the next paragraph; and (iii) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options, and may extend the exercise period of options granted to employees who have been terminated.

In the event of the termination of employment of a participant in the LTIP, options not exercisable at the time of the termination will expire as of the date of the termination and exercisable options will expire 90 days from the date of termination. Effective January 1, 2004, in the event of termination of a participant’s employment due to retirement in accordance with the Company’s policies or procedures, or disability, options not exercisable will expire as of the date of termination and exercisable options will expire three years after the date of termination. Effective January 1, 2004, in the event of the death of a participant in the LTIP, all options not exercisable at the time of death will expire, and exercisable options will remain exercisable by the participant’s beneficiary until the later to occur of one year from the time of death or, if applicable, three years from the date of the termination of such participant’s employment due to retirement in accordance with the Company’s policies or procedures, or disability.

The Committee may establish dividend equivalent accounts with respect to awarded options. A participant’s dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on the shares for which the participant’s options are exercisable, assuming that such shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at such time or times and subject to such terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of the Company’s common stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by such methods.

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

In the event of a change of control of the Company (as defined in the LTIP), unless provided to the contrary in the applicable option award agreement, all options outstanding on the date of the change in control will become immediately vested and fully exercisable.

Restricted Share Awards

The Committee may grant shares of common stock on terms, conditions and restrictions as the Committee may determine. Restrictions, terms and conditions may be based on performance standards, period of service, share ownership, or other criteria. Performance-based awards will be subject to the same performance targets as described under “Performance Awards.” The terms of restricted stock awards will be set forth in award agreements.

Performance Awards

The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of the Company’s common stock, increases in the fair market value of the Company’s common stock during an award period, and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods will be two or more years or other annual periods as determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

The Committee establishes performance targets in connection with performance awards. In the case of awards intended to be deductible for federal income tax purposes performance targets will relate to operating income return on investment return on stockholders’ equity stock price appreciation earnings before interest taxes and depreciation/amortization earnings per share and/or growth in earnings per share. The Committee prescribes formulas to determine the percentage of the awards to be earned based on the degree of attainment of award targets. The Company may make payments in respect of performance awards in the form of cash or shares of the Company’s common stock or a combination of both.

In the event of a participant’s retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award. In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance award if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion to pay performance awards, including full (i.e., non prorated) awards to any participant whose employment is terminated. In the event of a change of control of the Company, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control.

The Committee may unless the relevant award agreement otherwise specifies cancel rescind or suspend an award in the event that the LTIP participant engages in competitive activity discloses confidential information solicits employees customers partners or suppliers of the Company or undertakes any other action determined by the Committee to be detrimental to the Company.

Termination of Certain Provisions

The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to “covered employees” under Section 162(m) of the Internal Revenue Code are exempt from the

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

$1 million deduction limit contained in that Section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions’ expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the stockholders. The Company may seek stockholder reauthorization of the LTIP with respect to such provisions, but has no present intention to do so. The Company may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had such provisions not terminated.

CEO’s Compensation

The Company entered into an employment agreement with Mr. Evanson on June 9, 2003. For Mr. Evanson, the Committee developed salary, annual incentive plan, long-term incentives and other compensation arrangements to induce him to accept employment with the Company. At the time of his employment, Mr. Evanson received an initial make-whole payment of $6,300,000 to compensate him for forfeitures of financial and other benefits from his former employer. For 2003, Mr. Evanson received a prorated portion of his target annual incentive compensation based on predefined financial, operational and strategic objectives. Mr. Evanson’s long-term compensation for his employment agreement will commence in 2004 and consist of grants of stock options and stock units. On February 18, 2004, Mr. Evanson was granted 1,500,000 stock options. Mr. Evanson also received a grant of 2,049,439 stock units on February 18, 2004, which will vest on various dates through 2008.

H. FURLONG BALDWIN, Chair

CYRUS F. FREIDHEIM, JR.

TED J. KLEISNER

GUNNAR E. SARSTEN

ITEM 6.	PART III

(1)    AE, AGC, MP, PE, WP and AE SUPPLY

(from AE’s 2004 Proxy Statement)

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS

(a)	Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore (or any officer or employee acting as such).

None.

(b)	Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens’ group, taxpayers’ group, or public relations counsel (or any officer or employee acting as such).

Calendar Year 2003
Name of Company	Name of Recipient or Beneficiary	Purpose	Account Charged	Amount
Allegheny Energy, Inc.	Jackson Kelly PPLC	Public Relations Counsel	Operating Expense	$27,500.00

Allegheny Energy Supply Company, LLC	Stokes Bartholomew Evans & Petree	Public Relations Counsel	Operating Expense	$8,000.00

Allegheny Energy Supply Company, LLC	Barnes & Thornburg	Public Relations Counsel	Operating Expense	$18,000.00

Allegheny Energy, Inc.	Chris LaGow	Public Relations Counsel	Operating Expense	$62,402.06

Allegheny Energy, Inc.	Klett, Rooney, Lieber & Schorling	Public Relations Counsel	Operating Expense	$30,461.79

Total:				$146,363.85

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS

Calendar Year 2003

Between System Companies

PART I

Transaction	Serving Company	Receiving Company	Compensation	Date of Contract	In effect on Dec. 31 (Yes or No)
Operating, maintenance, accounting, supervisory, and other administrative or other services	Monongahela Power Company	The Potomac Edison Company	$359,525	5/29/73 effective 5/31/74	Yes

West Penn Power Company has an Operational Service Contract with The Potomac Edison Company (effective 12/23/77) for which the compensation was $854,677 in 2003.

West Penn Power Company provides certain engineering and construction services for The Potomac Edison Company. The compensation for this service was $680,777 in 2003.

Between System Companies and Others

PART II

Transaction	Serving Company	Receiving Company	Compensation	Date of Contract	In effect on Dec. 31 (Yes or No)
Engineering, drafting, and other technical and administrative services	American Electric Power Service Corporation	Ohio Valley Electric Corporation	$6,691,922	12/27/56	Yes

Engineering, drafting, and other technical and administrative services	American Electric Power Service Corporation	Indiana-Kentucky Electric Corporation	$5,565,196	12/27/56	Yes

Maintenance Services	Appalachian Power Company	Ohio Valley Electric Corporation	$1,302,473	01/01/79	Yes

Maintenance Services	Appalachian Power Company	Indiana-Kentucky Electric Corporation	$215,732	01/01/79	Yes

PART III

None.

ITEM 9.    EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES

A.    EXEMPT WHOLESALE GENERATORS

PART I

(1) Allegheny Energy Supply Hunlock Creek, LLC
(a)

Allegheny Energy Supply Hunlock Creek, LLC

4350 Northern Pike

Monroeville, PA 15146-2841

During the fourth quarter of 2000, Allegheny Energy, Inc. acquired from UGI Development, a subsidiary of UGI Corporation, a 50% share of its 48 megawatt coal fired generation located near Wilkes-Barre in eastern Pennsylvania.

(b)

Allegheny Energy, Inc. has invested $15,794,726 in Allegheny Energy Supply Hunlock Creek, LLC, as of December 31, 2003.

Allegheny Energy, Inc.’s Equity in Undistributed Earnings of Allegheny Energy Supply Hunlock Creek, LLC totaled a loss of $61,788, as of December 31, 2003.

None.

No assets have been transferred from other system companies to Allegheny Energy Supply Hunlock Creek, LLC.

(c)	Not applicable.
(d) (1)

A Service Agreement was created, dated as of July 27, 2000, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the “Service Company” or “AESC”) and Allegheny Energy Supply Hunlock Creek, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”).

The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the “System”), its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries”); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

(d) (2)	This Agreement was created on the 13th day of November 2000, by and among Allegheny Energy Supply Company, LLC (“Buyer”) and Allegheny Energy Supply Hunlock Creek, LLC (“Allegheny Energy LLC”), in consideration of the mutual covenants and agreements herein. Buyer and Allegheny (the “Party(ies)”) hereby agree as follows:

1.1 Allegheny Energy Supply Hunlock Creek, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer, and Buyer agrees to pay for such sale in accordance with the Allegheny Market Rate Tariff on file with the Federal Energy Regulatory Commission (“FERC”).

(2) Allegheny Energy Supply Gleason Generating Facility, LLC
(a)

Allegheny Energy Supply Gleason Generating Facility, LLC

4350 Northern Pike

Monroeville, PA 15146-2841

On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.’s non-utility subsidiary, completed the acquisition of Allegheny Energy Supply Gleason Generating Facility, LLC from Enron North America, representing 546 MW of natural gas-fired generating capacity in the Midwest.

(b)

Allegheny Energy Supply Company, LLC has invested $66,180,715 in Allegheny Energy Supply Gleason Generating Facility, LLC, as of December 31, 2003.

Allegheny Energy Supply Company, LLC’s Equity in Undistributed Earnings of Allegheny Energy Supply Gleason Generating Facility, LLC totaled $494,863, as of December 31, 2003.

None.

No assets have been transferred from other system companies to Allegheny Energy Supply Gleason Generating Facility, LLC.

ITEM 9.	EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

(c)	Not applicable.
(d) (1)

A Service Agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the “Service Company” or “AESC”) and Allegheny Energy Supply Gleason Generating Facility, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”).

The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the “System”), its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries”); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

(d) (2)	This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC (“Buyer”) and Allegheny Energy Supply Gleason Generating Facility, LLC, in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Gleason Generating Facility, LLC, (the “Party(ies)”) hereby agree as follows:

1.1 Allegheny Energy Supply Gleason Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Gleason Generating Facility’s Market Rate Tariff on file with the Federal Energy Regulatory Commission (“FERC”).

(3) Allegheny Energy Supply Lincoln Generating Facility, LLC
(a)

Allegheny Energy Supply Lincoln Generating Facility, LLC

4350 Northern Pike

Monroeville, PA 15146-2841

On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.’s non-utility subsidiary, completed the acquisition of Allegheny Energy Supply Lincoln Generating Facility, LLC from Enron North America, representing 656 MW of natural gas-fired generating capacity in the Midwest.

(b)

Allegheny Energy Supply Company, LLC has invested $76,247,124 in Allegheny Energy Supply Lincoln Generating Facility, LLC, as of December 31, 2003.

Allegheny Energy Supply Company, LLC’s Equity in Undistributed Earnings of Allegheny Energy Supply Lincoln Generating Facility, LLC totaled a loss of $112,968, as of December 31, 2003.

No assets have been transferred from other system companies to Allegheny Energy Supply Lincoln Generating Facility, LLC.

(c)	Not applicable.
(d) (1)

A Service Agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the “Service Company” or “AESC”) and Allegheny Energy Supply Lincoln Generating Facility, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”).

The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the “System”), its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries”); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

(d) (2)	This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC (“Buyer”) and Allegheny Energy Supply Lincoln Generating Facility, LLC, in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Lincoln Generating Facility, LLC, (the “Party(ies)”) hereby agree as follows:

1.1 Allegheny Energy Supply Lincoln Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Lincoln Generating Facility’s Market Rate Tariff on file with the Federal Energy Regulatory Commission (“FERC”).

ITEM 9.	EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

(4) Allegheny Energy Supply Wheatland Generating Facility, LLC
(a)

Allegheny Energy Supply Wheatland Generating Facility, LLC

4350 Northern Pike

Monroeville, PA 15146-2841

On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.’s non-utility subsidiary, completed the acquisition of Allegheny Energy Supply Wheatland Generating Facility, LLC from Enron North America, representing 508 MW of natural gas-fired generating capacity in the Midwest.

(b)

Allegheny Energy Supply Company, LLC has invested $54,760,853 in Allegheny Energy Supply Wheatland Generating Facility, LLC, as of December 31, 2003.

Allegheny Energy Supply Company, LLC’s Equity in Undistributed Earnings of Allegheny Energy Supply Wheatland Generating Facility, LLC totaled a loss of $82,805, as of December 31, 2003.

None.

No assets have been transferred from other system companies to Allegheny Energy Supply Wheatland Generating Facility, LLC.

(c)	Not applicable.
(d) (1)

A Service Agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the “Service Company” or “AESC”) and Allegheny Energy Supply Wheatland Generating Facility, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”).

The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the “System”), its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries”); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

(d) (2)	This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC (“Buyer”) and Allegheny Energy Supply Wheatland Generating Facility, LLC, in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Wheatland Generating Facility, LLC, (the “Party(ies)”) hereby agree as follows:
1.1 Allegheny Energy Supply Wheatland Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Wheatland Generating Facility’s Market Rate Tariff on file with the Federal Energy Regulatory Commission (“FERC”).

(5) Acadia Bay Energy Company, LLC
(a)

Acadia Bay Energy Company, LLC

4350 Northern Pike

Monroeville, PA 15146-2841

In the fourth quarter of 2002, circumstances surrounding the St. Joseph generating facility, a 630 MW merchant power plant under construction, indicated that the carrying value of the facility would not be recoverable through operations. Allegheny Energy Supply Company, LLC, Allegheny Energy Inc.’s non-utility subsidiary, determined that the completion of the construction of the St. Joseph generating facility was not possible given their liquidity constraints and therefore, could not proceed with the construction.

(b)

Allegheny Energy Supply Company, LLC has invested $34,405,164 in Acadia Bay Energy Company, LLC, as of December 31, 2003.

Allegheny Energy Supply Company, LLC’s Equity in Undistributed Earnings of Acadia Bay Energy Company, LLC totaled a loss of $22,961,560, as of December 31, 2003.

ITEM 9.	EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

No assets have been transferred from other system companies to Acadia Bay Energy Company, LLC.

(c)	Not applicable.
(d) (1)

A Service Agreement was created, dated as of December 7, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the “Service Company” or “AESC”) and Acadia Bay Energy Company, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”).

The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the “System”), its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries”); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

(6) Buchanan Generation, LLC
(a)

Buchanan Generation, LLC

10435 Downsville Pike

Hagerstown, MD 21740-1766

Buchanan Energy Company of Virginia, LLC is a wholly-owned subsidiary of Allegheny Energy Supply Company, LLC, which holds a 50% interest in Buchanan Generation, LLC. Buchanan Generation, LLC is the owner of a joint venture between Allegheny Energy Supply Company, LLC and CONSOL Energy, Inc. known as the Buchanan Project. The Project’s purpose will be to construct, own and operate up to 88 MW of coal bed methane gas-fired simple cycle, combustion turbine generating capacity in Buchanan County, VA.

(b)

Buchanan Energy Company of Virginia, LLC has invested $5,125,728 in Buchanan Generation, LLC, as of December 31, 2003.

Buchanan Energy Company of Virginia, LLC’s Equity in Undistributed Earnings of Buchanan Generation, LLC totaled a loss of $205,935, as of December 31, 2003.

None.

No assets have been transferred from other system companies to Buchanan Generation, LLC.

(c)	Not applicable.
(d)(1)

A Service Agreement was created, dated as of January 16, 2002, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the “Service Company” or “AESC”) and Buchanan Generation, LLC, a limited liability company formed under the laws of the Commonwealth of Virginia (the “Company”).

The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the “System”), its utility subsidiary companies and its non-utility subsidiary companies (the “Subsidiaries”); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

(d)(2)	This Agreement was created on the 11th day of June 2002, by and among Allegheny Energy Supply Company, LLC (“Buyer”) and Buchanan Generation, LLC (“Buchanan”), in consideration of the mutual covenants and agreements herein. Buyer and Buchanan (the “Party(ies)”) hereby agree as follows:

1.1 Buchanan agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer, and Buyer agrees to pay for such sale in accordance with Buchanan’s Market Rate Tariff on file with the Federal Energy Regulatory Commission (“FERC”).

ITEM 9.	EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

PART II    See Exhibit G. See also Exhibit H for additional information.

PART III    The registered holding company’s (Allegheny Energy, Inc.) investment in exempt wholesale generators, as of December 31, 2003, is as follows:

($000’s)
Allegheny Energy Supply Gleason Generating Facility, LLC	$66,676
Allegheny Energy Supply Lincoln Generating Facility, LLC	76,134
Allegheny Energy Supply Wheatland Generating Facility, LLC	54,678
Allegheny Energy Supply Hunlock Creek, LLC	15,733
Acadia Bay Energy Company, LLC	11,444
Buchanan Generation, LLC	4,920

Total Investment:	$229,585

The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary Companies as of December 31, 2003 is as follows:

($000’s)
Monongahela Power Company (MP)	$526,093
The Potomac Edison Company (PE)	406,035
West Penn Power Company (WPP)	528,302

Total Investment in domestic public utility subsidiary companies:	$1,460,430

Ratio of investment in wholesale generators to total invested by Allegheny Energy, Inc. in domestic public utility subsidiary companies:

Allegheny Energy Supply Gleason Generating Facility, LLC	4.57%
Allegheny Energy Supply Lincoln Generating Facility, LLC	5.21%
Allegheny Energy Supply Wheatland Generating Facility, LLC	3.74%
Allegheny Energy Supply Hunlock Creek, LLC	1.08%
Acadia Bay Energy Company, LLC	.78%
Buchanan Generation, LLC	.34%

Total Percentage:	15.72%

B.    FOREIGN UTILITY COMPANIES

PART I

(1) LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
(a)

Latin America Energy and Electricity Fund I, L.P.

P.O. Box 309

Ugland House

George Town, Grand Cayman

Cayman Island, British West Indies

Latin America Energy and Electricity Fund I, L.P. (LAEEP) is a limited partnership which invests in entities involved in new or existing electric power projects in Latin America and the Caribbean.

Allegheny Ventures, Inc., the non-utility subsidiary of Allegheny Energy, Inc., owns an 8.25% interest in LAEEP.

(b)

Due to the severe economic conditions in Latin America, Allegheny Ventures, Inc., determined that the carrying amount of its investment may not be recoverable. Therefore, in accordance with SFAS No. 144, the impaired investment was written off in December 2003. Thus, Allegheny Ventures, Inc., shows investment to be $0 in LAEEP, as of December 31, 2003 and Undistributed Earnings of LAEEP as being $0, as of December 31, 2003.

None.

No assets have been transferred from other system companies to LAEEP.

(c)	Not applicable.
(d)	None.
(2) FONDELEC GENERAL PARTNER, L.P.
(a)

FondElec General Partner, L.P.

P.O. Box 309

Ugland House

George Town, Grand Cayman

Cayman Island, British West Indies

FondElec General Partner, L.P. (“FondElec”) is a limited partnership organized for the purpose of acting as the general partner of the Latin America Energy and Electricity Fund I, L.P.

Allegheny Ventures, Inc., the non-utility subsidiary of Allegheny Energy, Inc. owns a 4.145% interest in FondElec.

(b)	Due to the severe economic conditions in Latin America, Allegheny Ventures, Inc. determined that the carrying amount of its investment may not be recoverable. Therefore, in accordance with SFAS No. 144, the impaired investment was written off in December 2002. Thus, Allegheny Ventures, Inc., shows investment to be $0 in FondElec, as of December 31, 2003 and Undistributed Earnings of FondElec as being $0, as of December 31, 2003.
(c)	Not applicable.
(d)	None.

PART II

Latin America Energy and Electricity Fund I, L.P. is an investment on the books of Allegheny Ventures, Inc.

FondElec is an investment on the books of Allegheny Ventures, Inc.

ITEM 9.    EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES

PART III

The registered holding company’s (Allegheny Energy, Inc.) investment in foreign utility companies as of December 31, 2003 is as follows:

($000’s)
Latin America Energy and Electricity Fund I, L.P.	0
FondElec General Partner, L.P.	0

Total Investment:	$0

The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary companies is as follows:

($000’s)
Monongahela Power Company (MP)	$526,093
The Potomac Edison Company (PE)	406,035
West Penn Power Company (WPP)	528,302

Total Investment in domestic public utility subsidiary companies:	$1,460,430

Ratio of investment in foreign utility companies to total invested by Allegheny Energy, Inc. in domestic public utility subsidiary companies:

Latin America Energy and Electricity Fund I, L.P.	0.00%
FondElec General Partner, L.P.	0.00%

Total Percentage:	0.00%

ITEM 10.    EXHIBIT B

CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS OF EQUITY SECURITIES OF SYSTEM COMPANIES

INCORPORATED BY REFERENCE

ACADIA BAY ENERGY COMPANY, LLC
3.1	Certificate of Formation, dated May 22, 1996	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated December 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To First Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

AFN FINANCE COMPANY NO. 2, LLC
3.1	Certificate of Formation, dated May 31, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated May 31, 2001	Form U5S, 2001, exh. 3.2

ALLEGHENY CAPITAL TRUST I
3.1	Certificate of Trust, filed July 17, 2003	Form U5S, 2002, exh. 3.1
3.2	Declaration of Trust, dated July 17, 2003
3.2(a)	Amended and Restated Declaration of Trust, dated July 24, 2003

ALLEGHENY CAPITAL TRUST II
3.1	Certificate of Trust, filed January 31, 2002	Form S-3 of Allegheny Capital Trust II (333-82176-02), February 5, 2002, exh. 4.20
3.2	Declaration of Trust, dated January 31, 2002	Form S-3 of Allegheny Capital Trust II (333-82176-02), February 5, 2002, exh. 4.21

ALLEGHENY CAPITAL TRUST III
3.1	Certificate of Trust, filed January 31, 2002	Form S-3 of Allegheny Capital Trust III (333-82176-01), February 5, 2002, exh. 4.23
3.2	Declaration of Trust, dated January 31, 2002	Form S-3 of Allegheny Capital Trust III (333-82176-01), February 5, 2002, exh. 4.24

ALLEGHENY COMMUNICATIONS CONNECT, INC.
3.1	Certificate of Incorporation, dated April 11, 1996	Form U5S, 1999, exh. 3.1
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF OHIO, LLC
3.1	Articles of Organization, filed February 6, 2001	Form U5S, 2001, exh. 3.1

ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC
3.1	Certificate of Organization, filed November 8, 2000	Form U5S, 2000, exh. 3.1
3.2	Operating Agreement, dated December 31, 2000	Form U5S, 2000, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF VIRGINIA, INC.
3.1	Articles of Incorporation, dated March 3, 2000	Form U5S, 2000, exh. 3.1
3.2	By-Laws	Form U5S, 2000, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF WEST VIRGINIA, LLC
3.1	Articles of Organization, filed March 9, 2001	Form U5S, 2001, exh. 3.1

ALLEGHENY ENERGY CAPITAL TRUST I
3.1	Certificate of Trust, filed January 31, 2002	Form S-3 of Allegheny Capital Trust I (333-82176-03), February 5, 2002, exh. 4.17
3.1(a)	Certificate of Amendment, filed July 17, 2003
3.2	Declaration of Trust, dated January 31, 2002	Form S-3 of Allegheny Capital Trust I (333-82176-03), February 5, 2002, exh. 4.18

ALLEGHENY ENERGY, INC.
3.1	Charter, as amended September 16, 1997	Form 10-K of the Company (1-267), December 31, 1997, exh. 3.1
3.1(a)	Articles Supplementary, dated July 15, 1999 and filed July 20, 1999	Form 8-K of the Company (1-267), July 20, 1999, exh. 3.1
3.1(b)	Articles of Amendment, dated March 18, 2003	Form U5S, 2002, exh. 3.1(b)
3.2	By-Laws, as amended to November 14, 2003	Form U5S, 2002, exh. 3.2

ALLEGHENY ENERGY SERVICE CORPORATION
3.1	Charter, effective November 22, 1963	Form U5S, 1964, exh. B-2
3.1(a)	Articles of Amendment, dated July 16, 1999	Form U5S, 2002, exh. 3.1(a)
3.2	By-Laws, as amended to November 14, 2003	Form U5S, 2002, exh. 3.2

ALLEGHENY ENERGY SOLUTIONS, INC.
3.1	Certificate of Incorporation, dated July 22, 1997	Form U5S, 1999, exh. 3.1
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

ALLEGHENY ENERGY SUPPLY CAPITAL, LLC
3.1	Certificate of Formation, dated April 11, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement dated April 12, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY CAPITAL MIDWEST, LLC
3.1	Certificate of Formation, dated February 26, 2002	Form U5S, 2002, exh. 3.1
3.1(a)	Certificate of Merger, dated December 22, 2003	Form U5S, 2002, exh. 3.1(a)
3.2	Limited Liability Company Agreement, dated February 26, 2002	Form U5S, 2002, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY COMPANY, LLC
3.1	Certificate of Formation, dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	Third Amended And Restated Limited Liability Company Agreement, dated November 18, 1999	Form U5S, 1999, exh. 3.2
3.2(a)	Fourth Amended And Restated Limited Liability Company Agreement, dated June 29, 2001	Form U5S, 2002, exh. 3.2(a)
3.2(b)	Fifth Amended And Restated Limited Liability Company Agreement, dated September 4, 2003	Form U5S, 2002, exh. 3.2(b)

ALLEGHENY ENERGY SUPPLY CONEMAUGH FUELS, LLC
3.1	Certificate of Formation, dated November 8, 2002	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, dated November 8, 2002	Form U5S, 2002, exh. 3.2

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC
3.1	Certificate of Formation, dated December 22, 2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement, dated December 22, 2000	Form U5S, 2000, exh. 3.2
3.2(a)	First Amended And Restated Limited Liability Company Agreement, dated June 30, 2001	Form U5S, 2002, exh. 3.2(a)
3.2(b)	First Amendment To First Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(b)

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC
3.1	Certificate of Formation, dated October 11, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated October 11, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY GLEASON GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	Second Amended And Restated Limited Liability Company Agreement, dated August 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC
3.1	Certificate of Formation, dated July 27, 2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement, dated July 27, 2000	Form U5S, 2000, exh. 3.2

ALLEGHENY ENERGY SUPPLY LINCOLN GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated May 4, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	Second Amended And Restated Limited Liability Company Agreement, dated May 14, 2002	Form U5S, 2002, exh. 3.2(a)
3.2(b)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(b)

ALLEGHENY ENERGY SUPPLY UNITS 3, 4 & 5, LLC
3.1	Certificate of Formation, dated March 13, 2003	Form U5S, 2002, exh. 3.1

ALLEGHENY ENERGY SUPPLY WHEATLAND GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	Second Amended And Restated Limited Liability Company Agreement, dated August 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

ALLEGHENY GENERATING COMPANY
3.1(a)	Charter, as amended	Form 10, 1986, exh. 3.1
3.1(b)	Certificate of Amendment to Charter, effective July 14, 1989	Form 10-Q (0-14688), June 1989, exh. (a)
3.2	By-Laws, as amended, effective December 23, 1996	Form 10-K of the Company (0-14688), December 31, 1996
ALLEGHENY PITTSBURGH COAL COMPANY
3.1	Charter, effective October 1, 1918	Form U5B, File 30-75, exh. B-2
3.1(a)	Amendment to Charter, effective October 5, 1918	Form U5B, File 30-75, exh. B-2
3.1(b)	Amendment to Charter, effective January 21, 1956	Form U5S, 1964, exh. B-7
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-1

ALLEGHENY TRADING FINANCE COMPANY
3.1	Certificate of Incorporation, dated October 16, 2002	Form U5S, 2002, exh. 3.1
3.1(a)	Certificate of Conversion From A Corporation To A Limited Liability Company, filed September 16, 2003	Form U5S, 2002, exh. 3.1(a)
3.2	By-Laws	Form U5S, 2002, exh. 3.2

ALLEGHENY TRADING FINANCE COMPANY, LLC
3.1	Certificate of Formation, dated September 16, 2003	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, dated September 16, 2003	Form U5S, 2002, exh. 3.2

ALLEGHENY VENTURES, INC.
3.1	Certificate of Formation, dated Au.gust 18, 1994	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment, dated September 24, 1999	Form U5S, 2000, exh. 3.1(a)
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 2000, exh. 3.2

ALLIANCE GAS SERVICES HOLDINGS, LLC
3.1	Articles of Organization, dated March 1, 2002	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, effective March 1, 2002	Form U5S, 2002, exh. 3.2
3.2(a)	Amendment No. 1 to The Limited Liability Company Agreement, effective March 1, 2002	Form U5S, 2002, exh. 3.2(a)

AYP ENERGY, INC.
3.1	Certificate of Incorporation, dated January 31, 1996	Form U5S, 1999, exh. 3.1
3.1(a)	Amendment to Certificate of Incorporation, dated May 14, 1996	Form U5S, 1999, exh. 3.1(a)
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

BUCHANAN ENERGY COMPANY OF VIRGINIA, LLC
3.1	Articles of Organization, dated February 25, 2002	Form U5S, 2002, exh. 3.1
3.1(a)	Amended Articles of Organization, dated March 25, 2002	Form U5S, 2002, exh. 3.1(a)

3.2	Limited Liability Company Agreement, dated March 26, 2002	Form U5S, 2002, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

BUCHANAN GENERATION, LLC
3.1	Articles of Organization, dated January 15, 2002	Form U5S, 2002, exh. 3.1
3.2	Operating Agreement, dated April, 2002	Form U5S, 2002, exh. 3.2

ENERGY FINANCING COMPANY, L.L.C.
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2002, exh. 3.1
3.1(a)	Certificate of Merger, dated September 30, 2003	Form U5S, 2002, exh. 3.1(a)
3.2	Second Amended And Restated Limited Liability Company Agreement, dated July 19, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

GREEN VALLEY HYDRO, LLC
3.1	Articles of Organization, dated May 23, 2001	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated June 1, 2001	Form U5S, 2001, exh. 3.2

LAKE ACQUISITION COMPANY, L.L.C.
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2002, exh. 3.1
3.2	Third Amended And Restated Limited Liability Company Agreement, dated May 1, 2002	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Third Amended And Restated Limited Liability Company Agreement, dated December 31, 2002	Form U5S, 2002, exh. 3.2(a)

MABCO STEAM COMPANY, LLC
3.1	Certificate of Formation, dated October 12, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated October 31, 2001	Form U5S, 2001, exh. 3.2

MONONGAHELA POWER COMPANY
3.1	Charter, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(i)
3.2	Code of Regulations, as amended April 14, 2003	Form U5S, 2002, exh. 3.2

MOUNTAINEER GAS COMPANY
3.1	Agreement of Incorporation, dated April 18, 1957	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment of Certificate of Incorporation, dated August 10, 1970	Form U5S, 2000, exh. 3.1(a)
3.1(b)	Certificate of Amendment of Certificate of Incorporation, dated March 17, 1971	Form U5S, 2000, exh. 3.1(b)
3.1(c)	Articles of Amendment to Articles of Incorporation, dated June 21, 1984	Form U5S, 2000, exh. 3.1(c)
3.2	By-Laws	Form U5S, 2000, exh. 3.2

MOUNTAINEER GAS SERVICES, INC.
3.1	Articles of Incorporation, dated November 19, 1992	Form U5S, 2000, exh. 3.1
3.2	Amended And Restated By-Laws, dated December 9, 1993	Form U5S, 2000, exh. 3.2

NYC ENERGY LLC
3.1	Certificate of Formation, dated June 1, 1998	Form U5S, 2002, exh. 3.1
3.2	Joint Development Agreement, dated November 14, 2001	Form U5S, 2002, exh. 3.2

ODYSSEY COMMUNICATIONS, LLC
3.1	Certificate of Organization, dated September 7, 1998	Form U5S, 2001, exh. 3.1
3.2	Amended And Restated Operating Agreement, dated September 29, 2000	Form U5S, 2001, exh. 3.2

THE POTOMAC EDISON COMPANY
3.1	Charter, as amended	Form 8-K of the Company (1-3376-2), April 27, 2000, exh. (a)(3)(i)
3.2	By-Laws	Form 10-Q of the Company (1-3376-2), September 1995, exh. (a)(3)(ii)
THE WEST VIRGINIA POWER & TRANSMISSION COMPANY
3.1	Charter, effective April 3, 1912 and Amendments to March 22, 1934	Form U5B, File 30-75, exh. B-38
3.1(a)	Amendment to Charter, effective January 28, 1956	Form U5S, 1964, exh. B-10
3.1(b)	Amendment to Charter, effective February 7, 1961	Form U5S, 1964, exh. B-11
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-2

UTILITY ASSOCIATES, INC.
3.1	Articles of Incorporation, dated September 20, 2000	Form U5S, 2001, exh. 3.1
3.2	By-Laws	Form U5S, 2001, exh. 3.2

WEST PENN FUNDING CORPORATION
3.1	Certificate of Incorporation, dated October 20, 1999	Form U5S, 1999, exh. 3.1
3.2	By-Laws	Form U5S, 1999, exh. 3.2

WEST PENN FUNDING LLC
3.1	Certificate of Formation, dated May 26, 1999	Form U5S, 1999, exh. 3.1
3.2	Amended And Restated Limited Liability Company Agreement, dated November 3, 1999	Form U5S, 1999, exh. 3.2

WEST PENN FUNDING, LLC — WEST
3.1	Certificate of Formation, dated May 28, 2002	Form U5S, 2002, exh. 3.1
3.2	Limited Liability Company Agreement, dated May 28, 2002	Form U5S, 2002, exh. 3.2

WEST PENN POWER COMPANY
3.1	Charter, as amended, July 16, 1999	Form 10-Q of the Company (1-255-2), June 30, 1999, exh. (a)(3)(i)
3.2	By-Laws, as amended	Form 10-Q of the Company (1-255-2), September 1995, exh. (a)(3)(ii)

WEST PENN TRANSFERRING AGENT LLC
3.1	Certificate of Organization, dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated November 17, 1999	Form U5S, 1999, exh. 3.2

WEST PENN WEST VIRGINIA WATER POWER COMPANY
3.1	Charter, effective January 25, 1924	Form U5B, File 30-75, exh. B-39
3.1(a)	Amendment to Charter, effective January 21, 1956	Form U5S, 1964, exh. B-12
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-3

ITEM 10.    EXHIBIT C

	Monongahela Power Company Documents	Incorporation by Reference

4.1	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders.*

S 2-5819, exh. 7(f)

S 2-8881, exh. 7(b)

S 2-10548, exh. 4(b)

S 2-14763, exh. 2(b)(i);

Forms 8-K of the Company (1-268-2), dated July 15, 1992, September 1, 1992, May 23, 1995, November 14, 1997, and October 2, 2001

4.2	Indenture, dated as of May 15, 1995, between Monongahela Power Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 21, 1995, exh. 4(a)

* There are omitted Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	The Potomac Edison Company Documents	Incorporation by Reference

4.1	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of the Company defining rights of security holders*	S 2-5473, exh. 7(b); Form S-3, 33-51305, exh. 4(d) Forms 8-K of the Company (1-3376-2), dated December 15, 1992, February 17, 1993, June 22, 1994, May 12, 1995, May 17, 1995 and November 14, 1997

4.2	Indenture, dated as of May 31, 1995, between The Potomac Edison Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 30, 1995, exh. 4(a)

* There are omitted Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	Allegheny Generating Company Documents	Incorporation by Reference

4.1	Indenture, dated as of December 1, 1986, and Supplemental Indenture, dated as of December 15, 1988 of the Company defining rights of security holders	Form 8-K of the Company (0-14688), December 1986, exh. 4(A) and December 1988, exh. 4.1

	West Penn Power Company Documents	Incorporation by Reference

4.1	Indenture, dated as of May 15, 1995, between West Penn Power Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 15, 1995, exh. 4(a)

	Allegheny Energy Supply Company, LLC Documents	Incorporation by Reference

4.1	Indenture dated as of March 15, 2001, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form S-4 of the Company (333-72498), October 30, 2001, exh. 4.2

4.2	Indenture, dated as of April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.5

4.3	First Supplemental Indenture, dated as of April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.6

4.4	Amended and Restated Indenture, dated as of February 21, 2003, between Allegheny Energy Supply Company, LLC and Law Debenture Trust Company of New York, as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.1

10.1	Intercreditor Agreement, dated as of February 21, 2003, among Citibank, N.A., The Bank of Nova Scotia, Law Debenture Trust Company of New York, Allegheny Energy, Inc., and Allegheny Energy Supply Company, LLC	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 10.5

10.2	Waiver, Assumption and Supplemental Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, and Law Debenture Trust Company of New York	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 10.7

	West Penn Funding LLC Documents	Incorporation by Reference

4.1	Indenture, dated November 16, 1999, between the Company and Bankers Trust Company	Form 10-K of the Company (333-79619), December 31, 1999, exh. 4.1

4.2	Series Supplement, dated November 16, 1999, between the Company and Bankers Trust Company	Form 10-K of the Company (333-79619), December 31, 1999, exh. 4.2

4.3	Form of Transition Bonds	Registration Statement No. 333-79619, exh. 4.4

ITEM 10.    FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements are filed in Appendix 1.

EXHIBITS

EXHIBIT A    Financial Statements incorporated herein by reference are as follows:

The financial statements of Allegheny Energy, Inc., Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, Allegheny Energy Supply Company, LLC, Allegheny Generating Company, and their subsidiaries, listed under ITEM 8 of their combined Annual Report on Form 10-K for the year ended December 31, 2003, together with the reports of PricewaterhouseCoopers LLP with respect thereto, Allegheny Energy, Inc., Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, Allegheny Generating Company, and Allegheny Energy Supply Company, LLC, dated March 11, 2004, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K. The financial statements of West Penn Funding LLC, listed under ITEM 8 of its Annual Report on Form 10-K for the year ended December 31, 2003, together with the reports of PricewaterhouseCoopers LLP with respect thereto, West Penn Funding LLC, dated March 11, 2004, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K.

*******************************************

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2003 filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated March 10, 2004 related to the consolidated financial statements of Allegheny Energy, Inc., Allegheny Energy Supply Company, LLC, Allegheny Generating Company, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, which are incorporated by reference from the Annual Report on Form 10-K of Allegheny Energy, Inc. for the year ended December 31, 2003. We also consent to the incorporation by reference in this Annual Report on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2003 filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated March 10, 2004 related to the consolidated financial statements of West Penn Funding LLC, which is incorporated by reference from the Annual Report on Form 10-K of West Penn Funding LLC, for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

April 27, 2004

EXHIBIT B	Constituent instruments defining the rights of holders of equity securities of system companies are filed herewith or are incorporated herein by reference in ITEM 10 EXHIBIT B.
EXHIBIT C	Constituent instruments defining the rights of holders of debt securities of System companies are incorporated herein by reference as listed in ITEM 10 EXHIBIT C.
EXHIBIT D	Tax Allocation Agreement (Incorporated by reference to Allegheny Energy’s Form U5S for the year ended December 31, 2002)
EXHIBIT E	None
EXHIBIT F	None
EXHIBIT G	Organizational Chart
EXHIBIT H	Most recently available audited balance sheet, income statement and cash flows statement of Allegheny Energy Supply Hunlock Creek, LLC, Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC, and Acadia Bay Energy Company, LLC.

SIGNATURE

The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

ALLEGHENY ENERGY, INC.

By	/s/ JEFFREY D. SERKES
Jeffrey D. Serkes Senior Vice President and Chief Financial Officer Allegheny Energy, Inc.

Dated:    April 29, 2004

Appendix 1

Consolidating and other Financial Statements

(See index on pages 1, 2 and 3)

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1—Consolidating and Other Financial Statements

Consolidating Statements

	Allegheny Energy, Inc. and Subsidiary Companies	Monongahela Power Company and Subsidiary Companies	Mountaineer Gas Company and Subsidiary Companies	The Potomac Edison Company and Subsidiary Company	West Penn Power Company and Subsidiary Companies	West Penn Funding Corporation and Subsidiary Company
Balance Sheets
December 31, 2003	A - 1, 2	B-1, 2	C-1, 2	D-1, 2	E-1, 2	F-1, 2
Statements of Operations
Year ended December 31, 2003	A-3	B-3	C-3	D-3	E-3	F-3
Statements of Retained Earnings and Other Paid-in-Capital
Year ended December 31, 2003	A-4	B-4	C-4	D-4	E-4	F-4
Statements of Members Equity
Year ended December 31, 2003	A-4	—	—	D-4	E-4	F-4
Statements of Cash Flows
Year ended December 31, 2003	A-5	B-5	C-5	D-5	E-5	F-5
Long-term Debt December 31, 2003	A-6, 7, 8, 9, 10

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1—Consolidating and Other Financial Statements

Consolidating Statements

	West Virginia Power and Transmission Company and Subsidiary Companies	Allegheny Energy Supply Company, LLC and Subsidiary Companies	Allegheny Energy Supply Conemaugh, LLC and Subsidiary Companies	Allegheny Energy Supply Development Services, LLC and Subsidiary Companies
Balance Sheets
December 31, 2003	G-1, 2	H-1, 2	I-1, 2	J-1, 2
Statements of Operations
Year ended December 31, 2003	G-3	H-3	I-3	J-3
Statements of Retained Earnings and Other Paid-in-Capital
Year ended December 31, 2003	G-4	H-4	I-4	J-4
Statements of Members Equity
Year ended December 31, 2003	G-4	H-4	I-4	J-4
Statements of Cash Flows
Year ended December 31, 2003	G-5	H-5	I-5	J-5

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1—Consolidating and Other Financial Statements

	Consolidating Statements		Other Statements
	Allegheny Ventures, Inc. and Subsidiary Companies	Allegheny Communications Connect Inc. and Subsidiary Companies	Indiana— Kentucky Electric Corporation	Ohio Valley Electric Corporation
Balance Sheets
December 31, 2003	K-1, 2	L-1, 2	M-1, 2	N-1, 2
Statements of Operations
Year ended December 31, 2003	K-3	L-3	M-3	N-3
Statements of Retained Earnings and Other Paid-in-Capital
Year ended December 31, 2003	K-4	L-4	—	—
Statements of Members Equity
Year ended December 31, 2003	—	L-4	—	—
Statements of Cash Flows
Year ended December 31, 2003	K-5	L-5	M-4	N-4

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
				(from pg B-1)	(Carried to Pg A-1a)
ASSETS
Current assets:
Cash and temporary cash investments	101,516	0	0	43,971	145,487
Accounts receivable:
Billed:
Customer	0	0	41	58,991	59,032
Energy trading and other	0	49	3,442	6,202	9,693
Unbilled	0	0	0	59,483	59,483
Affiliates, net	0	0	170,498	0	170,498
Allowance for uncollectible accounts	0	0	(9)	(4,955)	(4,964)
Notes receivable	3,910	0	0	0	3,910
Materials and supplies—at average cost:
Operating and construction	0	0	0	18,722	18,722
Fuel	0	0	0	60,303	60,303
Deferred income taxes	0	0	5,148	0	5,148
Taxes receivable—nonaffiliated	0	18	0	0	18
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	0	0	0	24,227	24,227
Regulatory assets	0	0	0	33,351	33,351
Restricted funds	0	0	0	0	0
Other current assets	127	0	1,558	8,582	10,267

Total Current Assets	105,553	67	180,678	308,877	595,175

Property, plant and equipment:
In service, at original cost	0	0	16,725	2,585,004	2,601,729
Accumulated depreciation	0	0	(5,195)	(1,024,285)	(1,029,480)

Subtotal	0	0	11,530	1,560,719	1,572,249
Construction work in progress	0	0	0	34,940	34,940

Net Property, Plant and Equipment	0	0	11,530	1,595,659	1,607,189

Investments and other assets:
Securities of subsidiaries consolidated	2,360,100	0	0	42,634	2,402,734
Benefit plans’ investments	0	0	0	0	0
Unregulated investments	1,250	16,107	0	0	17,357
Intangible assets	0	0	41,710	0	41,710
Other assets	0	0	650	10,319	10,969

Total Investments and Other Assets	2,361,350	16,107	42,360	52,953	2,472,770

Deferred charges:
Regulatory assets	0	0	0	102,705	102,705
Deferred income taxes	23,817	46	95,985	0	119,848
Unamortized debt issuance expense	0	0	0	0	0
Other deferred charges	15,217	0	14,484	12,876	42,577

Total Deferred Charges	39,034	46	110,469	115,581	265,130

Total Assets	2,505,937	16,220	345,037	2,073,070	4,940,264

A - 1a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-1)	(from pg D-1)	(from pg E-1a)	(from pg H-1e)	(Carried to Pg A-1b)
ASSETS
Current assets:
Cash and temporary cash investments	145,487	31,790	69,453	251,216	497,946
Accounts receivable:
Billed:
Customer	59,032	49,157	71,793	0	179,982
Energy trading and other	9,693	6,358	4,334	69,457	89,842
Unbilled	59,483	45,099	68,310	2,663	175,555
Affiliates, net	170,498	0	0	0	170,498
Allowance for uncollectible accounts	(4,964)	(2,590)	(10,985)	(2,903)	(21,442)
Notes receivable	3,910	0	0	0	3,910
Materials and supplies—at average cost:
Operating and construction	18,722	13,143	16,184	54,791	102,840
Fuel	60,303	0	0	37,794	98,097
Deferred income taxes	5,148	3,596	9,723	15,317	33,784
Commodity contracts	0	0	0	31,640	31,640
Taxes receivable—nonaffiliated	18	11,607	0	1,183	12,808
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	24,227	5,102	0	16,938	46,267
Regulatory assets	33,351	0	35,314	0	68,665
Restricted funds	0	0	13,369	107,504	120,873
Other current assets	10,267	5,691	4,108	11,081	31,147

Total Current Assets	595,175	168,953	281,603	596,681	1,642,412

Property, plant and equipment:
In service, at original cost	2,601,729	1,508,376	1,769,378	5,750,217	11,629,700
Accumulated depreciation	(1,029,480)	(445,303)	(690,025)	(2,200,197)	(4,365,005)

Subtotal	1,572,249	1,063,073	1,079,353	3,550,020	7,264,695
Construction work in progress	34,940	21,865	22,183	68,276	147,264

Net Property, Plant and Equipment	1,607,189	1,084,938	1,101,536	3,618,296	7,411,959

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	0	0	0	367,287	367,287
Securities of subsidiaries consolidated	2,402,734	0	0	0	2,402,734
Benefit plans’ investments	0	0	0	0	0
Unregulated investments	17,357	0	0	27,038	44,395
Intangible assets	41,710	0	0	0	41,710
Other assets	10,969	9,119	6,563	18,025	44,676

Total Investments and Other Assets	2,472,770	9,119	6,563	412,350	2,900,802

Deferred charges:
Regulatory assets	102,705	68,392	397,517	9,076	577,690
Deferred income taxes	119,848	0	0	0	119,848
Commodity contracts	0	0	0	5,536	5,536
Unamortized debt issuance expense	0	0	1,831	0	1,831
Other deferred charges	42,577	10,322	6,286	65,543	124,728

Total Deferred Charges	265,130	78,714	405,634	80,155	829,633

Total Assets	4,940,264	1,341,724	1,795,336	4,707,482	12,784,806

A - 1b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures, Inc. Consolidated	Subtotal
	(from pg A-1a)		(from pg K-1a)	(Carried to Pg A-1c)
ASSETS
Current assets:
Cash and temporary cash investments	497,946	139	30,527	528,612
Accounts receivable:
Billed:
Customer	179,982	0	23,819	203,801
Energy trading and other	89,842	0	4,927	94,769
Unbilled	175,555	0	0	175,555
Affiliates, net	170,498	0	0	170,498
Allowance for uncollectible accounts	(21,442)	0	(7,888)	(29,330)
Notes receivable	3,910	0	0	3,910
Materials and supplies—at average cost:
Operating and construction	102,840	0	6,812	109,652
Fuel	98,097	0	0	98,097
Deferred income taxes	33,784	0	3,086	36,870
Commodity contracts	31,640	0	0	31,640
Taxes receivable—nonaffiliated	12,808	224	6,404	19,436
Taxes receivable—affiliated	0	0	0	0
Prepaid taxes	46,267	0	137	46,404
Regulatory assets	68,665	0	0	68,665
Restricted funds	120,873	0	0	120,873
Other current assets	31,147	0	40	31,187

Total Current Assets	1,642,412	363	67,864	1,710,639

Property, plant and equipment:
In service, at original cost	11,629,700	2,174	41,387	11,673,261
Accumulated depreciation	(4,365,005)	0	(6,415)	(4,371,420)

Subtotal	7,264,695	2,174	34,972	7,301,841
Construction work in progress	147,264	0	1,969	149,233

Net Property, Plant and Equipment	7,411,959	2,174	36,941	7,451,074

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	367,287
Securities of subsidiaries consolidated	2,402,734	0	0	2,402,734
Benefit plans’ investments	0	0	0	0
Unregulated investments	44,395	0	7,084	51,479
Intangible assets	41,710	0	0	41,710
Other assets	44,676	0	331	45,007

Total Investments and Other Assets	2,900,802	0	7,415	2,908,217

Deferred charges:
Regulatory assets	577,690	0	0	577,690
Deferred income taxes	119,848	997	19,485	140,330
Commodity contracts	5,536	0	0	5,536
Unamortized debt issuance expense	1,831	0	0	1,831
Other deferred charges	124,728	0	352	125,080

Total Deferred Charges	829,633	997	19,837	850,467

Total Assets	12,784,806	3,534	132,057	12,920,397

A - 1c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	Green Valley Hydro, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-1b)
ASSETS
Current assets:
Cash and temporary cash investments	528,612	0	528,612	0	528,612
Accounts receivable:
Billed:
Customer	203,801	0	203,801	0	203,801
Energy trading and other	94,769	0	94,769	0	94,769
Unbilled	175,555	0	175,555	(1)	175,554
Affiliates, net	170,498	0	170,498	(170,498)	0
Allowance for uncollectible accounts	(29,330)	0	(29,330)	1	(29,329)
Notes receivable	3,910	0	3,910	(3,910)	0
Materials and supplies—at average cost:
Operating and construction	109,652	0	109,652	(1)	109,651
Fuel	98,097	0	98,097	0	98,097
Deferred income taxes	36,870	0	36,870	7,740	44,610
Commodity contracts	31,640	0	31,640	(7,250)	24,390
				0
Taxes receivable—nonaffiliated	19,436	0	19,436	(19,436)	0
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	46,404	0	46,404	1	46,405
Regulatory assets	68,665	0	68,665	0	68,665
Restricted funds	120,873	0	120,873	0	120,873
Other current assets	31,187	0	31,187	(1)	31,186

Total Current Assets	1,710,639	0	1,710,639	(193,355)	1,517,284

Property, plant and equipment:
In service, at original cost	11,673,261	8,900	11,682,161	1	11,682,162
Accumulated depreciation	(4,371,420)	(6,497)	(4,377,917)	0	(4,377,917)

Subtotal	7,301,841	2,403	7,304,244	1	7,304,245
Construction work in progress	149,233	0	149,233	(1)	149,232

Net Property, Plant and Equipment	7,451,074	2,403	7,453,477	0	7,453,477

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	367,287	0	367,287
Securities of subsidiaries consolidated	2,402,734	0	2,402,734	(2,402,734)	0
Benefit plans' investments	0	0	0	0	0
Unregulated investments	51,479	0	51,479	0	51,479
Intangible assets	41,710	0	41,710	0	41,710
Other assets	45,007	0	45,007	0	45,007

Total Investments and Other Assets	2,908,217	0	2,908,217	(2,402,734)	505,483

Deferred charges:
Regulatory assets	577,690	0	577,690	1	577,691
Deferred income taxes	140,330	0	140,330	(140,330)	0
Commodity contracts	5,536	0	5,536	0	5,536
Unamortized debt issuance expense	1,831	0	1,831	0	1,831
Other deferred charges	125,080	0	125,080	(14,486)	110,594

Total Deferred Charges	850,467	0	850,467	(154,815)	695,652

Total Assets	12,920,397	2,403	12,922,800	(2,750,904)	10,171,896

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
				(from pg B-2)	(Carried to Pg A-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	0	0	0	53,610	53,610
Long-term debt due within 1 year	33,780	0	0	3,348	37,128
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	1,055	0	33,314	57,517	91,886
Accounts payable to affiliates, net	7,543	487	0	28,561	36,591
Deferred income taxes	0	0	0	14,712	14,712
Taxes accrued:
Federal and state income	22,434	0	2,583	5,282	30,299
Other	0	0	609	38,698	39,307
Taxes payable to affiliates	0	0	0	0	0
Deferred power	0	0	0	0	0
Derivative instruments	0	0	0	0	0
Interest accrued	11,172	0	0	12,169	23,341
Other current liabilities	0	0	40,070	19,522	59,592

Total Current Liabilities	75,984	487	76,576	233,419	386,466

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	529,547	0	0	715,501	1,245,048
Long-term notes and advances—affiliated	291,811	0	0	0	291,811
Deferred credits and other liabilities:
Unamortized investment credit	0	0	0	4,738	4,738
Payables to affiliates	0	0	0	14,484	14,484
Non-current income taxes payable	0	0	0	45,671	45,671
Deferred income taxes	0	0	0	192,161	192,161
Obligations under capital leases	0	0	2,317	12,221	14,538
Deferred power	0	0	0	0	0
Regulatory liabilities	0	0	0	233,989	233,989
Other	632	0	343,720	33,427	377,779

Total Deferred Credits and Other Liabilities	632	0	346,037	536,691	883,360

Preferred stock of subsidiary	0	0	0	74,000	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	158,761	0	0	0	158,761
Other paid-in capital	1,447,830	0	13,888	110,492	1,572,210
Common stock of affiliated consolidated	0	0	50	294,550	294,600
Members equity	0	15,733	0	0	15,733
Retained earnings	2,810	0	0	108,333	111,143
Treasury stock	(1,438)	0	0	0	(1,438)
Accumulated other comprehensive loss	0	0	(91,514)	84	(91,430)

Total Stockholders’ Equity	1,607,963	15,733	(77,576)	513,459	2,059,579

Total Stockholders’ Equity and Liabilities	2,505,937	16,220	345,037	2,073,070	4,940,264

A - 2a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-2)	(from pg D-2)	(from pg E-2a)	(from pg H-2e)	(Carried to Pg A-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	53,610	0	0	0	53,610
Long-term debt due within 1 year	37,128	0	157,714	350,000	544,842
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	91,886	24,484	29,547	133,244	279,161
Accounts payable to affiliates, net	36,591	49,667	62,769	9,310	158,337
Notes payable to affiliates	0	0	0	0	0
Deferred income taxes	14,712	0	0	0	14,712
Taxes accrued:
Federal and state income	30,299	0	1,844	0	32,143
Other	39,307	10,143	15,349	22,912	87,711
Taxes payable to affiliates	0	0	0	0	0
Deferred power	0	2,229	0	0	2,229
Commodity contracts	0	0	0	41,486	41,486
Derivative instruments	0	0	0	0	0
Interest accrued	23,341	5,009	1,963	32,109	62,422
Adverse power purchase commitments	0	0	18,042	0	18,042
Other current liabilities	59,592	16,565	20,121	82,304	178,582

Total Current Liabilities	386,466	108,097	307,349	671,365	1,473,277

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	1,245,048	416,255	352,648	2,834,479	4,848,430
Long-term notes and advances—affiliated	291,811	0	0	0	291,811
Deferred credits and other liabilities:
Unamortized investment credit	4,738	7,599	18,055	59,434	89,826
Payables to affiliates	14,484	0	0	0	14,484
Non-current income taxes payable	45,671	57,561	45,431	17,923	166,586
Commodity contracts	0	0	0	61,125	61,125
Deferred income taxes	192,161	163,745	283,681	171,294	810,881
Obligations under capital leases	14,538	8,492	9,453	0	32,483
Deferred power	0	0	0	0	0
Adverse power purchase commitments	0	0	218,105	0	218,105
Regulatory liabilities	233,989	163,042	13,675	25,412	436,118
Other	377,779	10,835	18,257	55,009	461,880

Total Deferred Credits and Other Liabilities	883,360	411,274	606,657	390,197	2,291,488

Minority interest	0	0	0	42,669	42,669
Preferred stock of subsidiary	74,000	0	0	0	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	158,761	0	0	0	158,761
Other paid-in capital	1,572,210	221,144	248,407	0	2,041,761
Common stock of affiliated consolidated	294,600	224	65,842	0	360,666
Members equity	15,733	0	0	769,630	785,363
Retained earnings	111,143	184,730	214,349	0	510,222
Treasury stock	(1,438)	0	0	0	(1,438)
Accumulated other comprehensive loss	(91,430)	0	84	(858)	(92,204)

Total Stockholders’ Equity	2,059,579	406,098	528,682	768,772	3,763,131

Total Stockholders’ Equity and Liabilities	4,940,264	1,341,724	1,795,336	4,707,482	12,784,806

A - 2b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures, Inc. Consolidated	Subtotal
	(from pg A-2a)		(from pg K-2a)	(Carried to Pg A-2c)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	53,610	0	0	53,610
Long-term debt due within 1 year	544,842	0	0	544,842
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0
Accounts payable	279,161	0	2,336	281,497
Accounts payable to affiliates, net	158,337	67	11,969	170,373
Notes payable to affiliates	0	3,910	0	3,910
Deferred income taxes	14,712	0	0	14,712
Taxes accrued:
Federal and state income	32,143	0	0	32,143
Other	87,711	0	198	87,909
Taxes payable to affiliates	0	0	0	0
Deferred power	2,229	0	0	2,229
Commodity contracts	41,486	0	0	41,486
Derivative instruments	0	0	0	0
Interest accrued	62,422	0	0	62,422
Adverse power purchase commitments	18,042	0	0	18,042
Other current liabilities	178,582	0	98	178,680

Total Current Liabilities	1,473,277	3,977	14,601	1,491,855

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	4,848,430	0	0	4,848,430
Long-term notes and advances—affiliated	291,811	0	0	291,811
Deferred credits and other liabilities:
Unamortized investment credit	89,826	0	0	89,826
Payables to affiliates	14,484	0	0	14,484
Non-current income taxes payable	166,586	0	645	167,231
Commodity contracts	61,125	0	0	61,125
Deferred income taxes	810,881	0	0	810,881
Obligations under capital leases	32,483	0	0	32,483
Deferred power	0	0	0	0
Adverse power purchase commitments	218,105	0	0	218,105
Regulatory liabilities	436,118	0	0	436,118
Other	461,880	0	338	462,218

Total Deferred Credits and Other Liabilities	2,291,488	0	983	2,292,471

Minority interest	42,669	0	0	42,669
Preferred stock of subsidiary	74,000	0	0	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	158,761	0	0	158,761
Other paid-in capital	2,041,761	14,728	210,135	2,266,624
Common stock of affiliated consolidated	360,666	1	1	360,668
Members equity	785,363	0	0	785,363
Retained earnings	510,222	(15,172)	(93,663)	401,387
Treasury stock	(1,438)	0	0	(1,438)
Accumulated other comprehensive loss	(92,204)	0	0	(92,204)

Total Stockholders’ Equity	3,763,131	(443)	116,473	3,879,161

Total Stockholders’ Equity and Liabilities	12,784,806	3,534	132,057	12,920,397

A - 2c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	Green Valley Hydro, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(From pg A-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	53,610	0	53,610	0	53,610
Long-term debt due within 1 year	544,842	0	544,842	1	544,843
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	281,497	21	281,518	(4)	281,514
Accounts payable to affiliates, net	170,373	115	170,488	(170,488)	0
Notes payable to affiliates	3,910	0	3,910	(3,910)	0
Deferred income taxes	14,712	0	14,712	(14,712)	0
Taxes accrued:
Federal and state income	32,143	7	32,150	(21,833)	10,317
Other	87,909	0	87,909	1	87,910
Taxes payable to affiliates	0	0	0	0	0
Deferred power	2,229	0	2,229	0	2,229
Commodity contracts	41,486	0	41,486	0	41,486
Derivative instruments	0	0	0	0	0
Interest accrued	62,422	0	62,422	(1,592)	60,830
Adverse power purchase commitments	18,042	0	18,042	0	18,042
Other current liabilities	178,680	0	178,680	1,482	180,162

Total Current Liabilities	1,491,855	143	1,491,998	(211,055)	1,280,943

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	4,848,430	0	4,848,430	279,007	5,127,437
Long-term notes and advances—affiliated	291,811	0	291,811	(291,811)	0
Deferred credits and other liabilities:
Unamortized investment credit	89,826	0	89,826	0	89,826
Payables to affiliates	14,484	0	14,484	(14,484)	0
Non-current income taxes payable	167,231	0	167,231	(167,231)	0
Commodity contracts	61,125	0	61,125	0	61,125
Deferred income taxes	810,881	470	811,351	48,972	860,323
Obligations under capital leases	32,483	0	32,483	0	32,483
Deferred power	0	0	0	0	0
Adverse power purchase commitments	218,105	0	218,105	0	218,105
Regulatory liabilities	436,118	0	436,118	0	436,118
Other	462,218	0	462,218	2	462,220

Total Deferred Credits and Other Liabilities	2,292,471	470	2,292,941	(132,741)	2,160,200

Minority interest	42,669	0	42,669	(29,212)	13,457
Preferred stock of subsidiary	74,000	0	74,000	0	74,000
Stockholders’ equity
Common stock of Allegheny Energy, Inc.	158,761	0	158,761	0	158,761
Other paid-in capital	2,266,624	0	2,266,624	(818,794)	1,447,830
Common stock of affiliated consolidated	360,668	0	360,668	(360,668)	0
Members equity	785,363	1,790	787,153	(787,153)	0
Retained earnings	401,387	0	401,387	(398,477)	2,910
Treasury stock	(1,438)	0	(1,438)	0	(1,438)
Accumulated other comprehensive loss	(92,204)	0	(92,204)	0	(92,204)

Total Stockholders’ Equity	3,879,161	1,790	3,880,951	(2,365,092)	1,515,859

Total Stockholders’ Equity and Liabilities	12,920,397	2,403	12,922,800	(2,750,904)	10,171,896

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
				(from pg B-3)	(Carried to Pg A-3a)
Total operating revenues	0	0	637,731	987,696	1,625,427

Cost of revenues:
Fuel consumed for electric generation	0	0	0	135,055	135,055
Purchased energy and transmission	0	0	0	164,223	164,223
Natural gas purchases	0	0	0	203,513	203,513
Deferred energy costs, net	0	0	0	(33,913)	(33,913)
Other	0	0	3	0	3

Total cost of revenues	0	0	3	468,878	468,881

Net revenues	0	0	637,728	518,818	1,156,546

Other operating expenses:
Operation expense	13,568	2	603,428	276,368	893,366
Depreciation and amortization	197	0	959	73,702	74,858
Taxes other than income taxes	187	38	27,370	61,041	88,636

Total other operating expenses	13,952	40	631,757	411,111	1,056,860

Operating income (loss)	(13,952)	(40)	5,971	107,707	99,686

Other income (expenses), net	(287,460)	0	(104)	69,952	(217,612)
Interest charges and preferred dividends:
Interest on debt	57,260	0	160	53,059	110,479
Allowance for borrowed funds used during construction and interest capitalized	0	0	0	(965)	(965)
Dividends on preferred stock of subsidiaries	0	0	0	0	0

Total interest charges and preferred dividends	57,260	0	160	52,094	109,514

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(358,672)	(40)	5,707	125,565	(227,440)

Federal and state income tax expense (benefit)	(3,593)	(20)	5,707	44,416	46,510
Minority interest	0	0	0	0	0
Income (loss) before cumulative effect of accounting change, net	(355,079)	(20)	0	81,149	(273,950)

Cumulative effect of accounting change, net	0	0	0	(456)	(456)

Net income (loss)	(355,079)	(20)	0	80,693	(274,406)

A - 3a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-3)	(from pg D-3)	(from pg E-3a)	(from pg H-3e)	(Carried to Pg A-3b)
Total operating revenues	1,625,427	905,214	1,134,479	709,322	4,374,442

Cost of revenues:
Fuel consumed for electric generation	135,055	0	0	458,764	593,819
Purchased energy and transmission	164,223	642,730	674,961	106,555	1,588,469
Natural gas purchases	203,513	0	0	0	203,513
Deferred energy costs, net	(33,913)	(1,737)	0	0	(35,650)
Other	3	0	0	0	3

Total cost of revenues	468,881	640,993	674,961	565,319	2,350,154

Net revenues	1,156,546	264,221	459,518	144,003	2,024,288

Other operating expenses:
Operation expense	893,366	116,437	158,365	461,318	1,629,486
Depreciation and amortization	74,858	38,320	81,251	130,673	325,102
Taxes other than income taxes	88,636	38,214	67,311	57,630	251,791

Total other operating expenses	1,056,860	192,971	306,927	649,621	2,206,379

Operating income (loss)	99,686	71,250	152,591	(505,618)	(182,091)

Other income (expenses), net	(217,612)	21,053	19,901	1,768	(174,890)
Interest charges and preferred dividends:
Interest on debt	110,479	31,391	39,728	297,356	478,954
Allowance for borrowed funds used during construction and interest capitalized	(965)	(298)	(71)	(15,394)	(16,728)
Dividends on preferred stock of subsidiaries	0	0	0	0	0

Total interest charges and preferred dividends	109,514	31,093	39,657	281,962	462,226

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(227,440)	61,210	132,835	(785,812)	(819,207)

Federal and state income tax expense (benefit)	46,510	20,652	40,477	(319,711)	(212,072)
Minority interest	0	0	0	4,809	4,809

Income (loss) before cumulative effect of accounting change, net	(273,950)	40,558	92,358	(470,910)	(611,944)

Cumulative effect of accounting change, net	(456)	(79)	(690)	(19,533)	(20,758)

Net income (loss)	(274,406)	40,479	91,668	(490,443)	(632,702)

A - 3b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures, Inc. Consolidated	Subtotal
	(from pg A-3a)		(from pg K-3a)	(Carried to Pg A-3c)
Total operating revenues	4,374,442	0	42,624	4,417,066

Cost of revenues:
Fuel consumed for electric generation	593,819	0	0	593,819
Purchased energy and transmission	1,588,469	0	0	1,588,469
Natural gas purchases	203,513	0	14	203,527
Deferred energy costs, net	(35,650)	0	0	(35,650)
Other	3	0	33,768	33,771

Total cost of revenues	2,350,154	0	33,782	2,383,936

Net revenues	2,024,288	0	8,842	2,033,130

Other operating expenses:
Operation expense	1,629,486	64	12,978	1,642,528
Depreciation and amortization	325,102	0	2,673	327,775
Taxes other than income taxes	251,791	0	501	252,292

Total other operating expenses	2,206,379	64	16,152	2,222,595

Operating income (loss)	(182,091)	(64)	(7,310)	(189,465)

Other income (expenses), net	(174,890)	(159)	(2,084)	(177,133)
Interest charges and preferred dividends:
Interest on debt	478,954	43	3	479,000
Allowance for borrowed funds used during construction and interest capitalized	(16,728)	0	0	(16,728)
Dividends on preferred stock of subsidiaries	0	0	0	0

Total interest charges and preferred dividends	462,226	43	3	462,272

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(819,207)	(266)	(9,397)	(828,870)

Federal and state income tax expense (benefit)	(212,072)	(365)	(1,224)	(213,661)
Minority interest	4,809	0	0	4,809

Income (loss) before cumulative effect of accounting change, net	(611,944)	99	(8,173)	(620,018)

Cumulative effect of accounting change, net	(20,758)	0	(7)	(20,765)

Net income (loss)	(632,702)	99	(8,180)	(640,783)

A - 3c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Green Valley Hydro, LLC	Combined Totals
	(from pg A-3b)		(Carried to Pg A-3d)
Total operating revenues	4,417,066	725	4,417,791

Cost of revenues:
Fuel consumed for electric generation	593,819	0	593,819
Purchased energy and transmission	1,588,469	0	1,588,469
Natural gas purchases	203,527	0	203,527
Deferred energy costs, net	(35,650)	0	(35,650)
Other	33,771	0	33,771

Total cost of revenues	2,383,936	0	2,383,936

Net revenues	2,033,130	725	2,033,855

Other operating expenses:
Operation expense	1,642,528	512	1,643,040
Depreciation and amortization	327,775	118	327,893
Taxes other than income taxes	252,292	92	252,384

Total other operating expenses	2,222,595	722	2,223,317

Operating income (loss)	(189,465)	3	(189,462)

Other income (expenses), net	(177,133)	0	(177,133)
Interest charges and preferred dividends:
Interest on long-term debt and other interest	479,000	0	479,000
Allowance for borrowed funds used during construction and interest capitalized	(16,728)	0	(16,728)
Dividends on preferred stock of subsidiaries	0	0	0

Total interest charges and preferred dividends	462,272	0	462,272

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(828,870)	3	(828,867)

Federal and state income tax expense (benefit)	(213,661)	35	(213,626)
Minority interest	4,809	0	4,809

Income (loss) before cumulative effect of accounting change, net	(620,018)	(32)	(620,050)

Cumulative effect of accounting change, net	(20,765)	0	(20,765)

Net income (loss)	(640,783)	(32)	(640,815)

A - 3d

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Combined Totals	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-3c)
Total operating revenues	4,417,791	(1,945,359)	2,472,432

Cost of revenues:
Fuel consumed for electric generation	593,819	0	593,819
Purchased energy and transmission	1,588,469	(1,275,140)	313,329
Natural gas purchases	203,527	0	203,527
Deferred energy costs, net	(35,650)	0	(35,650)
Other	33,771	(200)	33,571

Total cost of revenues	2,383,936	(1,275,340)	1,108,596

Net revenues	2,033,855	(670,019)	1,363,836

Other operating expenses:
Operation expense	1,643,040	(632,668)	1,010,372
Depreciation and amortization	327,893	(958)	326,935
Taxes other than income taxes	252,384	(27,369)	225,015

Total other operating expenses	2,223,317	(660,995)	1,562,322

Operating income (loss)	(189,462)	(9,024)	(198,486)

Other income (expenses), net	(177,133)	283,548	106,415
Interest charges and preferred dividends:
Interest on debt	479,000	(1,002)	477,998
Allowance for borrowed funds used during construction and interest capitalized	(16,728)	0	(16,728)
Dividends on preferred stock of subsidiary	0	5,037	5,037

Total interest charges and preferred dividends	462,272	4,035	466,307

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(828,867)	270,489	(558,378)

Federal and state income tax expense (benefit)	(213,626)	(3,364)	(216,990)
Minority interest	4,809	(11,983)	(7,174)

Income (loss) before cumulative effect of accounting change, net	(620,050)	285,836	(334,214)

Cumulative effect of accounting change, net	(20,765)	0	(20,765)

Net income (loss)	(640,815)	285,836	(354,979)

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID-IN

CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
				(from pg B-4)	(Carried to Pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2003	357,889	0	0	76,270	434,159
Equity adjustment to reflect consolidation of subsidiary	0	0	0	0	0

	357,889	0	0	76,270	434,159
Add:
Net income (loss)	(355,079)	0	0	80,693	(274,386)

Total	2,810	0	0	156,963	159,773

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	0	0	0	5,037	5,037
Common	0	0	0	43,593	43,593

Total deductions	0	0	0	48,630	48,630

Balance at December 31, 2003	2,810	0	0	108,333	111,143

OTHER PAID-IN CAPITAL
Balance at January 1, 2003	1,446,180	0	2,081	106,770	1,555,031
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	2,123	0	0	0	2,123
Forfeiture of stock options and awards	(473)	0	0	0	(473)
Capital Contributions from parent	0	0	0	0	0
Capital Contributions from Allegheny Energy, Inc.	0	0	0	0	0
Relief of bond principal and interest related to Pollution Control bonds paid by Allegheny Energy Supply Company, LLC.	0	0	0	3,722	3,722
Contribution related to Supplemental Executive Retirement Plan	0	0	11,807	0	11,807

Balance at December 31, 2003	1,447,830	0	13,888	110,492	1,572,210

MEMBERS EQUITY
Balance at January 1, 2003	0	18,614	0	0	18,614
Add:
Net income (loss)	0	(20)	0	0	(20)
Members capital contributions	0	57	0	0	57

Total	0	18,651	0	0	18,651

Deduct:
Distribution of members’ equity	0	0	0	0	0
Return of members’ capital contributions	0	2,918	0	0	2,918

Total deductions	0	2,918	0	0	2,918

Balance at December 31, 2003	0	15,733	0	0	15,733

A - 4a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND

MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Company, LLC Consolidated	Subtotal
	(from pg A-4)	(from pg D-4)	(from pg E-4a)	(from pg H-4e)	(Carried to Pg A-4b)
RETAINED EARNINGS
Balance at January 1, 2003	434,159	174,694	166,746	0	775,599
Equity adjustment to reflect consolidation of subsidiary	0	0	30	0	30

	434,159	174,694	166,776	0	775,629
Add:
Net income (loss)	(274,386)	40,479	91,668	0	(142,239)

Total	159,773	215,173	258,444	0	633,390

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	43,593	30,443	44,095	0	118,131

Total deductions	48,630	30,443	44,095	0	123,168

Balance at December 31, 2003	111,143	184,730	214,349	0	510,222

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	1,555,031	221,144	248,407	0	2,024,582
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	2,123	0	0	0	2,123
Forfeiture of stock options and awards	(473)	0	0	0	(473)
Capital Contributions from parent	0	0	0	0	0
Capital Contributions from Allegheny Energy, Inc.	0	0	0	0	0
Relief of bond principal and interest related to Pollution Control bonds paid by Allegheny Energy Supply Company, LLC.	3,722	0	0	0	3,722
Contribution related to Supplemental Executive Retirement Plan	11,807	0	0	0	11,807

Balance at December 31, 2003	1,572,210	221,144	248,407	0	2,041,761

MEMBERS EQUITY
Balance at January 1, 2003	18,614	0	0	1,049,299	1,067,913
Add:
Net income (loss)	(20)	0	0	(490,443)	(490,463)
Members capital contributions	57	0	0	223,448	223,505

Total	18,651	0	0	782,304	800,955

Deduct:
Distribution of members’ equity	0	0	0	0	0
Return of members’ capital contributions	2,918	0	0	12,674	15,592

Total deductions	2,918	0	0	12,674	15,592

Balance at December 31, 2003	15,733	0	0	769,630	785,363

A - 4b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal Company	Allegheny Ventures Consolidated	Green Valley Hydro, LLC.	Subtotal
	(from pg A-4a)		(from pg K-4a)		(Carried to Pg A-4c)
RETAINED EARNINGS
Balance at January 1, 2003	775,599	(15,271)	(85,483)	0	674,845
Equity adjustment to reflect consolidation of subsidiary	30	0	0	0	30

	775,629	(15,271)	(85,483)	0	674,875
Add:
Net income (loss)	(142,239)	99	(8,180)	0	(150,320)

Total	633,390	(15,172)	(93,663)	0	524,555

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	118,131	0	0	0	118,131

Total deductions	123,168	0	0	0	123,168

Balance at December 31, 2003	510,222	(15,172)	(93,663)	0	401,387

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	2,024,582	555	205,454	0	2,230,591
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	2,123	0	0	0	2,123
Forfeiture of stock options and awards	(473)	0	0	0	(473)
Capital Contributions from parent	0	14,173	0	0	14,173
Capital Contributions from Allegheny Energy, Inc.	0	0	4,681	0	4,681
Relief of bond principal and interest related to Pollution Control bonds paid by Allegheny Energy Supply Company, LLC.	3,722	0	0	0	3,722
Contribution related to Supplemental Executive Retirement Plan	11,807	0	0	0	11,807

Balance at December 31, 2003	2,041,761	14,728	210,135	0	2,266,624

MEMBERS EQUITY
Balance at January 1, 2003	1,067,913	0	0	2,124	1,070,037
Add:
Net income (loss)	(490,463)	0	0	(32)	(490,495)
Members capital contributions	223,505	0	0	229	223,734

Total	800,955	0	0	2,321	803,276

Deduct:
Distribution of members’ equity	0	0	0	0	0
Return of members’ capital contributions	15,592	0	0	531	16,123

Total deductions	15,592	0	0	531	16,123

Balance at December 31, 2003	785,363	0	0	1,790	787,153

A - 4c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-4b)
RETAINED EARNINGS
Balance at January 1, 2003	674,845	(316,986)	357,859
Equity adjustment to reflect consolidation of subsidiary	30	0	30

	674,875	(316,986)	357,889
Add:
Net income (loss)	(150,320)	(204,659)	(354,979)

Total	524,555	(521,645)	2,910

Deduct:
Dividends on common stock of Allegheny Energy, Inc.	0	0	0
Dividends on capital stock of subsidiary companies:
Preferred	5,037	(5,037)	0
Common	118,131	(118,131)	0

Total deductions	123,168	(123,168)	0

Balance at December 31, 2003	401,387	(398,477)	2,910

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	2,230,591	(784,411)	1,446,180
Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and Savings Plan	2,123	0	2,123
Forfeiture of stock options and awards	(473)	0	(473)
Capital Contributions from parent	14,173	(14,173)	0
Capital Contributions from Allegheny Energy, Inc.	4,681	(4,681)	0
Relief of bond principal and interest related to Pollution Control bonds paid by Allegheny Energy Supply Company, LLC.	3,722	(3,722)	0
Contribution related to Supplemental Executive Retirement Plan	11,807	(11,807)	0

Balance at December 31, 2003	2,266,624	(818,794)	1,447,830

MEMBERS EQUITY
Balance at January 1, 2003	1,070,037	(1,070,037)	0
Add:
Net income (loss)	(490,495)	490,495	0
Members capital contributions	223,734	(223,734)	0

Total	803,276	(803,276)	0

Deduct:
Distribution of members’ equity	0	0	0
Return of members’ capital contributions	16,123	(16,123)	0

Total deductions	16,123	(16,123)	0

Balance at December 31, 2003	787,153	(787,153)	0

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Service Corporation	Monongahela Power Co. Consolidated	Subtotal
				(from pg B-5)	Pg A-5a) (Carried to
Cash Flows from Operations:
Net income (loss)	(355,079)	(20)	0	80,693	(274,406)
Cumulative effect of accounting change, net	0	0	0	456	456

Income (loss) before cumulative effect of accounting change	(355,079)	(20)	0	81,149	(273,950)
Reapplication of SFAS No. 71	0	0	0	(61,724)	(61,724)
Depreciation and amortization	197	0	959	73,702	74,858
Minority interest	0	0	0	0	0
Deferred investment credit and income taxes, net	(23,817)	8	1,465	40,892	18,548
Amortization of adverse purchase power commitments	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	0	0	0	0	0
Deferred energy costs, net	0	0	0	(33,913)	(33,913)
Loss (gain) on disposal of assets	0	0	0	0	0
Other, net	408,811	0	0	(160)	408,651
Changes in certain assets and liabilities:
Accounts receivable, net	23,943	0	(2,050)	(733)	21,160
Affiliated accounts receivable / payable, net	(2,580)	(8)	(1,184)	6,044	2,272
Materials and supplies	0	0	0	(30,297)	(30,297)
Taxes receivable / accrued, net	21,288	(18)	(5,624)	35,199	50,845
Prepaid Taxes	0	0	0	0	0
Accounts payable	955	0	24,911	(6,248)	19,618
Purchased Options	0	0	0	0	0
Prepayments	0	0	0	0	0
Accrued Payroll	0	0	0	0	0
Benefit plans’ investment	21,948	0	25,361	0	47,309
Commodity contract termination costs	0	0	0	0	0
Noncurrent income taxes payable	0	0	0	4,604	4,604
Other, net	1,237	(1)	(55,698)	9,402	(45,060)

Total Cash Flows from Operations	96,903	(39)	(11,860)	117,917	202,921

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	0	0	0	(68,194)	(68,194)
Unregulated generation construction expenditures and investments	0	0	0	0	0
Acquisition of business and generating assets	0	0	0	0	0
Contribution to affiliate	(240,222)	0	0	(9,188)	(249,410)
Return of contribution to affiliate	16,123	0	0	0	16,123
Increase in restricted funds	0	0	0	0	0
Other investments	0	2,900	50	(1,283)	1,667
Proceeds from sale of businesses and assets	0	0	0	0	0

Total Cash Flows used in Investing	(224,099)	2,900	50	(78,665)	(299,814)

Cash Flows from (used in) Financing:
Issuance of notes, bonds and other long-term debt	588,439	0	0	0	588,439
Retirement of notes, bonds, and other long-term debt	(58,020)	0	0	(63,073)	(121,093)
Short-term debt, net	(335,000)	0	0	52,756	(282,244)
Notes receivable due from affiliates	(343)	0	0	8,503	8,160
Notes payable to parent/affiliates	0	0	0	0	0
Parent Company contribution	0	57	11,807	0	11,864
Return of parent company capital contribution	0	(2,918)	0	0	(2,918)
Contribution from minority shareholder in AGC	0	0	0	0	0
Cash dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	0	0	0	0	0
Proceeds from issuance of common stock	0	0	0	0	0
Dividends on capital stock:
Preferred stock	0	0	0	(5,037)	(5,037)
Common stock	0	0	0	(43,593)	(43,593)

Total Cash Flows from (used in) Financing	195,076	(2,861)	11,807	(50,444)	153,578

Net Change in Cash and Temporary
Cash Investments**	67,880	0	(3)	(11,192)	56,685
Cash and Temporary Cash Investments at January 1	33,636	0	3	55,163	88,802

Cash and Temporary Cash Investments at December 31	101,516	0	0	43,971	145,487

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	55,328	0	31	49,534	104,893
Income taxes	0	0	13,928	0	13,928

*	Pursuant to service contracts, Allegheny Power Service Corporation’s expenses ($637,731) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A - 5a

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	The Potomac Edison Company Consolidated	West Penn Power Company Consolidated	Allegheny Energy Supply Consolidated	Subtotal
	(from pg A-5)	(from pg D-5)	(from pg E-5a)	(from pg H-5e)	(Carried to Pg A-5b)
Cash Flows from Operations:
Net income (loss)	(274,406)	40,479	91,668	(490,443)	(632,702)
Cumulative effect of accounting change, net	456	79	690	19,533	20,758

Income (loss) before cumulative effect of accounting change	(273,950)	40,558	92,358	(470,910)	(611,944)
Reapplication of SFAS No. 71	(61,724)	(14,100)	0	0	(75,824)
Depreciation and amortization	74,858	38,320	81,251	130,673	325,102
Minority interest	0	0	0	4,809	4,809
Deferred investment credit and income taxes, net	18,548	3,160	(16,009)	(162,024)	(156,325)
Amortization of adverse purchase power commitments	0	0	(19,064)	0	(19,064)
Unrealized losses (gains) on commodity contracts, net	0	0	0	459,591	459,591
Deferred energy costs, net	(33,913)	0	0	0	(33,913)
Loss (gain) on disposal of assets	0	(1,885)	(11,400)	33,270	19,985
Other, net	408,651	(1,040)	952	23,512	432,075
Changes in certain assets and liabilities:
Accounts receivable, net	21,160	11,460	9,432	35,982	78,034
Affiliated accounts receivable / payable, net	2,272	8,868	17,103	(38,712)	(10,469)
Materials and supplies	(30,297)	328	411	5,739	(23,819)
Taxes receivable / accrued, net	50,845	14,693	8,631	67,615	141,784
Prepaid Taxes	0	3,260	0	0	3,260
Accounts payable	19,618	6,032	1,093	(103,716)	(76,973)
Purchased Options	0	0	0	14,312	14,312
Prepayments	0	0	0	14,265	14,265
Accrued Payroll	0	0	0	8	8
Benefit plans’ investment	47,309	0	0	0	47,309
Commodity contract termination costs	0	0	0	(47,706)	(47,706)
Noncurrent income taxes payable	4,604	12,317	21,414	0	38,335
Other, net	(45,060)	(1,721)	1,245	7,232	(38,304)

Total Cash Flows from Operations	202,921	120,250	187,417	(26,060)	484,528

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	(68,194)	(53,773)	(36,060)	0	(158,027)
Unregulated generation construction expenditures and investments	0	0	0	(95,320)	(95,320)
Acquisition of business and generating assets	0	0	0	(318,435)	(318,435)
Contribution to affiliate	(249,410)	0	0	0	(249,410)
Return of contribution to affiliate	16,123	0	0	0	16,123
Increase in restricted funds	0	0	(11,018)	(31,658)	(42,676)
Other investments	1,667	0	0	9,453	11,120
Proceeds from sale of businesses and assets	0	1,087	11,468	45,844	58,399

Total Cash Flows used in Investing	(299,814)	(52,686)	(35,610)	(390,116)	(778,226)

Cash Flows from (used in) Financing:
Issuance of notes, bonds and other long-term debt	588,439	0	0	1,685,669	2,274,108
Retirement of notes, bonds, and other long-term debt	(121,093)	0	(75,996)	(497,264)	(694,353)
Short-term debt, net	(282,244)	0	0	(796,966)	(1,079,210)
Notes receivable due from affiliates	8,160	0	0	0	8,160
Notes payable to parent/affiliates	0	(8,500)	0	0	(8,500)
Parent Company contribution	11,864	0	0	223,448	235,312
Return of parent company capital contribution	(2,918)	0	0	(12,674)	(15,592)
Contribution from minority shareholder in AGC	0	0	0	9,188	9,188
Cash dividends paid to minority shareholder	0	0	0	(2,871)	(2,871)
Dividends paid to parent	0	0	0	0	0
Proceeds from issuance of common stock	0	0	0	0	0
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(43,593)	(30,443)	(44,095)	0	(118,131)

Total Cash Flows from (used in) Financing	153,578	(38,943)	(120,091)	608,530	603,074

Net Change in Cash and Temporary
Cash Investments**	56,685	28,621	31,716	192,354	309,376
Cash and Temporary Cash Investments at January 1	88,802	3,169	37,737	58,862	188,570

Cash and Temporary Cash Investments at December 31	145,487	31,790	69,453	251,216	497,946

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	104,893	29,758	37,682	261,640	433,973
Income taxes	13,928	0	27,344	0	41,272

*	Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($637,731) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A - 5b

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Pittsburgh Coal	Green Valley Hydro LLC	Allegheny Ventures, Inc Consolidated	Subtotal
	(from pg A-5a)			(from pg. K-5b)	(Carried to Pg A-5c)
Cash Flows from Operations:
Net income (loss)	(632,702)	99	(32)	(8,180)	(640,815)
Cumulative effect of accounting change, net	20,758	0	0	7	20,765

Income (loss) before cumulative effect of accounting change	(611,944)	99	(32)	(8,173)	(620,050)
Reapplication of SFAS No. 71	(75,824)	0	0	0	(75,824)
Depreciation and amortization	325,102	0	118	2,673	327,893
Minority interest	4,809	0	0	0	4,809
Deferred investment credit and income taxes, net	(156,325)	(142)	65	11,836	(144,566)
Amortization of adverse purchase power commitments	(19,064)	0	0	0	(19,064)
Unrealized losses (gains) on commodity contracts, net	459,591	0	0	0	459,591
Deferred energy costs, net	(33,913)	0	0	0	(33,913)
Loss (gain) on disposal of assets	19,985	0	0	2,069	22,054
Other, net	432,075	0	0	(387)	431,688
Changes in certain assets and liabilities:
Accounts receivable, net	78,034	0	0	2,004	80,038
Affiliated accounts receivable / payable, net	(10,469)	60	70	5,633	(4,706)
Materials and supplies	(23,819)	0	0	112	(23,707)
Taxes receivable / accrued, net	141,784	(274)	63	(184)	141,389
Prepaid Taxes	3,260	0	0	0	3,260
Accounts payable	(76,973)	0	16	(4,653)	(81,610)
Purchased Options	14,312	0	0	0	14,312
Prepayments	14,265	0	0	0	14,265
Accrued Payroll	8	0	0	0	8
Benefit plans’ investment	47,309	0	0	0	47,309
Commodity contract termination costs	(47,706)	0	0	0	(47,706)
Noncurrent income taxes payable	38,335	0	0	0	38,335
Other, net	(38,304)	2	2	586	(37,714)

Total Cash Flows from Operations	484,528	(255)	302	11,516	496,091

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	(158,027)	0	0	0	(158,027)
Unregulated generation construction expenditures and investments	(95,320)	0	0	(1,114)	(96,434)
Acquisition of business and generating assets	(318,435)	0	0	0	(318,435)
Contribution to affiliate	(249,410)	0	0	0	(249,410)
Return of contribution to affiliate	16,123	0	0	0	16,123
Increase in restricted funds	(42,676)	0	0	0	(42,676)
Other investments	11,120	0	0	589	11,709
Proceeds from sale of businesses and assets	58,399	0	0	(754)	57,645

Total Cash Flows used in Investing	(778,226)	0	0	(1,279)	(779,505)

Cash Flows from (used in) Financing:
Issuance of notes, bonds and other long-term debt	2,274,108	0	0	0	2,274,108
Retirement of notes, bonds, and other long-term debt	(694,353)	0	0	0	(694,353)
Short-term debt, net	(1,079,210)	0	0	0	(1,079,210)
Notes receivable due from affiliates	8,160	0	0	0	8,160
Notes payable to parent/affiliates	(8,500)	343	0	0	(8,157)
Parent Company contribution	235,312	0	229	4,681	240,222
Return of parent company capital contribution	(15,592)	0	(531)	0	(16,123)
Contribution from minority shareholder in AGC	9,188	0	0	0	9,188
Cash dividends paid to minority shareholder	(2,871)	0	0	0	(2,871)
Dividends paid to parent	0	0	0	0	0
Proceeds from issuance of common stock	0	0	0	0	0
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(118,131)	0	0	0	(118,131)

Total Cash Flows from (used in) Financing	603,074	343	(302)	4,681	607,796

Net Change in Cash and Temporary Cash Investments**	309,376	88	0	14,918	324,382
Cash and Temporary Cash Investments at January 1	188,570	51	0	15,609	204,230

Cash and Temporary Cash Investments at December 31	497,946	139	0	30,527	528,612

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	433,973	43	0	1	434,017
Income taxes	41,272	12	0	0	41,284

*	Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($637,731) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A - 5c

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Eliminations, etc.	Allegheny Energy, Inc Consolidated Totals
	(from pg A-5b)
Cash Flows from Operations:
Net income (loss)	(640,815)	285,836	(354,979)
Cumulative effect of accounting change, net	20,765	0	20,765

Income (loss) before cumulative effect of accounting change	(620,050)	285,836	(334,214)
Reapplication of SFAS No. 71	(75,824)	0	(75,824)
Depreciation and amortization	327,893	(958)	326,935
Minority interest	4,809	(11,983)	(7,174)
Deferred investment credit and income taxes, net	(144,566)	(13,866)	(158,432)
Amortization of adverse purchase power commitments	(19,064)	19,064	0
Unrealized losses (gains) on commodity contracts, net	459,591	8,784	468,375
Deferred energy costs, net	(33,913)	33,913	0
Loss (gain) on disposal of assets	22,054	0	22,054
Other, net	431,688	(458,388)	(26,700)
Changes in certain assets and liabilities:
Accounts receivable, net	80,038	2	80,040
Affiliated accounts receivable / payable, net	(4,706)	4,706	0
Materials and supplies	(23,707)	0	(23,707)
Taxes receivable / accrued, net	141,389	45,480	186,869
Prepaid Taxes	3,260	(3,260)	0
Accounts payable	(81,610)	(76)	(81,686)
Purchased Options	14,312	(14,312)	0
Prepayments	14,265	(14,265)	0
Accrued Payroll	8	(8)	0
Benefit plans’ investment	47,309	0	47,309
Commodity contract termination costs	(47,706)	0	(47,706)
Noncurrent income taxes payable	38,335	(38,335)	0
Other, net	(37,714)	31,641	(6,073)

Total Cash Flows from Operations	496,091	(126,025)	370,066

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	(158,027)	1	(158,026)
Unregulated generation construction expenditures and investments	(96,434)	0	(96,434)
Acquisition of business and generating assets	(318,435)	0	(318,435)
Contribution to affiliate	(249,410)	249,410	0
Return of contribution to affiliate	16,123	(16,123)	0
Increase in restricted funds	(42,676)	0	(42,676)
Other investments	11,709	(2)	11,707
Proceeds from sale of businesses and assets	57,645	0	57,645

Total Cash Flows used in Investing	(779,505)	233,286	(546,219)

Cash Flows from (used in) Financing:
Issuance of notes, bonds and other long-term debt	2,274,108	(10)	2,274,098
Retirement of notes, bonds, and other long-term debt	(694,353)	(1)	(694,354)
Short-term debt, net	(1,079,210)	0	(1,079,210)
Notes receivable from affiliates	8,160	(8,160)	0
Notes payable to parent/affiliates	(8,157)	8,157	0
Parent Company contribution	240,222	(240,222)	0
Return of parent company capital contribution	(16,123)	16,123	0
Contribution from minority shareholder in AGC	9,188	(9,188)	0
Cash dividends paid to minority shareholder	(2,871)	2,871	0
Dividends paid to parent	0	0	0
Proceeds from issuance of common stock	0	0	0
Dividends on capital stock:
Preferred stock	(5,037)	5,037	0
Common stock	(118,131)	118,131	0

Total Cash Flows from (used in) Financing	607,796	(107,262)	500,534

Net Change in Cash and Temporary
Cash Investments**	324,382	(1)	324,381
Cash and Temporary Cash Investments at January 1	204,230	1	204,231

Cash and Temporary Cash Investments at December 31	528,612	0	528,612

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	434,017	(71)	433,946
Income taxes	41,284	(41,284)	0

*	Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($637,731) have been apportioned to System companies.
**	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2003

(000’s)

	Date of Issue	Due within One Year	Long-Term
First mortgage bonds:
Monongahela Power Company:
7 1/4% Series Due 2007	1992		25,000
8 3/8% Series Due 2022	1992		40,000
7 5/8% Series Due 2025	1995		70,000
5% Series Due 2006	2001		300,000

Total			435,000

The Potomac Edison Company:
8% Series Due 2022	1992		55,000
7 3/4% Series Due 2023	1993		45,000
8% Series Due 2024	1994		75,000
7 5/8% Series Due 2025	1995		80,000
7 3/4% Series Due 2025	1995		65,000

Total			320,000

Total first mortgage bonds			755,000

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2003 (Cont’d)

(000’s)

				Liability
	Date of Issue	Date of Maturity	Interest Rate	Due within One Year	Long-Term
Secured notes:
Pleasants pollution control facilities:
Monongahela Power Company	02-01-98	11-01-07	4.700%		14,500
	02-01-98	11-01-12	5.050%		3,000
	05-15-95	05-01-15	6.150%		25,000
	04-01-99	04-01-29	5.500%		7,700

					50,200

Allegheny Energy Supply Company, LLC	02-01-98	11-01-07	4.700%		77,163
	05-15-95	05-01-15	6.150%		56,230
	04-01-99	04-01-29	5.500%		24,279
	02-01-98	11-01-12	5.050%		447

					158,119

Mitchell pollution control facilities:
Allegheny Energy Supply Company, LLC	05-15-95	04-01-14	6.050%		15,400

					15,400

Fort Martin pollution control facilities:
Monongahela Power Company	04-01-93	04-01-13	5.950%		7,050

					7,050

Allegheny Energy Supply Company, LLC	04-01-93	04-01-13	5.950%		17,402

					17,402

Harrison pollution control facilities:
Monongahela Power Company	04-15-92	04-15-22	6.875%		5,000
	05-01-93	05-01-23	6.250%		10,675
	07-15-94	08-01-24	6.750%		8,825

					24,500

Allegheny Energy Supply Company, LLC	04-15-92	04-15-22	6.875%		15,746
	05-01-93	05-01-23	6.300%		18,040
	07-15-94	08-01-24	6.750%		27,787
	05-01-93	05-01-23	6.250%		15,583

					77,156

Mortgage Property:
Mountaineer Gas Company	06-30-99	04-01-09	7.000%	15	64

				15	64

Elimination					(12,197)

Total secured notes				15	337,694

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2003 (Cont’d)

(000’s)

					Liability
	Date of Issue	Date of Maturity	Interest Rate		Due Within One Year	Long-Term
Debentures:
Allegheny Generating Company	09-01-93	09-01-23	6.875%			100,000

Total Debentures						100,000

Convertible Securities:
Allegheny Capital Trust I
Convertible Trust Preferred Securities	07-24-03	06-15-08	11.875%			300,000

Total Convertible Securities						300,000

Refinancing Credit Facility:
Allegheny Energy, Inc.
Refinancing Credit Facility	02-21-03	04-18-05	6.120	%(1)	30,000	226,980

					30,000	226,980

Allegheny Energy Supply Company, LLC
Springdale Credit Facility	02-21-03	04-18-05	10.620	%(1)	38,657	231,466
Refinanced Credit Facility	02-21-03	04-18-05	7.920	%(1)	141,343	798,020
New Money Facility	02-21-03	09-30-04	7.120	%(1)	170,000

					350,000	1,029,486

Total Refinancing Credit Facilities					380,000	1,256,466

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2003 (Cont’d)

(000’s)

					Liability
	Date of Issue	Date of Maturity	Interest Rate		Due Within One Year	Long-Term
Unsecured notes:
Hatfield’s Ferry pollution control facilities:
Monongahela Power Company	03-01-98	02-01-07	4.750%			1,000
	03-01-98	02-01-12	5.100%			3,000

						4,000

Allegheny Energy Supply Company, LLC	03-01-98	02-01-07	4.750%			14,435
	03-01-98	02-01-07	4.750%			149
	03-01-98	02-01-12	5.100%			448

						15,032

Insurance Companies:
Mountaineer Gas Company	10-12-95	10-01-10	7.590%		3,333	46,668
	10-15-99	10-31-09	7.830%			10,000
	10-15-99	10-31-19	8.090%			23,000
	10-15-99	10-31-19	8.090%			4,000
	10-15-99	10-31-19	8.090%			2,000
	10-15-99	10-31-19	8.090%			1,000

					3,333	86,668

Elimination						(597)

Total unsecured notes					3,333	105,103

Medium-term notes:

Allegheny Energy, Inc	08-18-00	08-01-05	8.700	%(2)	2,080	166,213
	11-07-00	08-01-05	8.700	%(2)	1,701	135,992

					3,781	302,205

Monongahela Power Company	12-10-99	01-15-10	7.360%			110,000

						110,000

The Potomac Edison Company	11-01-01	11-01-06	5.000%			100,000

West Penn Power Company	06-01-99	06-01-04	6.375%		84,000
	04-22-02	04-15-12	6.625%			80,000

					84,000	80,000

Allegheny Energy Supply Company, LLC	03-15-01	03-15-11	7.800%			400,000
	11-28-01	11-01-07	10.250	%(3)		380,000
	04-08-02	04-15-12	8.750%			650,000

						1,430,000

Total medium-term notes					87,781	2,022,205

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2003 (Cont’d)

(000’s)

				Liability
	Date of Issue	Date of Maturity	Interest Rate	Due Within One Year	Long-Term
Other long-term debt:

		Expected Final Payment Date
Transition bonds:

West Penn Funding LLC
Transition Class A-3	11-16-99	09-25-06	6.810%	73,714	116,977
Transition Class A-4	11-16-99	06-25-08	6.980%		156,000

Total transition bonds				73,714	272,977

Unamortized debt discount and premium, net:

Allegheny Energy, Inc.					362
Monongahela Power Company					(1,981)
The Potomac Edison Company					(3,745)
West Penn Power Company					(298)
West Penn Funding LLC					(31)
Allegheny Energy Supply Company, LLC					(7,476)
Allegheny Generating Company					(640)
Allegheny Capital Trust					(8,199)

Total unamortized debt discount and premium, net					(22,008)

Supplemental Notes:

(1)	Calculated interest rate per December 2003 payments.
(2)	Interest rate of 8.700% is an effective interest rate based on the initial interest rate of 7.750% plus 0.950% for the cost basis related to the fair market value hedge.
(3)	Rate changed from 8.13% to 10.25% due to restructuring of debt in the first quarter of 2003.

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-1)			(Carried to Pg A-1)
ASSETS

Current assets:
Cash and temporary cash investments	42,592	1,379	43,971	0	43,971
Accounts receivable:
Billed:
Customer	38,955	20,036	58,991	0	58,991
Other	4,940	1,262	6,202	0	6,202
Unbilled	38,439	21,044	59,483	0	59,483
Affiliates, net	3,331	0	3,331	(3,331)	0
Allowance for uncollectible accounts	(3,593)	(1,362)	(4,955)	0	(4,955)
Notes receivable due from affiliates within 1 yr.	0	0	0	0	0
Notes receivable due from affiliates	47,300	0	47,300	(47,300)	0
Materials and supplies—at average cost:
Operating and construction	17,624	1,098	18,722	0	18,722
Fuel, including stored gas	11,224	49,079	60,303	0	60,303
Deferred income taxes	0	0	0	0	0
Taxes receivable—nonaffiliated	0	0	0	0	0
Taxes receivable—affiliated	0	238	238	(238)	0
Prepaid taxes	20,317	3,910	24,227	0	24,227
Regulatory assets	6,660	26,691	33,351	0	33,351
Other current assets	6,315	2,267	8,582	0	8,582

Total Current Assets	234,104	125,642	359,746	(50,869)	308,877

Property, plant and equipment:
In service, at original cost	2,252,597	332,407	2,585,004	0	2,585,004
Accumulated depreciation	(844,762)	(179,523)	(1,024,285)	0	(1,024,285)

Subtotal	1,407,835	152,884	1,560,719	0	1,560,719
Construction work in progress	30,577	4,363	34,940	0	34,940

Net Property, Plant and Equipment	1,438,412	157,247	1,595,659	0	1,595,659

Investments and other assets:
Securities of subsidiaries consolidated	164,569	0	164,569	(121,935)	42,634
Other assets	3,702	6,617	10,319	0	10,319

Total Investments and Other Assets	168,271	6,617	174,888	(121,935)	52,953

Deferred charges:
Regulatory assets	100,997	1,707	102,704	1	102,705
Deferred income taxes	0	54,039	54,039	(54,039)	0
Other deferred charges	12,281	595	12,876	0	12,876

Total Deferred Charges	113,278	56,341	169,619	(54,038)	115,581

Total Assets	1,954,065	345,847	2,299,912	(226,842)	2,073,070

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-2)			(Carried to Pg A-2)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	53,610	0	53,610	0	53,610
Long-term debt due within 1 year	0	3,348	3,348	0	3,348
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	42,134	15,384	57,518	(1)	57,517
Accounts payable to affiliates, net	0	32,691	32,691	(4,130)	28,561
Notes payable to affiliates	0	47,300	47,300	(47,300)	0
Deferred income taxes	6,831	6,788	13,619	1,093	14,712
Taxes accrued:
Federal and state income	5,519	0	5,519	(237)	5,282
Other	30,315	8,382	38,697	1	38,698
Deferred energy costs	0	0	0	0	0
Derivative instruments	0	0	0	0	0
Interest accrued	10,685	1,484	12,169	0	12,169
Other current liabilities	17,434	2,089	19,523	(1)	19,522

Total Current Liabilities	166,528	117,466	283,994	(50,575)	233,419

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	628,769	86,732	715,501	0	715,501
Deferred credits and other liabilities:
Unamortized investment credit	4,738	0	4,738	0	4,738
Notes payable to affiliates	0	14,484	14,484	0	14,484
Non-current income taxes payable	45,582	89	45,671	0	45,671
Deferred income taxes	246,966	0	246,966	(54,805)	192,161
Obligations under capital leases	12,221	0	12,221	0	12,221
Deferred energy costs	0	0	0	0	0
Regulatory liabilities	233,989	0	233,989	0	233,989
Other	27,821	5,606	33,427	0	33,427

Total Deferred Credits and Other Liabilities	571,317	20,179	591,496	(54,805)	536,691

Preferred stock	74,000	0	74,000	0	74,000
Stockholders’ equity
Common stock of Monongahela Power Company	294,550	0	294,550	0	294,550
Common stock of subsidiaries consolidated	0	45,793	45,793	(45,793)	0
Other paid-in capital	110,492	184,320	294,812	(184,320)	110,492
Retained earnings	108,333	(108,651)	(318)	108,651	108,333
Accumulated other comprehensive income	76	8	84	0	84

Total Stockholders’ Equity	513,451	121,470	634,921	(121,462)	513,459

Total Stockholders’ Equity and Liabilities	1,954,065	345,847	2,299,912	(226,842)	2,073,070

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-3)			(Carried to Pg A-3)
Total operating revenues	743,896	243,800	987,696	0	987,696

Cost of revenues:
Fuel consumed for electric generation	135,055	0	135,055	0	135,055
Purchased energy and transmission	164,223	0	164,223	0	164,223
Natural gas purchases	19,907	183,606	203,513	0	203,513
Deferred energy costs, net	(5,010)	(28,903)	(33,913)	0	(33,913)

Total cost of revenues	314,175	154,703	468,878	0	468,878

Net revenues	429,721	89,097	518,818	0	518,818

Other operating expenses:
Operation expense	211,249	61,370	272,619	3,749	276,368
Depreciation and amortization	64,965	8,737	73,702	0	73,702
Taxes other than income taxes	42,803	18,239	61,042	(1)	61,041

Total other operating expenses	319,017	88,346	407,363	3,748	411,111

Operating income (loss)	110,704	751	111,455	(3,748)	107,707

Other income (expenses), net	63,879	411	64,290	5,662	69,952
Interest charges:
Interest on debt	45,612	7,594	53,206	(147)	53,059
Allowance for borrowed funds used during construction and interest capitalized	(927)	(38)	(965)	0	(965)

Total interest charges	44,685	7,556	52,241	(147)	52,094

Income (loss) before income taxes and cumulative effect of accounting change, net	129,898	(6,394)	123,504	2,061	125,565
Federal and state income tax expense (benefit)	49,183	(3,197)	45,986	(1,570)	44,416

Income (loss) before cumulative effect of accounting change, net	80,715	(3,197)	77,518	3,631	81,149
Cumulative effect of accounting change, net	(22)	(434)	(456)	0	(456)

Net income (loss)	80,693	(3,631)	77,062	3,631	80,693

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID—IN CAPITAL

For Year Ended December 31, 2003

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-4)			(Carried to Pg A-4)
RETAINED EARNINGS

Balance at January 1, 2003	76,270	(105,020)	(28,750)	105,020	76,270
Add:
Net income (loss)	80,693	(3,631)	77,062	3,631	80,693

Total	156,963	(108,651)	48,312	108,651	156,963

Deduct:
Dividends on capital stock of Monongahela Power Company Preferred stock:
4.4%	396	0	396	0	396
4.8% Series B	192	0	192	0	192
4.5% Series C	270	0	270	0	270
6.28% Series D	314	0	314	0	314
7.73% Series L	3,865	0	3,865	0	3,865
Common Stock	43,593	0	43,593	0	43,593

Total deductions	48,630	0	48,630	0	48,630

Balance at December 31, 2003	108,333	(108,651)	(318)	108,651	108,333

OTHER PAID—IN CAPITAL

Balance at January 1, 2003	106,770	184,320	291,090	(184,320)	106,770

	106,770	184,320	291,090	(184,320)	106,770
Add (Deduct):
Relief of bond principal and interest related to Pollution Control bonds paid by Allegheny Energy Supply	3,722	0	3,722	0	3,722

Balance at December 31, 2003	110,492	184,320	294,812	(184,320)	110,492

MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Monongahela Power Company	Mountaineer Gas Co. Consolidated	Combined Totals	Eliminations, etc.	Monongahela Power Co. Consolidated
		(from pg C-5)			(Carried to Pg A-5)
Cash Flows from Operations:
Net income (loss)	80,693	(3,631)	77,062	3,631	80,693
Cumulative effect of accounting change, net	22	434	456	0	456

Income before cumulative effect of accounting change	80,715	(3,197)	77,518	3,631	81,149
Reapplication of SFAS No. 71	(61,724)	0	(61,724)	0	(61,724)
Depreciation and amortization	64,965	8,737	73,702	0	73,702
Deferred investment credit and income taxes, net	31,671	10,792	42,463	(1,571)	40,892
Deferred energy costs, net	(5,010)	(28,903)	(33,913)	0	(33,913)
Other, net	5,610	141	5,751	(5,911)	(160)
Changes in certain current assets and liabilities:
Accounts receivable, net	6,629	(7,355)	(726)	(7)	(733)
Affiliated accounts receivable / payable, net	(11,952)	15,191	3,239	2,805	6,044
Materials and supplies	1,998	(32,297)	(30,299)	2	(30,297)
Taxes receivable / accrued, net	32,078	3,118	35,196	3	35,199
Accounts payable	(9,409)	3,162	(6,247)	(1)	(6,248)
Noncurrent income taxes payable	4,515	(956)	3,559	1,045	4,604
Other, net	8,356	(243)	8,113	1,289	9,402

Total Cash Flows from Operations	148,442	(31,810)	116,632	1,285	117,917

Cash Flows used in Investing:
Regulated operation’s construction expenditures (less allowance for other than borrowed funds used during construction)	(56,780)	(11,414)	(68,194)	0	(68,194)
Contribution to affiliate	(9,188)	0	(9,188)	0	(9,188)
Other investments	2	0	2	(1,285)	(1,283)

Total Cash Flows used in Investing	(65,966)	(11,414)	(77,380)	(1,285)	(78,665)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	(59,725)	(3,348)	(63,073)	0	(63,073)
Issuance of debentures, notes and bonds	0	0	0	0	0
Short-term debt, net	52,756	0	52,756	0	52,756
Notes payable to affiliates	0	46,300	46,300	(46,300)	0
Notes receivable due from affiliates	(37,800)	3	(37,797)	46,300	8,503
Dividends on capital stock:
Preferred stock	(5,037)	0	(5,037)	0	(5,037)
Common stock	(43,593)	0	(43,593)	0	(43,593)

Total Cash Flows from (used in) Financing	(93,399)	42,955	(50,444)	0	(50,444)

Net Change in Cash and Temporary
Cash Investments*	(10,923)	(269)	(11,192)	0	(11,192)
Cash and Temporary Cash Investments at January 1	53,515	1,648	55,163	0	55,163

Cash and Temporary Cash Investments at December 31	42,592	1,379	43,971	0	43,971

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	42,307	7,373	49,680	(146)	49,534
Income taxes	0	0	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-1)
ASSETS

Current assets:
Cash and temporary cash investments	1,358	21	1,379	0	1,379
Accounts receivable:
Billed:
Customer	20,036	0	20,036	0	20,036
Other	1,261	1	1,262	0	1,262
Unbilled	21,023	21	21,044	0	21,044
Affiliates, net	0	11,334	11,334	(11,334)	0
Allowance for uncollectible accounts	(1,362)	0	(1,362)	0	(1,362)
Notes receivable due from affiliates within 1 yr.	0	0	0	0	0
Materials and supplies—at average cost:
Operating and construction	1,098	0	1,098	0	1,098
Fuel, including stored gas	49,079	0	49,079	0	49,079
Deferred income taxes	0	0	0	0	0
Taxes receivable—affiliated	1	247	248	(10)	238
Prepaid taxes	3,910	0	3,910	0	3,910
Regulatory assets	26,691	0	26,691	0	26,691
Other current assets	2,231	36	2,267	0	2,267

Total Current Assets	125,326	11,660	136,986	(11,344)	125,642

Property, plant and equipment:
In service, at original cost	316,703	15,704	332,407	0	332,407
Accumulated depreciation	(172,078)	(7,445)	(179,523)	0	(179,523)

Subtotal	144,625	8,259	152,884	0	152,884
Construction work in progress	4,349	14	4,363	0	4,363

Net Property, Plant and Equipment	148,974	8,273	157,247	0	157,247

Investments and other assets:
Securities of subsidiaries consolidated	16,942	0	16,942	(16,942)	0
Other assets	6,617	0	6,617	0	6,617

Total Investments and Other Assets	23,559	0	23,559	(16,942)	6,617

Deferred charges:
Regulatory assets	1,707	0	1,707	0	1,707
Deferred income taxes	54,192	0	54,192	(153)	54,039
Other deferred charges	595	0	595	0	595

Total Deferred Charges	56,494	0	56,494	(153)	56,341

Total Assets	354,353	19,933	374,286	(28,439)	345,847

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

Consolidating Balance Sheet—December 31, 2003

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-2)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	3,348	0	3,348	0	3,348
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	14,440	944	15,384	0	15,384
Accounts payable to affiliates, net	44,024	0	44,024	(11,333)	32,691
Notes payable to affiliates	47,300	0	47,300	0	47,300
Deferred income taxes	6,720	68	6,788	0	6,788
Taxes accrued:
Other	8,392	0	8,392	(10)	8,382
Taxes payable to affiliates	0	0	0	0	0
Deferred energy costs	0	0	0	0	0
Interest accrued	1,484	0	1,484	0	1,484
Other current liabilities	2,089	0	2,089	0	2,089

Total Current Liabilities	127,797	1,012	128,809	(11,343)	117,466

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	86,732	0	86,732	0	86,732
Deferred credits and other liabilities:
Notes payable to affiliates	14,484	0	14,484	0	14,484
Non-current income taxes payable	0	89	89	0	89
Deferred income taxes	0	153	153	(153)	0
Other	3,870	1,737	5,607	(1)	5,606

Total Deferred Credits and Other Liabilities	18,354	1,979	20,333	(154)	20,179

Stockholders’ equity
Common stock of Mountaineer Gas Company	45,793	0	45,793	0	45,793
Other paid-in capital	184,320	14,954	199,274	(14,954)	184,320
Retained earnings	(108,651)	1,988	(106,663)	(1,988)	(108,651)
Accumulated other comprehensive income	8	0	8	0	8

Total Stockholders’ Equity	121,470	16,942	138,412	(16,942)	121,470

Total Stockholders’ Equity and Liabilities	354,353	19,933	374,286	(28,439)	345,847

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-3)
Total operating revenues	243,134	10,773	253,907	(10,107)	243,800

Cost of revenues:
Natural gas purchases	190,479	3,234	193,713	(10,107)	183,606
Deferred energy costs, net	(28,903)	0	(28,903)	0	(28,903)

Total cost of revenues	161,576	3,234	164,810	(10,107)	154,703

Net revenues	81,558	7,539	89,097	0	89,097

Other operating expenses:
Operation expense	58,533	2,837	61,370	0	61,370
Depreciation and amortization	8,090	647	8,737	0	8,737
Taxes other than income taxes	17,351	888	18,239	0	18,239

Total other operating expenses	83,974	4,372	88,346	0	88,346

Operating income (loss)	(2,416)	3,167	751	0	751

Other income (expenses), net	2,302	6	2,308	(1,897)	411
Interest charges:
Interest on debt	7,594	0	7,594	0	7,594
Allowance for borrowed funds used during
construction	(38)	0	(38)	0	(38)

Total interest charges	7,556	0	7,556	0	7,556

Income (loss) before income taxes and cumulative effect of accounting change, net	(7,670)	3,173	(4,497)	(1,897)	(6,394)
Federal and state income tax expense (benefit)	(4,039)	842	(3,197)	0	(3,197)

Income (loss) before cumulative effect of accounting change, net	(3,631)	2,331	(1,300)	(1,897)	(3,197)
Cumulative effect of accounting change, net	0	(434)	(434)	0	(434)

Net income (loss)	(3,631)	1,897	(1,734)	(1,897)	(3,631)

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID—IN CAPITAL

For Year Ended December 31, 2003

(000’s)

RETAINED EARNINGS	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
					(Carried to Pg B-4)
Balance at January 1, 2003	(105,020)	91	(104,929)	(91)	(105,020)
Add:
Net income (loss)	(3,631)	1,897	(1,734)	(1,897)	(3,631)

Total	(108,651)	1,988	(106,663)	(1,988)	(108,651)

Deduct:

Dividends on Common Stock	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2003	(108,651)	1,988	(106,663)	(1,988)	(108,651)

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	184,320	10,225	194,545	(10,225)	184,320
Add (Deduct):
Capital contributions from Parent	0	4,729	4,729	(4,729)	0

Balance at December 31, 2003	184,320	14,954	199,274	(14,954)	184,320

MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Mountaineer Gas Co.	Mountaineer Gas Services, Inc	Mapcom Systems, Inc	Combined Totals	Eliminations, etc.	Mountaineer Gas Co. Consolidated
						(Carried to Pg B-5)
Cash Flows from Operations:
Net income (loss)	(3,631)	1,897	0	(1,734)	(1,897)	(3,631)
Cumulative effect of accounting change, net	0	434	0	434	0	434

Income before cumulative effect of accounting change	(3,631)	2,331	0	(1,300)	(1,897)	(3,197)
Depreciation, depletion, and amortization	8,090	647	0	8,737	0	8,737
Deferred investment credit and income taxes, net	10,791	2	0	10,793	(1)	10,792
Deferred energy costs, net	(28,903)	0	0	(28,903)	0	(28,903)
Other, net	(1,756)	0	0	(1,756)	1,897	141
Changes in certain current assets and liabilities:
Accounts receivable, net	(7,378)	16	0	(7,362)	7	(7,355)
Affiliated accounts receivable / payable, net	22,732	(8,586)	0	14,146	1,045	15,191
Materials and supplies	(32,297)	0	0	(32,297)	0	(32,297)
Taxes receivable / accrued, net	3,488	(370)	0	3,118	0	3,118
Accounts payable	2,857	305	0	3,162	0	3,162
Noncurrent income taxes payable	0	89	0	89	(1,045)	(956)
Other, net	885	163	0	1,048	(1,291)	(243)

Total Cash Flows from Operations	(25,122)	(5,403)	0	(30,525)	(1,285)	(31,810)

Cash Flows used in Investing:
Regulated operation’s construction expenditures (less allowance for other than borrowed funds used during construction)	(11,413)	(1)	0	(11,414)	0	(11,414)
Contribution to affiliate	(4,729)	0	0	(4,729)	4,729	0
Other investments	(1,285)	0	0	(1,285)	1,285	0

Total Cash Flows used in Investing	(17,427)	(1)	0	(17,428)	6,014	(11,414)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	(3,348)	0	0	(3,348)	0	(3,348)
Issuance of debentures, notes and bonds	0	0	0	0	0	0
Short-term debt, net	0	0	0	0	0	0
Notes receivable from affiliates	3	0	0	3	0	3
Notes payable to affiliates	46,300	0	0	46,300	0	46,300
Parent Company contribution	0	4,729	0	4,729	(4,729)	0

Total Cash Flows from (used in) Financing	42,955	4,729	0	47,684	(4,729)	42,955

Net Change in Cash and Temporary Cash Investments*	406	(675)	0	(269)	0	(269)
Cash and Temporary Cash Investments at January 1	952	696	0	1,648	0	1,648

Cash and Temporary Cash Investments at December 31	1,358	21	0	1,379	0	1,379

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	7,373	0	0	7,373	0	7,373
Income taxes	0	0	0	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-1a)
ASSETS
Current assets:
Cash and temporary cash investments	31,790	0	31,790	0	31,790
Accounts receivable:
Billed:
Customer	49,157	0	49,157	0	49,157
Other	6,358	0	6,358	0	6,358
Unbilled	45,099	0	45,099	0	45,099
Allowance for uncollectible accounts	(2,590)	0	(2,590)	0	(2,590)
Notes receivable due 1 yr.	0	0	0	0	0
Materials and supplies—at average cost	13,143	0	13,143	0	13,143
Deferred income taxes	3,596	0	3,596	0	3,596
Taxes receivable—nonaffiliated	8,569	3,038	11,607	0	11,607
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	5,102	0	5,102	0	5,102
Other current assets	5,691	0	5,691	0	5,691

Total Current Assets	165,915	3,038	168,953	0	168,953

Property, plant and equipment:
In service, at original cost	1,508,376	0	1,508,376	0	1,508,376
Accumulated depreciation	(445,303)	0	(445,303)	0	(445,303)

Subtotal	1,063,073	0	1,063,073	0	1,063,073
Construction work in progress	21,865	0	21,865	0	21,865

Net Property, Plant and Equipment	1,084,938	0	1,084,938	0	1,084,938

Investments and other assets:
Securities of subsidiaries consolidated	3,038	0	3,038	(3,038)	0
Other assets	9,119	0	9,119	0	9,119

Total Investments and Other Assets	12,157	0	12,157	(3,038)	9,119

Deferred charges:
Regulatory assets	68,392	0	68,392	0	68,392
Other deferred charges	10,322	0	10,322	0	10,322

Total Deferred Charges	78,714	0	78,714	0	78,714

Total Assets	1,341,724	3,038	1,344,762	(3,038)	1,341,724

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	24,484	0	24,484	0	24,484
Accounts payable to affiliates, net	49,667	0	49,667	0	49,667
Notes payable to affiliates	0	0	0	0	0
Taxes accrued:
Federal and state income	0	0	0	0	0
Other	10,143	0	10,143	0	10,143
Deferred energy costs	2,229	0	2,229	0	2,229
Interest accrued	5,009	0	5,009	0	5,009
Other current liabilities	16,565	0	16,565	0	16,565

Total Current Liabilities	108,097	0	108,097	0	108,097

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	416,255	0	416,255	0	416,255
Deferred credits and other liabilities:
Unamortized investment credit	7,599	0	7,599	0	7,599
Non-current income taxes payable	57,561	0	57,561	0	57,561
Deferred income taxes	163,745	0	163,745	0	163,745
Obligations under capital leases	8,492	0	8,492	0	8,492
Deferred energy costs	0	0	0	0	0
Regulatory liabilities	163,042	0	163,042	0	163,042
Other	10,835	0	10,835	0	10,835

Total Deferred Credits and Other Liabilities	411,274	0	411,274	0	411,274

Stockholders’ equity
Common stock of The Potomac Edison Company	224	0	224	0	224
Other paid-in capital	221,144	0	221,144	0	221,144
Members equity	0	3,038	3,038	(3,038)	0
Retained earnings	184,730	0	184,730	0	184,730

Total Stockholders’ Equity	406,098	3,038	409,136	(3,038)	406,098

Total Stockholders’ Equity and Liabilities	1,341,724	3,038	1,344,762	(3,038)	1,341,724

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-3a)
Total operating revenues	905,214	0	905,214	0	905,214

Cost of revenues:
Purchased energy and transmission	642,730	0	642,730	0	642,730
Deferred energy costs, net	(1,737)	0	(1,737)	0	(1,737)

Total cost of revenues	640,993	0	640,993	0	640,993

Net revenues	264,221	0	264,221	0	264,221

Other operating expenses:
Workforce reduction expenses		0	0	0	0
Operation expense	116,437	0	116,437	0	116,437
Depreciation and amortization	38,320	0	38,320	0	38,320
Taxes other than income taxes	38,214	0	38,214	0	38,214

Total other operating expenses	192,971	0	192,971	0	192,971

Operating income (loss)	71,250	0	71,250	0	71,250

Other income (expenses), net	21,053	0	21,053	0	21,053
Interest charges:
Interest on debt	31,391	0	31,391	0	31,391
Allowance for borrowed funds used during construction and interest capitalized	(298)	0	(298)	0	(298)

Total interest charges	31,093	0	31,093	0	31,093

Income (loss) before income taxes and cumulative effect of accounting change	61,210	0	61,210	0	61,210
Federal and state income tax expense (benefit)	20,652	0	20,652	0	20,652

Income (loss) before cumulative effect of accounting change, net	40,558	0	40,558	0	40,558
Cumulative effect of accounting change, net	(79)	0	(79)	0	(79)

Net income (loss)	40,479	0	40,479	0	40,479

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS,

OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2003	174,694	0	174,694	0	174,694
Add:
Net income (loss)	40,479	0	40,479	0	40,479

Total	215,173	0	215,173	0	215,173

Deduct:
Dividends on capital stock:
Common stock	30,443	0	30,443	0	30,443

Total deductions	30,443	0	30,443	0	30,443

Balance at December 31, 2003	184,730	0	184,730	0	184,730

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	221,144	0	221,144	0	221,144
Add (Deduct):	0	0	0	0	0

Balance at December 31, 2003	221,144	0	221,144	0	221,144

MEMBERS EQUITY
Balance at January 1, 2003	0	3,038	3,038	(3,038)	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	3,038	3,038	(3,038)	0

Deduct:
Dividends paid to parent	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2003	0	3,038	3,038	(3,038)	0

THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	The Potomac Edison Company	P E Transferring Agent, LLC	Combined Totals	Eliminations, etc.	The Potomac Edison Company Consolidated
					(Carried to Pg A-5a)
Cash Flows from Operations:
Net income (loss)	40,479	0	40,479	0	40,479
Cumulative effect of accounting change, net	79	0	79	0	79

Income before cumulative effect of accounting change	40,558	0	40,558	0	40,558
Reapplication of SFAS No. 71	(14,100)	0	(14,100)	0	(14,100)
Depreciation and amortization	38,320	0	38,320	0	38,320
Deferred investment credit and income taxes, net	3,160	0	3,160	0	3,160
Loss (gain) on disposal of assets	(1,885)	0	(1,885)	0	(1,885)
Other, net	(1,040)	0	(1,040)	0	(1,040)
Changes in certain current assets and liabilities:
Accounts receivable, net	11,460	0	11,460	0	11,460
Affiliated accounts receivable / payable, net	8,868	0	8,868	0	8,868
Materials and supplies	328	0	328	0	328
Taxes receivable / accrued, net	14,693	0	14,693	0	14,693
Prepaid taxes	3,260	0	3,260	0	3,260
Accounts payable	6,032	0	6,032	0	6,032
Interest accrued	0	0	0	0	0
Noncurrent income taxes payable	12,317	0	12,317	0	12,317
Other, net	(1,721)	0	(1,721)	0	(1,721)

Total Cash Flows from Operations	120,250	0	120,250	0	120,250

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	(53,773)	0	(53,773)	0	(53,773)
Proceeds from sale of businesses and assets	1,087	0	1,087	0	1,087

Total Cash Flows used in Investing	(52,686)	0	(52,686)	0	(52,686)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Issuance of debentures, notes and bonds	0	0	0	0	0
Short-term debt, net	0	0	0	0	0
Notes payable to affiliates	(8,500)	0	(8,500)	0	(8,500)
Dividends on capital stock:
Common stock	(30,443)	0	(30,443)	0	(30,443)

Total Cash Flows from (used in) Financing	(38,943)	0	(38,943)	0	(38,943)

Net Change in Cash and Temporary
Cash Investments*	28,621	0	28,621	0	28,621
Cash and Temporary Cash Investments at January 1	3,169	0	3,169	0	3,169

Cash and Temporary Cash Investments at December 31	31,790	0	31,790	0	31,790

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	29,758	0	29,758	0	29,758
Income taxes	0	0	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’S)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal (Carried to
		(from pg G-1)	(from pg F-1)	Pg E-1a)
ASSETS
Current assets:
Cash and temporary cash investments	50,522	17,052	1,879	69,453
Accounts receivable:
Billed:
Customer	71,793	0	0	71,793
Other	4,328	6	0	4,334
Unbilled	68,310	0	0	68,310
Affiliates, net	0	0	7,071	7,071
Allowance for uncollectible accounts	(10,985)	0	0	(10,985)
Materials and supplies—at average cost	16,184	0	0	16,184
Deferred income taxes	23,532	0	0	23,532
Taxes receivable—nonaffiliated	13,466	0	0	13,466
Taxes receivable—affiliated	0	0	0	0
Regulatory assets	2,035	0	0	2,035
Intangible transition property	0	0	78,477	78,477
Restricted funds	0	0	13,369	13,369
Other current assets	4,096	12	1,883	5,991

Total Current Assets	243,281	17,070	102,679	363,030

Property, plant and equipment:
In service, at original cost	1,767,623	1,755	0	1,769,378
Accumulated depreciation	(690,057)	32	0	(690,025)

Subtotal	1,077,566	1,787	0	1,079,353
Construction work in progress	22,185	(2)	0	22,183

Net Property, Plant and Equipment	1,099,751	1,785	0	1,101,536

Investments and other assets:
Securities of subsidiaries consolidated	363,564	0	0	363,564
Indebtedness of subsidiary consolidated	0	0	0	0
Long-term notes receivable	0	0	600,444	600,444
Funds on deposit	0	0	0	0
Other assets	6,563	0	0	6,563

Total Investments and Other Assets	370,127	0	600,444	970,571

Deferred charges:
Regulatory assets	291,823	0	0	291,823
Deferred income taxes	0	7,689	0	7,689
Intangible transition property	0	0	249,247	249,247
Unamortized debt issuance expense	0	0	1,831	1,831
Other deferred charges	6,286	0	0	6,286

Total Deferred Charges	298,109	7,689	251,078	556,876

Total Assets	2,011,268	26,544	954,201	2,992,013

E - 1a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEET—December 31, 2003

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-1)				(carried to pg A-1a)
ASSETS
Current assets:
Cash and temporary cash investments	69,453	0	69,453	0	69,453
Accounts receivable:
Billed:
Customer	71,793	0	71,793	0	71,793
Other	4,334	0	4,334	0	4,334
Unbilled	68,310	0	68,310	0	68,310
Affiliates, net	7,071	0	7,071	(7,071)	0
Allowance for uncollectible accounts	(10,985)	0	(10,985)	0	(10,985)
Materials and supplies—at average cost	16,184	0	16,184	0	16,184
Deferred income taxes	23,532	0	23,532	(13,809)	9,723
Taxes receivable—nonaffiliated	13,466	0	13,466	(13,466)	0
Taxes receivable—affiliated	0	0	0	0	0
Regulatory assets	2,035	0	2,035	33,279	35,314
Intangible transition property	78,477	0	78,477	(78,477)	0
Restricted funds	13,369	0	13,369	0	13,369
Other current assets	5,991	0	5,991	(1,883)	4,108

Total Current Assets	363,030	0	363,030	(81,427)	281,603

Property, plant and equipment:
In service, at original cost	1,769,378	0	1,769,378	0	1,769,378
Accumulated depreciation	(690,025)	0	(690,025)	0	(690,025)

Subtotal	1,079,353	0	1,079,353	0	1,079,353
Construction work in progress	22,183	0	22,183	0	22,183

Net Property, Plant and Equipment	1,101,536	0	1,101,536	0	1,101,536

Investments and other assets:
Securities of subsidiaries consolidated	363,564	0	363,564	(363,564)	0
Indebtedness of subsidiary consolidated	0	0	0	0	0
Long-term notes receivable	600,444	0	600,444	(600,444)	0
Funds on deposit	0	0	0	0	0
Other assets	6,563	0	6,563	0	6,563

Total Investments and Other Assets	970,571	0	970,571	(964,008)	6,563

Deferred charges:
Regulatory assets	291,823	0	291,823	105,694	397,517
Deferred income taxes	7,689	1	7,690	(7,690)	0
Intangible transition property	249,247	0	249,247	(249,247)	0
Unamortized debt issuance expense	1,831	0	1,831	0	1,831
Other deferred charges	6,286	0	6,286	0	6,286

Total Deferred Charges	556,876	1	556,877	(151,243)	405,634

Total Assets	2,992,013	1	2,992,014	(1,196,678)	1,795,336

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-2)	(from pg F-2)	(Carried to Pg E-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	84,000	0	73,715	157,715
Notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0
Accounts payable	29,547	0	0	29,547
Accounts payable to affiliates, net	69,721	119	0	69,840
Deferred income taxes	0	2,160	11,648	13,808
Taxes accrued:
Federal and state income	0	9,201	6,106	15,307
Other	15,349	0	0	15,349
Taxes payable to affiliates	0	0	0	0
Interest accrued	3,449	0	398	3,847
Adverse power purchase commitments	18,042	0	0	18,042
Intangible transition property	0	0	45,198	45,198
Other current liabilities	20,120	0	0	20,120

Total Current Liabilities	240,228	11,480	137,065	388,773

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	79,702	0	272,946	352,648
Long-term notes and advances—affiliated	600,444	0	0	600,444

Deferred credits and other liabilities:
Unamortized investment credit	18,055	0	0	18,055
Non-current income taxes payable	43,893	1,537	1	45,431
Deferred income taxes	240,774	0	50,597	291,371
Obligations under capital leases	9,453	0	0	9,453
Adverse power purchase commitments	218,105	0	0	218,105
Intangible transition property	0	0	143,553	143,553
Regulatory liabilities	13,675	0	0	13,675
Other	18,257	0	0	18,257

Total Deferred Credits and Other Liabilities	562,212	1,537	194,151	757,900

Stockholders’ equity
Common stock of West Penn Power Company	65,842	0	0	65,842
Common stock of subsidiaries consolidated	0	3,000	2,410	5,410
Other paid-in capital	248,407	(555)	148,686	396,538
Members equity	0	0	0	0
Retained earnings	214,349	11,082	198,943	424,374
Accumulated other comprehensive income	84	0	0	84

Total Stockholders’ Equity	528,682	13,527	350,039	892,248

Total Stockholders’ Equity and Liabilities	2,011,268	26,544	954,201	2,992,013

E - 2a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000's)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-2)				(carried to pg A-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	157,715	0	157,715	(1)	157,714
Notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	29,547	0	29,547	0	29,547
Accounts payable to affiliates, net	69,840	0	69,840	(7,071)	62,769
Deferred income taxes	13,808	0	13,808	(13,808)	0
Taxes accrued:
Federal and state income	15,307	3	15,310	(13,466)	1,844
Other	15,349	0	15,349	0	15,349
Taxes payable to affiliates	0	0	0	0	0
Interest accrued	3,847	0	3,847	(1,884)	1,963
Adverse power purchase commitments	18,042	0	18,042	0	18,042
Intangible transition property	45,198	0	45,198	(45,198)	0
Other current liabilities	20,120	0	20,120	1	20,121

Total Current Liabilities	388,773	3	388,776	(81,427)	307,349

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	352,648	0	352,648	0	352,648
Long-term notes and advances—affiliated	600,444	0	600,444	(600,444)	0

Deferred credits and other liabilities:
Unamortized investment credit	18,055	0	18,055	0	18,055
Non-current income taxes payable	45,431	0	45,431	0	45,431
Deferred income taxes	291,371	0	291,371	(7,690)	283,681
Obligations under capital leases	9,453	0	9,453	0	9,453
Adverse power purchase commitments	218,105	0	218,105	0	218,105
Intangible transition property	143,553	0	143,553	(143,553)	0
Regulatory liabilities	13,675	0	13,675	0	13,675
Other	18,257	0	18,257	0	18,257

Total Deferred Credits and Other Liabilities	757,900	0	757,900	(151,243)	606,657

Stockholders’ equity
Common stock of The West Penn Power Company	65,842	0	65,842	0	65,842
Common stock of subsidiaries consolidated	5,410	0	5,410	(5,410)	0
Other paid-in capital	396,538	0	396,538	(148,131)	248,407
Members equity	0	(2)	(2)	2	0
Retained earnings	424,374	0	424,374	(210,025)	214,349
Accumulated other comprehensive income	84	0	84	0	84

Total Stockholders’ Equity	892,248	(2)	892,246	(363,564)	528,682

Total Stockholders’ Equity and Liabilities	2,992,013	1	2,992,014	(1,196,678)	1,795,336

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003 (000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-3)	(from pg F-3)	(Carried to Pg E-3a)
Total operating revenues	1,028,280	0	107,449	1,135,729

Cost of revenues:
Purchased energy and transmission	657,749	0	0	657,749

Total cost of revenues	657,749	0	0	657,749

Net revenues	370,531	0	107,449	477,980

Other operating expenses:
Operation expense	158,208	19	1,389	159,616
Depreciation and amortization	64,141	0	78,477	142,618
Taxes other than income taxes	67,316	1	1	67,318

Total other operating expenses	289,665	20	79,867	369,552

Operating income (loss)	80,866	(20)	27,582	108,428

Other income (expenses), net	76,611	11,856	90,387	178,854
Interest charges:
Interest on debt	56,656	16	27,760	84,432
Allowance for borrowed funds used during construction	(71)	0	0	(71)

Total interest charges	56,585	16	27,760	84,361

Income (loss) before income taxes and cumulative effect of accounting change	100,892	11,820	90,209	202,921
Federal and state income tax expense (benefit)	8,534	4,338	28,981	41,853

Income (loss) before cumulative effect of accounting change, net	92,358	7,482	61,228	161,068
Cumulative effect of accounting change, net	(690)	0	0	(690)

Net income (loss)	91,668	7,482	61,228	160,378

E - 3a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

Consolidating Statement of Operations

For Year Ended December 31, 2003 (000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-3)				(carried to pg A-3a)
Total operating revenues	1,135,729	0	1,135,729	(1,250)	1,134,479

Cost of revenues:
Purchased energy and transmission	657,749	0	657,749	17,212	674,961

Total cost of revenues	657,749	0	657,749	17,212	674,961

Net revenues	477,980	0	477,980	(18,462)	459,518

Other operating expenses:
Operation expense	159,616	0	159,616	(1,251)	158,365
Depreciation and amortization	142,618	0	142,618	(61,367)	81,251
Taxes other than income taxes	67,318	(7)	67,311	0	67,311

Total other operating expenses	369,552	(7)	369,545	(62,618)	306,927

Operating income (loss)	108,428	7	108,435	44,156	152,591

Other income (expenses), net	178,854	0	178,854	(158,953)	19,901
Interest charges:
Interest on debt	84,432	0	84,432	(44,704)	39,728
Allowance for borrowed funds used during construction	(71)	0	(71)	0	(71)

Total interest charges	84,361	0	84,361	(44,704)	39,657

Income (loss) before income taxes and cumulative effect of accounting change	202,921	7	202,928	(70,093)	132,835
Federal and state income tax expense (benefit)	41,853	2	41,855	(1,378)	40,477

Income (loss) before cumulative effect of accounting change, net	161,068	5	161,073	(68,715)	92,358
Cumulative effect of accounting change, net	(690)	0	(690)	0	(690)

Net income (loss)	160,378	5	160,383	(68,715)	91,668

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS,

OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-4)	(from pg F-4)	(Carried to Pg E-4a)
RETAINED EARNINGS
Balance at January 1, 2003	166,776	3,570	141,723	312,069
Equity adjustment to reflect consolidation of subsidiary	0	30	0	30

	166,776	3,600	141,723	312,099
Add:
Net Income (loss)	91,668	7,482	61,228	160,378

Total	258,444	11,082	202,951	472,477

Deduct:
Dividends on capital stock:
Common stock	44,095	0	4,008	48,103

Total deductions	44,095	0	4,008	48,103

Balance at December 31, 2003	214,349	11,082	198,943	424,374

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	248,407	(555)	152,641	400,493
Add (Deduct):
Capital contributions from Parent	0	0	495	495
Return of capital contributions to Parent	0	0	(4,450)	(4,450)

Balance at December 31, 2003	248,407	(555)	148,686	396,538

MEMBERS EQUITY
Balance at January 1, 2003	0	0	0	0
Add(Deduct):
Net income (loss)	0	0	0	0
To reflect closing of bank account and subsequent transfer of cash to parent	0	0	0	0

Balance at December 31, 2003	0	0	0	0

E - 4a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND PAID—IN CAPITAL

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-4)				(carried to pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2003	312,069	0	312,069	(145,323)	166,746
Equity adjustment to reflect consolidation of subsidiary	30	0	30	0	30

	312,099	0	312,099	(145,323)	166,776
Add:
Net Income (loss)	160,378	0	160,378	(68,710)	91,668

Total	472,477	0	472,477	(214,033)	258,444

Deduct:
Dividends on capital stock:
Common stock	48,103	0	48,103	(4,008)	44,095

Total deductions	48,103	0	48,103	(4,008)	44,095

Balance at December 31, 2003	424,374	0	424,374	(210,025)	214,349

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	400,493	0	400,493	(152,086)	248,407
Add (Deduct):
Capital contributions from Parent	495	0	495	(495)	0
Return of capital contributions to Parent	(4,450)	0	(4,450)	4,450	0

Balance at December 31, 2003	396,538	0	396,538	(148,131)	248,407

MEMBERS EQUITY
Balance at January 1, 2003	0	101	101	(101)	0
Add(Deduct):
Net income (loss)	0	5	5	(5)	0
To reflect closing of bank account and subsequent transfer of cash to parent	0	(108)	(108)	108	0

Balance at December 31, 2003	0	(2)	(2)	2	0

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	West Penn Power Company	West Virginia Power and Transmission Company Consolidated	West Penn Funding Corporation Consolidated	Subtotal
		(from pg G-5)	(from pg F-5)	(Carried to Pg E-5a)
Cash Flows from Operations:
Net Income (loss)	91,668	7,482	61,228	160,378
Cumulative effect of accounting change, net	690	0	0	690

Income before accounting change	92,358	7,482	61,228	161,068
Depreciation and amortization	64,141	0	78,477	142,618
Deferred investment credit and income taxes, net	4,299	(5,886)	(13,043)	(14,630)
Amortization of adverse purchase power contract	(19,064)	0	0	(19,064)
Loss (gain) on disposal of assets	0	(11,400)	0	(11,400)
Other, net	(64,833)	0	(44,346)	(109,179)
Changes in certain current assets and liabilities:
Accounts receivable, net	9,438	(6)	0	9,432
Affiliated accounts receivable / payable, net	9,251	101	7,752	17,104
Materials and supplies	411	0	0	411
Taxes receivable / accrued, net	(5,530)	6,414	7,744	8,628
Accounts payable	1,098	(5)	0	1,093
Noncurrent income taxes payable	22,405	(967)	(23)	21,415
Other, net	(3,965)	(11,894)	(110)	(15,969)

Total Cash Flows from Operations	110,009	(16,161)	97,679	191,527

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	(48,013)	11,953	0	(36,060)
Proceeds from sale of businesses and assets	0	11,468	0	11,468
Contribution to affiliate	(2,880)	0	0	(2,880)
Return of contribution to affiliate	4,450	0	0	4,450
Increase in restricted funds	0	0	(11,018)	(11,018)

Total Cash Flows used in Investing	(46,443)	23,421	(11,018)	(34,040)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	(75,996)	(75,996)
Issuance of notes and bonds	0	0	0	0
Notes receivable due from affiliates	0	0	(5,011)	(5,011)
Notes payable to affiliates	5,011	0	0	5,011
Parent Company contribution	0	0	2,880	2,880
Return of capital contribution	0	0	(4,450)	(4,450)
Dividends on capital stock:
Common stock	(44,095)	0	(4,009)	(48,104)

Total Cash Flows from (used in) Financing	(39,084)	0	(86,586)	(125,670)

Net Change in Cash and
Temporary Cash Investments*	24,482	7,260	75	31,817
Cash and Temporary Cash Investments at January 1	26,040	9,792	1,804	37,636

Cash and Temporary Cash Investments at December 31	50,522	17,052	1,879	69,453

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	55,688	16	26,992	82,696
Income taxes	17,141	4,777	5,426	27,344

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

E - 5a

WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	West Penn Transferring Agent LLC	Combined Totals	Eliminations, etc.	West Penn Power Company Consolidated
	(from pg E-5)				(carried to pg A-5a)
Cash Flows from Operations:
Net Income (loss)	160,378	5	160,383	(68,715)	91,668
Cumulative effect of accounting change, net	690	0	690	0	690

Income before cumulative effect of accounting change	161,068	5	161,073	(68,715)	92,358
Depreciation and amortization	142,618	0	142,618	(61,367)	81,251
Deferred investment credit and income taxes, net	(14,630)	(1)	(14,631)	(1,378)	(16,009)
Amortization of adverse purchase power contract	(19,064)	0	(19,064)	0	(19,064)
Loss (gain) on disposal of assets	(11,400)	0	(11,400)	0	(11,400)
Other, net	(109,179)	0	(109,179)	110,131	952
Changes in certain current assets and liabilities:
Accounts receivable, net	9,432	0	9,432	0	9,432
Affiliated accounts receivable / payable, net	17,104	0	17,104	(1)	17,103
Materials and supplies	411	0	411	0	411
Taxes receivable / accrued, net	8,628	3	8,631	0	8,631
Accounts payable	1,093	0	1,093	0	1,093
Noncurrent income taxes payable	21,415	0	21,415	(1)	21,414
Other, net	(15,969)	0	(15,969)	17,214	1,245

Total Cash Flows from Operations	191,527	7	191,534	(4,117)	187,417

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	(36,060)	0	(36,060)	0	(36,060)
Proceeds from Canaan Valley land sales	11,468	0	11,468	0	11,468
Contribution to affiliate	(2,880)	0	(2,880)	2,880	0
Return of contribution to affiliate	4,450	0	4,450	(4,450)	0
Increase in restricted funds	(11,018)	0	(11,018)	0	(11,018)

Total Cash Flows used in Investing	(34,040)	0	(34,040)	(1,570)	(35,610)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	(75,996)	0	(75,996)	0	(75,996)
Issuance of notes and bonds	0	0	0	0	0
Notes receivable due from affiliates	(5,011)	0	(5,011)	5,011	0
Notes payable to affiliates	5,011	0	5,011	(5,011)	0
Parent Company contribution	2,880	0	2,880	(2,880)	0
Return of capital contribution	(4,450)	0	(4,450)	4,450	0
Dividends on capital stock:
Common stock	(48,104)	(108)	(48,212)	4,117	(44,095)

Total Cash Flows from (used in) Financing	(125,670)	(108)	(125,778)	5,687	(120,091)

Net Change in Cash and Temporary Cash Investments*	31,817	(101)	31,716	0	31,716
Cash and Temporary Cash Investments at January 1	37,636	101	37,737	0	37,737

Cash and Temporary Cash Investments at December 31	69,453	0	69,453	0	69,453

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	82,696	0	82,696	(45,014)	37,682
Income taxes	27,344	0	27,344	0	27,344

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(carried to pg E-1)
ASSETS
Current assets:
Cash and temporary cash investments	24	103	1,752	1,879	0	1,879
Accounts receivable:
Affiliates, net	0	0	7,071	7,071	0	7,071
Taxes receivable—affiliated	0	0	0	0	0	0
Intangible transition property	0	0	78,477	78,477	0	78,477
Restricted funds	0	0	13,369	13,369	0	13,369
Other current assets	1,856	27	0	1,883	0	1,883

Total Current Assets	1,880	130	100,669	102,679	0	102,679

Investments and other assets:
Securities of subsidiaries consolidated	10,254	0	0	10,254	(10,254)	0
Long-term notes receivable—affiliated	594,941	5,503	0	600,444	0	600,444

Total Investments and Other Assets	605,195	5,503	0	610,698	(10,254)	600,444

Deferred charges:
Intangible transition property	0	0	249,247	249,247	0	249,247
Unamortized debt issuance expense	0	0	1,831	1,831	0	1,831

Total Deferred Charges	0	0	251,078	251,078	0	251,078

Total Assets	607,075	5,633	351,747	964,455	(10,254)	954,201

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(carried to pg E-2)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	0	0	73,715	73,715	0	73,715
Bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0	0
Accounts payable to affiliates, net	0	0	0	0	0	0
Deferred income taxes	11,648	0	0	11,648	0	11,648
Taxes accrued:
Federal and state income tax accrued	6,040	66	0	6,106	0	6,106
Interest accrued	0	0	398	398	0	398
Deferred gain on sale of intangible transition property	45,198	0	0	45,198	0	45,198

Total Current Liabilities	62,886	66	74,113	137,065	0	137,065

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	272,946	272,946	0	272,946
Deferred credits and other liabilities:
Taxes payable to affiliates	0	1	0	1	0	1
Deferred income taxes	50,597	0	0	50,597	0	50,597
Deferred gain on sale of intangible transition property	143,553	0	0	143,553	0	143,553

Total Deferred Credits and Other Liabilities	194,150	1	0	194,151	0	194,151

Stockholders’ equity
Common stock	2,410	0	0	2,410	0	2,410
Other paid-in capital	148,686	0	0	148,686	0	148,686
Members equity	0	5,566	4,688	10,254	(10,254)	0
Retained earnings	198,943	0	0	198,943	0	198,943

Total stockholders’ equity	350,039	5,566	4,688	360,293	(10,254)	350,039

Total stockholders’ equity and liabilities	607,075	5,633	351,747	964,455	(10,254)	954,201

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(carried to pg E-3)
Total operating revenues	0	0	107,449	107,449	0	107,449

Other operating expenses:
Operation expense	19	10	1,360	1,389	0	1,389
Amortization of intangible transition property	0	0	78,477	78,477	0	78,477
Taxes other than income taxes	1	0	0	1	0	1

Total other operating expenses	20	10	79,837	79,867	0	79,867

Operating income (loss)	(20)	(10)	27,612	27,582	0	27,582

Other income (expenses), net	90,072	478	148	90,698	(311)	90,387
Interest charges:
Interest on long-term debt (transition bonds)	0	0	26,908	26,908	852	27,760
Amortization of debt issuance costs (other interest)	0	0	852	852	(852)	0

Total interest charges	0	0	27,760	27,760	0	27,760

Income (loss) before income taxes	90,052	468	0	90,520	(311)	90,209

Federal and state income tax expense (benefit)	28,824	157	0	28,981	0	28,981

Net income (loss)	61,228	311	0	61,539	(311)	61,228

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(carried to pg E-4)
RETAINED EARNINGS
Balance at January 1, 2003	141,723	0	0	141,723	0	141,723
Add:
Net Income (loss)	61,228	0	0	61,228	0	61,228

Total	202,951	0	0	202,951	0	202,951

Deduct:
Dividends on capital stock of West Penn
Funding Corporation Common stock	4,008	0	0	4,008	0	4,008

Total deductions	4,008	0	0	4,008	0	4,008

Balance at December 31, 2003	198,943	0	0	198,943	0	198,943

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	152,641	0	0	152,641	0	152,641
Add(Deduct)
Capital contributions from Parent	495	0	0	495	0	495
Return of capital contributions to Parent	(4,450)	0	0	(4,450)	0	(4,450)

Balance at December 31, 2003	148,686	0	0	148,686	0	148,686

MEMBERS EQUITY
Balance at January 1, 2003	0	513	4,678	5,191	(5,191)	0
Add(Deduct)
Net income (loss)	0	311	0	311	(311)	0
Distribution of members’ equity	0	(87)	0	(87)	87	0
Members’ capital contributions	0	4,829	10	4,839	(4,839)	0

Balance at December 31, 2003	0	5,566	4,688	10,254	(10,254)	0

WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	West Penn Funding Corporation	West Penn Funding, LLC—West	West Penn Funding, LLC	Combined Totals	Eliminations, etc.	West Penn Funding Corporation Consolidated
						(carried to pg E-5)
Cash Flows from Operations:
Net Income (loss)	61,228	311	0	61,539	(311)	61,228
Cumulative effect of accounting change, net	0	0	0	0	0	0

Income before cumulative effect of accounting change	61,228	311	0	61,539	(311)	61,228
Depreciation and amortization	0	0	78,477	78,477	0	78,477
Deferred investment credit and income taxes, net	(13,043)	0	0	(13,043)	0	(13,043)
Other, net	(45,422)	0	845	(44,577)	231	(44,346)
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0	0
Affiliated accounts receivable / payable, net	0	0	7,752	7,752	0	7,752
Materials and supplies	0	0	0	0	0	0
Taxes receivable / accrued, net	7,675	69	0	7,744	0	7,744
Noncurrent income taxes payable	(24)	1	0	(23)	0	(23)
Other, net	0	(25)	(84)	(109)	(1)	(110)

Total Cash Flows from Operations	10,414	356	86,990	97,760	(81)	97,679

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	0	0	0	0	0	0
Contribution to affiliate	(4,838)	0	0	(4,838)	4,838	0
Increase in restricted funds	0	0	(11,018)	(11,018)	0	(11,018)

Total Cash Flows used in Investing	(4,838)	0	(11,018)	(15,856)	4,838	(11,018)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	(75,990)	(75,990)	(6)	(75,996)
Issuance of notes and bonds	0	0	0	0	0	0
Notes receivable due from affiliates	0	(5,011)	0	(5,011)	0	(5,011)
Parent Company contribution	2,880	4,828	10	7,718	(4,838)	2,880
Return of capital contribution	(4,450)	0	0	(4,450)	0	(4,450)
Dividends on capital stock:
Common stock	(4,009)	(87)	0	(4,096)	87	(4,009)

Total Cash Flows from (used in) Financing	(5,579)	(270)	(75,980)	(81,829)	(4,757)	(86,586)

Net Change in Cash and
Temporary Cash Investments*	(3)	86	(8)	75	0	75
Cash and Temporary Cash Investments at January 1	27	17	1,760	1,804	0	1,804

Cash and Temporary Cash Investments at December 31	24	103	1,752	1,879	0	1,879

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	0	26,992	26,992	0	26,992
Income taxes	5,456	0	0	5,456	(30)	5,426

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(carried to pg E-1)
ASSETS
Current assets:
Cash and temporary cash investments	17,052	0	17,052	0	17,052
Accounts receivable:
Billed:
Other	5	1	6	0	6
Affiliates, net	0	57	57	(57)	0
Notes receivable—affiliated	23	0	23	(23)	0
Taxes receivable—affiliated	0	0	0	0	0
Intangible transition property	0	0	0	0	0
Other current assets	12	0	12	0	12

Total Current Assets	17,092	58	17,150	(80)	17,070

Property, plant and equipment:
In service, at original cost	1,746	9	1,755	0	1,755
Accumulated depreciation	33	(1)	32	0	32

Subtotal	1,779	8	1,787	0	1,787
Construction work in progress	0	(2)	(2)	0	(2)

Net Property, Plant and Equipment	1,779	6	1,785	0	1,785

Investments and other assets:
Securities of subsidiaries consolidated	37	0	37	(37)	0
Long-term notes receivable—affiliated	0	0	0	0	0

Total Investments and Other Assets	37	0	37	(37)	0

Deferred charges:
Deferred income taxes	7,689	0	7,689	0	7,689
Intangible transition property	0	0	0	0	0
Other deferred charges	0	0	0	0	0

Total Deferred Charges	7,689	0	7,689	0	7,689

Total Assets	26,597	64	26,661	(117)	26,544

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(carried to pg E-2)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	0	0	0	0	0
Bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable to affiliates, net	176	0	176	(57)	119
Deferred income taxes	2,159	1	2,160	0	2,160
Taxes accrued:
Federal and state income	9,200	1	9,201	0	9,201
Interest accrued	0	0	0	0	0
Deferred gain on sale of intangible transition property	0	0	0	0	0

Total Current Liabilities	11,535	2	11,537	(57)	11,480

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Long-term notes and advances—affiliated	0	22	22	(22)	0
Deferred credits and other liabilities:
Taxes payable to affiliates	1,535	2	1,537	0	1,537
Deferred income taxes	0	0	0	0	0
Deferred gain on sale of intangible transition property	0	0	0	0	0

Total Deferred Credits and Other Liabilities	1,535	2	1,537	0	1,537

Stockholders’ equity
Common stock	3,000	1	3,001	(1)	3,000
Other paid-in capital	(555)	0	(555)	0	(555)
Members equity	0	0	0	0	0
Retained earnings	11,082	37	11,119	(37)	11,082

Total stockholders’ equity	13,527	38	13,565	(38)	13,527

Total stockholders’ equity and liabilities	26,597	64	26,661	(117)	26,544

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(Carried to Pg E-3)
Total operating revenues	0	0	0	0	0

Cost of revenues:
Purchased energy and transmission	0	0	0	0	0

Total cost of revenues	0	0	0	0	0

Net revenues	0	0	0	0	0

Other operating expenses:
Workforce reduction expenses	0	0	0	0	0
Operation expense	19	0	19	0	19
Depreciation and amortization	0	0	0	0	0
Taxes other than income taxes	1	0	1	0	1

Total other operating expenses	20	0	20	0	20

Operating income (loss)	(20)	0	(20)	0	(20)

Other income (expenses), net	11,862	0	11,862	(6)	11,856
Interest charges:
Interest on debt	16	0	16	0	16
Allowance for borrowed funds used during construction	0	0	0	0	0

Total interest charges	16	0	16	0	16

Income (loss) before income taxes and cumulative effect of accounting change	11,826	0	11,826	(6)	11,820
Federal and state income tax expense (benefit)	4,344	(6)	4,338	0	4,338

Income (loss) before cumulative effect of accounting change, net	7,482	6	7,488	(6)	7,482
Cumulative effect of accounting change, net	0	0	0	0	0

Net income (loss)	7,482	6	7,488	(6)	7,482

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(carried to pg E-4)
RETAINED EARNINGS
Balance at January 1, 2003	3,570	30	3,600	(30)	3,570
Equity adjustment to reflect consolidation of subsidiary	30	0	30	0	30

	3,600	30	3,630	(30)	3,600
Add:
Net Income (loss)	7,482	6	7,488	(6)	7,482

Total	11,082	36	11,118	(36)	11,082

Deduct:
Dividends on Common Stock	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2003	11,082	36	11,118	(36)	11,082

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	(555)	0	(555)	0	(555)
Add(Deduct)	0	0	0	0	0

Balance at December 31, 2003	(555)	0	(555)	0	(555)

MEMBERS EQUITY
Balance at January 1, 2003	0	0	0	0	0
Add(Deduct)
Net income (loss)	0	0	0	0	0
Investment from member	0	0	0	0	0
Members’ capital contributions	0	0	0	0	0

Balance at December 31, 2003	0	0	0	0	0

WEST VIRGINIA POWER AND TRANSMISSION COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Combined Totals	Eliminations, etc.	West Virginia Power and Transmission Company Consolidated
					(carried to pg E-5)
Cash Flows from Operations:
Net Income (loss)	7,482	6	7,488	(6)	7,482
Cumulative effect of accounting change, net	0	0	0	0	0

Income before cumulative effect of accounting change	7,482	6	7,488	(6)	7,482
Amortization of intangible transition property	0	0	0	0	0
Depreciation and amortization	0	0	0	0	0
Deferred investment credit and income taxes, net	(5,886)	0	(5,886)	0	(5,886)
Loss (gain) on disposal of assets	(11,400)	0	(11,400)	0	(11,400)
Other, net	(6)	0	(6)	6	0
Changes in certain current assets and liabilities:
Accounts receivable, net	(5)	(1)	(6)	0	(6)
Affiliated accounts receivable / payable, net	134	(33)	101	0	101
Materials and supplies	0	0	0	0	0
Taxes receivable / accrued, net	6,417	(3)	6,414	0	6,414
Accounts payable	(5)	0	(5)	0	(5)
Interest accrued	0	0	0	0	0
Noncurrent income taxes payable	(969)	2	(967)	0	(967)
Other, net	(11,894)	0	(11,894)	0	(11,894)

Total Cash Flows from Operations	(16,132)	(29)	(16,161)	0	(16,161)

Cash Flows used in Investing:
Regulated operations’ construction expenditures (less allowance for other than borrowed funds used during construction)	11,932	21	11,953	0	11,953
Proceeds from sale of businesses and assets	11,468	0	11,468	0	11,468

Total Cash Flows used in Investing	23,400	21	23,421	0	23,421

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Issuance of notes and bonds	0	0	0	0	0
Notes receivable due from affiliates	(8)	0	(8)	8	0
Notes payable to affiliates	0	8	8	(8)	0
Parent Company contribution	0	0	0	0	0
Change in restricted funds	0	0	0	0	0
Dividends on capital stock:
Common stock	0	0	0	0	0

Total Cash Flows from (used in) Financing	(8)	8	0	0	0

Net Change in Cash and
Temporary Cash Investments*	7,260	0	7,260	0	7,260
Cash and Temporary Cash Investments at January 1	9,792	0	9,792	0	9,792

Cash and Temporary Cash Investments at December 31	17,052	0	17,052	0	17,052

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	16	0	16	0	16
Income taxes	4,783	(6)	4,777	0	4,777

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-1a)
ASSETS
Current assets:
Cash and temporary cash investments	172,003	2,272	174,275
Accounts receivable:
Billed:
Energy trading and other	69,457	0	69,457
Unbilled	2,663	0	2,663
Affiliates, net	0	1,254	1,254
Allowance for uncollectible accounts	(2,903)	0	(2,903)
Materials and supplies—at average cost:
Operating and construction	50,238	2,294	52,532
Fuel	37,794	0	37,794
Deferred income taxes	17,635	0	17,635
Prepaid trades	0	0	0
Commodity contracts	31,640	0	31,640
Taxes receivable—nonaffiliated	194,378	0	194,378
Taxes receivable—affiliated	0	0	0
Prepaid taxes	16,938	0	16,938
Restricted funds	76,682	0	76,682
Other current assets	10,278	269	10,547

Total Current Assets	676,803	6,089	682,892

Property, plant and equipment:
In service, at original cost	3,998,799	830,282	4,829,081
Accumulated depreciation	(1,824,110)	(295,127)	(2,119,237)

Subtotal	2,174,689	535,155	2,709,844
Construction work in progress	54,103	11,945	66,048

Net Property, Plant and Equipment	2,228,792	547,100	2,775,892

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	367,287
Securities of subsidiaries consolidated	2,963,409	0	2,963,409
Long-term notes receivable	32,611	0	32,611
Other assets	18,025	0	18,025

Total Investments and Other Assets	3,381,332	0	3,381,332

Deferred charges:
Regulatory assets	0	9,076	9,076
Deferred income taxes	0	0	0
Commodity contracts	5,536	0	5,536
Other deferred charges	31,391	108	31,499

Total Deferred Charges	36,927	9,184	46,111

Total Assets	6,323,854	562,373	6,886,227

H - 1a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Energy Financing Company, LLC	Lake Acquisition Company, LLC	Subtotal
	(from pg H-1)			(Carried to Pg H-1b)
ASSETS
Current assets:
Cash and temporary cash investments	174,275	0	0	174,275
Accounts receivable:
Billed:
Energy trading and other	69,457	0	0	69,457
Unbilled	2,663	0	0	2,663
Affiliates, net	1,254	0	1	1,255
Allowance for uncollectible accounts	(2,903)	0	0	(2,903)
Notes receivable	0	0	0	0
Materials and supplies—at average cost:
Operating and construction	52,532	0	0	52,532
Fuel	37,794	0	0	37,794
Deferred income taxes	17,635	0	0	17,635
Prepaid trades	0	0	0	0
Commodity contracts	31,640	0	0	31,640
Taxes receivable—nonaffiliated	194,378	0	6	194,384
Taxes receivable—affiliated	0	0	0	0
Prepaid taxes	16,938	0	0	16,938
Restricted funds	76,682	0	0	76,682
Other current assets	10,547	0	0	10,547

Total Current Assets	682,892	0	7	682,899

Property, plant and equipment:
In service, at original cost	4,829,081	0	669	4,829,750
Accumulated depreciation	(2,119,237)	0	(14)	(2,119,251)

Subtotal	2,709,844	0	655	2,710,499
Construction work in progress	66,048	0	0	66,048

Net Property, Plant and Equipment	2,775,892	0	655	2,776,547

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	367,287
Securities of subsidiaries consolidated	2,963,409	0	0	2,963,409
Long-term notes receivable	32,611	0	0	32,611
Other assets	18,025	0	0	18,025

Total Investments and Other Assets	3,381,332	0	0	3,381,332

Deferred charges:
Regulatory assets	9,076	0	0	9,076
Deferred income taxes	0	0	0	0
Commodity contracts	5,536	0	0	5,536
Other deferred charges	31,499	0	0	31,499

Total Deferred Charges	46,111	0	0	46,111

Total Assets	6,886,227	0	662	6,886,889

H - 1b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-1a)				(Carried to Pg H-1c)
ASSETS
Current assets:
Cash and temporary cash investments	174,275	2,657	1,734	6,401	185,067
Accounts receivable:
Billed:
Energy trading and other	69,457	0	0	0	69,457
Unbilled	2,663	0	0	0	2,663
Affiliates, net	1,255	20,889	12,405	18,741	53,290
Allowance for uncollectible accounts	(2,903)	0	0	0	(2,903)
Notes receivable	0	0	0	0	0
Materials and supplies—at average cost:
Operating and construction	52,532	868	704	687	54,791
Fuel	37,794	0	0	0	37,794
Deferred income taxes	17,635	0	0	0	17,635
Prepaid trades	0	0	0	0	0
Commodity contracts	31,640	0	0	0	31,640
Taxes receivable—nonaffiliated	194,384	0	0	0	194,384
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	16,938	0	0	0	16,938
Restricted funds	76,682	0	0	0	76,682
Other current assets	10,547	602	1	1	11,151

Total Current Assets	682,899	25,016	14,844	25,830	748,589

Property, plant and equipment:
In service, at original cost	4,829,750	321,614	300,515	422,176	5,874,055
Accumulated depreciation	(2,119,251)	(24,595)	(23,469)	(32,882)	(2,200,197)

Subtotal	2,710,499	297,019	277,046	389,294	3,673,858
Construction work in progress	66,048	1,482	0	745	68,275

Net Property, Plant and Equipment	2,776,547	298,501	277,046	390,039	3,742,133

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	2,963,409	0	0	0	2,963,409
Long-term notes receivable	32,611	0	0	0	32,611
Other assets	18,025	0	0	0	18,025

Total Investments and Other Assets	3,381,332	0	0	0	3,381,332

Deferred charges:
Regulatory assets	9,076	0	0	0	9,076
Deferred income taxes	0	0	0	0	0
Commodity contracts	5,536	0	0	0	5,536
Other deferred charges	31,499	34,228	0	0	65,727

Total Deferred Charges	46,111	34,228	0	0	80,339

Total Assets	6,886,889	357,745	291,890	415,869	7,952,393

H - 1c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-1b)		(from pg I-1)		(Carried to Pg H-1d)
ASSETS
Current assets:
Cash and temporary cash investments	185,067	55	2,034	0	187,156
Accounts receivable:
Billed:
Energy trading and other	69,457	0	0	0	69,457
Unbilled	2,663	0	0	0	2,663
Affiliates, net	53,290	3,630	5,501	35,224	97,645
Allowance for uncollectible accounts	(2,903)	0	0	0	(2,903)
Notes receivable	0	0	0	0	0
Materials and supplies—at average cost:
Operating and construction	54,791	0	0	0	54,791
Fuel	37,794	0	0	0	37,794
Deferred income taxes	17,635	0	0	0	17,635
Prepaid trades	0	0	0	0	0
Commodity contracts	31,640	0	0	0	31,640
Taxes receivable—nonaffiliated	194,384	0	5,202	9,160	208,746
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	16,938	0	0	0	16,938
Restricted funds	76,682	0	5,010	0	81,692
Other current assets	11,151	6,134	1	0	17,286

Total Current Assets	748,589	9,819	17,748	44,384	820,540

Property, plant and equipment:
In service, at original cost	5,874,055	0	0	0	5,874,055
Accumulated depreciation	(2,200,197)	0	0	0	(2,200,197)

Subtotal	3,673,858	0	0	0	3,673,858
Construction work in progress	68,275	0	0	1	68,276

Net Property, Plant and Equipment	3,742,133	0	0	1	3,742,134

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	2,963,409	0	0	0	2,963,409
Unregulated investments	0	0	0	0	0
Long-term notes receivable	32,611	1,781,754	0	0	1,814,365
Other assets	18,025	0	0	0	18,025

Total Investments and Other Assets	3,381,332	1,781,754	0	0	5,163,086

Deferred charges:
Regulatory assets	9,076	0	0	0	9,076
Deferred income taxes	0	299	719	28,049	29,067
Commodity contracts	5,536	0	0	0	5,536
Other deferred charges	65,727	0	0	0	65,727

Total Deferred Charges	80,339	299	719	28,049	109,406

Total Assets	7,952,393	1,791,872	18,467	72,434	9,835,166

H - 1d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Capital Midwest, LLC	Allegheny Trading Finance Company, LLC	Subtotal
	(from pg H-1c)				(Carried to Pg H-1e)
ASSETS
Current assets:
Cash and temporary cash investments	187,156	0	0	55,869	243,025
Accounts receivable:
Billed:
Energy trading and other	69,457	0	0	0	69,457
Unbilled	2,663	0	0	0	2,663
Affiliates, net	97,645	0	0	7,081	104,726
Allowance for uncollectible accounts	(2,903)	0	0	0	(2,903)
Notes receivable	0	0	0	0	0
Materials and supplies—at average cost:
Operating and construction	54,791	0	0	0	54,791
Fuel	37,794	0	0	0	37,794
Deferred income taxes	17,635	0	0	0	17,635
Prepaid trades	0	0	0	0	0
Commodity contracts	31,640	0	0	0	31,640
Taxes receivable—nonaffiliated	208,746	1,143	0	0	209,889
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	16,938	0	0	0	16,938
Restricted funds	81,692	0	0	25,812	107,504
Other current assets	17,286	0	0	37	17,323

Total Current Assets	820,540	1,143	0	88,799	910,482

Property, plant and equipment:
In service, at original cost	5,874,055	0	0	0	5,874,055
Accumulated depreciation	(2,200,197)	0	0	0	(2,200,197)

Subtotal	3,673,858	0	0	0	3,673,858
Construction work in progress	68,276	0	0	0	68,276

Net Property, Plant and Equipment	3,742,134	0	0	0	3,742,134

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	2,963,409	0	0	0	2,963,409
Unregulated investments	0	27,038	0	0	27,038
Long-term notes receivable	1,814,365	0	0	0	1,814,365
Other assets	18,025	0	0	0	18,025

Total Investments and Other Assets	5,163,086	27,038	0	0	5,190,124

Deferred charges:
Regulatory assets	9,076	0	0	0	9,076
Deferred income taxes	29,067	0	0	28	29,095
Commodity contracts	5,536	0	0	0	5,536
Other deferred charges	65,727	0	0	0	65,727

Total Deferred Charges	109,406	0	0	28	109,434

Total Assets	9,835,166	28,181	0	88,827	9,952,174

H - 1e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services, LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-1d)	(from pg J-1)			(carried to pg A-1a)
ASSETS
Current assets:
Cash and temporary cash investments	243,025	8,191	251,216	0	251,216
Accounts receivable:
Billed:
Energy trading and other	69,457	0	69,457	0	69,457
Unbilled	2,663	0	2,663	0	2,663
Affiliates, net	104,726	0	104,726	(104,726)	0
Allowance for uncollectible accounts	(2,903)	0	(2,903)	0	(2,903)
Notes receivable	0	0	0	0	0
Materials and supplies—at average cost:
Operating and construction	54,791	0	54,791	0	54,791
Fuel	37,794	0	37,794	0	37,794
Deferred income taxes	17,635	0	17,635	(2,318)	15,317
Prepaid trades	0	0	0	0	0
Commodity contracts	31,640	0	31,640	0	31,640
Taxes receivable—nonaffiliated	209,889	817	210,706	(209,523)	1,183
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	16,938	0	16,938	0	16,938
Restricted funds	107,504	0	107,504	0	107,504
Other current assets	17,323	0	17,323	(6,242)	11,081

Total Current Assets	910,482	9,008	919,490	(322,809)	596,681

Property, plant and equipment:
In service, at original cost	5,874,055	0	5,874,055	(123,838)	5,750,217
Accumulated depreciation	(2,200,197)	0	(2,200,197)	0	(2,200,197)

Subtotal	3,673,858	0	3,673,858	(123,838)	3,550,020
Construction work in progress	68,276	0	68,276	0	68,276

Net Property, Plant and Equipment	3,742,134	0	3,742,134	(123,838)	3,618,296

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	367,287	0	367,287
Securities of subsidiaries consolidated	2,963,409	0	2,963,409	(2,963,409)	0
Unregulated investments	27,038	0	27,038	0	27,038
Long-term notes receivable	1,814,365	0	1,814,365	(1,814,365)	0
Other assets	18,025	0	18,025	0	18,025

Total Investments and Other Assets	5,190,124	0	5,190,124	(4,777,774)	412,350

Deferred charges:
Regulatory assets	9,076	0	9,076	0	9,076
Deferred income taxes	29,095	7,315	36,410	(36,410)	0
Commodity contracts	5,536	0	5,536	0	5,536
Other deferred charges	65,727	(184)	65,543	0	65,543

Total Deferred Charges	109,434	7,131	116,565	(36,410)	80,155

Total Assets	9,952,174	16,139	9,968,313	(5,260,831)	4,707,482

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	0	0	0
Long-term debt due within 1 year	350,000	0	350,000
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0
Accounts payable	97,479	0	97,479
Accounts payable to affiliates, net	113,225	283	113,508
Deferred income taxes	0	0	0
Taxes accrued:
Federal and state income	0	2,409	2,409
Other	21,912	0	21,912
Commodity contracts	41,486	0	41,486
Derivative instruments	0	0	0
Interest accrued	35,951	2,292	38,243
Adverse power purchase commitments	16,251	0	16,251
Other current liabilities	81,935	0	81,935

Total Current Liabilities	758,239	4,984	763,223

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,735,119	99,360	2,834,479
Long-term notes and advances—affiliated	1,781,754	30,000	1,811,754

Deferred credits and other liabilities:
Unamortized investment credit	19,521	39,913	59,434
Taxes payable to affiliates	0	17,543	17,543
Commodity contracts	61,125	0	61,125
Deferred income taxes	54,359	159,565	213,924
Adverse power purchase commitments	107,587	0	107,587
Regulatory liabilities	0	25,412	25,412
Other	37,378	0	37,378

Total Deferred Credits and Other Liabilities	279,970	242,433	522,403

Stockholders’ equity
Other paid-in capital	0	172,669	172,669
Common stock of subsidiaries consolidated	0	1	1
Members equity	769,630	0	769,630
Retained earnings	0	12,926	12,926
Accumulated other comprehensive loss	(858)	0	(858)

Total Stockholders’ Equity	768,772	185,596	954,368

Total Stockholders’ Equity and Liabilities	6,323,854	562,373	6,886,227

H - 2a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Energy Financing Company, LLC	Lake Acquisition Company, LLC	Subtotal
	(from pg H-2)			(Carried to Pg H-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	0	0	0	0
Long-term debt due within 1 year	350,000	0	0	350,000
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0
Accounts payable	97,479	0	0	97,479
Accounts payable to affiliates, net	113,508	0	0	113,508
Deferred income taxes	0	0	0	0
Taxes accrued:
Federal and state income	2,409	0	0	2,409
Other	21,912	0	0	21,912
Taxes payable to affiliates	0	0	0	0
Commodity contracts	41,486	0	0	41,486
Derivative instruments	0	0	0	0
Interest accrued	38,243	0	0	38,243
Adverse power purchase commitments	16,251	0	0	16,251
Other current liabilities	81,935	0	0	81,935

Total Current Liabilities	763,223	0	0	763,223

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,834,479	0	0	2,834,479
Long-term notes and advances—affiliated	1,811,754	0	0	1,811,754

Deferred credits and other liabilities:
Unamortized investment credit	59,434	0	0	59,434
Taxes payable to affiliates	17,543	0	0	17,543
Commodity contracts	61,125	0	0	61,125
Deferred income taxes	213,924	0	3	213,927
Adverse power purchase commitments	107,587	0	0	107,587
Regulatory liabilities	25,412	0	0	25,412
Other	37,378	0	0	37,378

Total Deferred Credits and Other Liabilities	522,403	0	3	522,406

Stockholders’ equity
Other paid-in capital	172,669	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	1
Members equity	769,630	0	659	770,289
Retained earnings	12,926	0	0	12,926
Accumulated other comprehensive loss	(858)	0	0	(858)

Total Stockholders’ Equity	954,368	0	659	955,027

Total Stockholders’ Equity and Liabilities	6,886,227	0	662	6,886,889

H - 2b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-2a)				(Carried to Pg H-2c)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	0	0	0	0	0
Long-term debt due within 1 year	350,000	0	0	0	350,000
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	97,479	2,506	110	110	100,205
Accounts payable to affiliates, net	113,508	0	0	0	113,508
Deferred income taxes	0	0	0	0	0
Taxes accrued:
Federal and state income	2,409	0	0	0	2,409
Other	21,912	15	475	510	22,912
Taxes payable to affiliates	0	0	0	0	0
Commodity contracts	41,486	0	0	0	41,486
Derivative instruments	0	0	0	0	0
Interest accrued	38,243	0	0	0	38,243
Adverse power purchase commitments	16,251	0	0	0	16,251
Other current liabilities	81,935	0	0	110	82,045

Total Current Liabilities	763,223	2,521	585	730	767,059

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,834,479	0	0	0	2,834,479
Long-term notes and advances—affiliated	1,811,754	0	0	0	1,811,754

Deferred credits and other liabilities:
Unamortized investment credit	59,434	0	0	0	59,434
Payables to affiliates	0	0	0	0	0
Taxes payable to affiliates	17,543	0	0	0	17,543
Commodity contracts	61,125	0	0	0	61,125
Deferred income taxes	213,927	0	0	0	213,927
Adverse power purchase commitments	107,587	0	0	0	107,587
Regulatory liabilities	25,412	0	0	0	25,412
Other	37,378	0	0	9,523	46,901

Total Deferred Credits and Other Liabilities	522,406	0	0	9,523	531,929

Stockholders’ equity
Other paid-in capital	172,669	0	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	0	1
Members equity	770,289	355,224	291,305	405,616	1,822,434
Retained earnings	12,926	0	0	0	12,926
Accumulated other comprehensive loss	(858)	0	0	0	(858)

Total Stockholders’ Equity	955,027	355,224	291,305	405,616	2,007,172

Total Stockholders’ Equity and Liabilities	6,886,889	357,745	291,890	415,869	7,952,393

H - 2c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-2b)		(from pg I-2)		(Carried to Pg H-2d)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	0	0	0	0	0
Long-term debt due within 1 year	350,000	0	0	0	350,000
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	100,205	0	5,011	0	105,216
Accounts payable to affiliates, net	113,508	0	0	0	113,508
Deferred income taxes	0	0	0	0	0
Taxes accrued:
Federal and state income	2,409	6,999	0	0	9,408
Other	22,912	0	0	0	22,912
Taxes payable to affiliates	0	0	0	0	0
Commodity contracts	41,486	0	0	0	41,486
Derivative instruments	0	0	0	0	0
Interest accrued	38,243	0	0	109	38,352
Adverse power purchase commitments	16,251	0	0	0	16,251
Other current liabilities	82,045	0	0	259	82,304

Total Current Liabilities	767,059	6,999	5,011	368	779,437

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,834,479	0	0	0	2,834,479
Long-term notes and advances—affiliated	1,811,754	0	0	2,611	1,814,365

Deferred credits and other liabilities:
Unamortized investment credit	59,434	0	0	0	59,434
Payables to affiliates	0	0	0	0	0
Taxes payable to affiliates	17,543	0	0	381	17,924
Commodity contracts	61,125	0	0	0	61,125
Deferred income taxes	213,927	0	0	0	213,927
Adverse power purchase commitments	107,587	0	0	0	107,587
Regulatory liabilities	25,412	0	0	0	25,412
Other	46,901	0	0	8,106	55,007

Total Deferred Credits and Other Liabilities	531,929	0	0	8,487	540,416

Stockholders’ equity
Other paid-in capital	172,669	0	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	0	1
Members equity	1,822,434	1,784,873	13,456	60,968	3,681,731
Retained earnings	12,926	0	0	0	12,926
Accumulated other comprehensive loss	(858)	0	0	0	(858)

Total Stockholders’ Equity	2,007,172	1,784,873	13,456	60,968	3,866,469

Total Stockholders’ Equity and Liabilities	7,952,393	1,791,872	18,467	72,434	9,835,166

H - 2d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Capital Midwest, LLC	Allegheny Trading Finance Company, LLC	Subtotal
	(from pg H-2c)				(Carried to Pg H-2e)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	0	0	0	0	0
Long-term debt due within 1 year	350,000	0	0	0	350,000
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	105,216	0	0	28,028	133,244
Accounts payable to affiliates, net	113,508	0	0	0	113,508
Deferred income taxes	0	0	0	1	1
Taxes accrued:
Federal and state income	9,408	0	0	191,923	201,331
Other	22,912	0	0	0	22,912
Taxes payable to affiliates	0	0	0	0	0
Commodity contracts	41,486	0	0	0	41,486
Derivative instruments	0	0	0	0	0
Interest accrued	38,352	0	0	0	38,352
Adverse power purchase commitments	16,251	0	0	0	16,251
Other current liabilities	82,304	0	0	0	82,304

Total Current Liabilities	779,437	0	0	219,952	999,389

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,834,479	0	0	0	2,834,479
Long-term notes and advances—affiliated	1,814,365	0	0	0	1,814,365
Deferred credits and other liabilities:
Unamortized investment credit	59,434	0	0	0	59,434
Payables to affiliates	0	0	0	0	0
Taxes payable to affiliates	17,924	0	0	0	17,924
Commodity contracts	61,125	0	0	0	61,125
Deferred income taxes	213,927	1,970	0	0	215,897
Adverse power purchase commitments	107,587	0	0	0	107,587
Regulatory liabilities	25,412	0	0	0	25,412
Other	55,007	0	0	0	55,007

Total Deferred Credits and Other Liabilities	540,416	1,970	0	0	542,386

Stockholders’ equity
Other paid-in capital	172,669	0	0	0	172,669
Common stock of subsidiaries consolidated	1	0	0	0	1
Members equity	3,681,731	26,211	0	(131,125)	3,576,817
Retained earnings	12,926	0	0	0	12,926
Accumulated other comprehensive loss	(858)	0	0	0	(858)

Total Stockholders’ Equity	3,866,469	26,211	0	(131,125)	3,761,555

Total Stockholders’ Equity and Liabilities	9,835,166	28,181	0	88,827	9,952,174

H - 2e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services, LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-2d)	(from pg J-2)			(carried to pg A-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	0	0	0	0	0
Long-term debt due within 1 year	350,000	0	350,000	0	350,000
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0
Accounts payable	133,244	0	133,244	0	133,244
Accounts payable to affiliates, net	113,508	527	114,035	(104,725)	9,310
Deferred income taxes	1	2,317	2,318	(2,318)	0
Taxes accrued:
Federal and state income	201,331	0	201,331	(201,331)	0
Other	22,912	0	22,912	0	22,912
Taxes payable to affiliates	0	0	0	0	0
Commodity contracts	41,486	0	41,486	0	41,486
Derivative instruments	0	0	0	0	0
Interest accrued	38,352	0	38,352	(6,243)	32,109
Adverse power purchase commitments	16,251	0	16,251	(16,251)	0
Other current liabilities	82,304	0	82,304	0	82,304

Total Current Liabilities	999,389	2,844	1,002,233	(330,868)	671,365

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	2,834,479	0	2,834,479	0	2,834,479
Long-term notes and advances—affiliated	1,814,365	0	1,814,365	(1,814,365)	0
Deferred credits and other liabilities:
Unamortized investment credit	59,434	0	59,434	0	59,434
Payables to affiliates	0	0	0	0	0
Taxes payable to affiliates	17,924	0	17,924	(1)	17,923
Commodity contracts	61,125	0	61,125	0	61,125
Deferred income taxes	215,897	0	215,897	(44,603)	171,294
Adverse power purchase commitments	107,587	0	107,587	(107,587)	0
Regulatory liabilities	25,412	0	25,412	0	25,412
Other	55,007	0	55,007	2	55,009

Total Deferred Credits and Other Liabilities	542,386	0	542,386	(152,189)	390,197

Minority Interest	0	34	34	42,635	42,669
Stockholders’ equity
Other paid-in capital	172,669	0	172,669	(172,669)	0
Common stock of subsidiaries consolidated	1	0	1	(1)	0
Members equity	3,576,817	13,261	3,590,078	(2,820,448)	769,630
Retained earnings	12,926	0	12,926	(12,926)	0
Accumulated other comprehensive loss	(858)	0	(858)	0	(858)

Total Stockholders’ Equity	3,761,555	13,261	3,774,816	(3,006,044)	768,772

Total Stockholders’ Equity and Liabilities	9,952,174	16,139	9,968,313	(5,260,831)	4,707,482

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to Pg H-3a)
Total operating revenues	992,610	70,532	1,063,142

Cost of revenues:
Fuel consumed for electric generation	453,257	0	453,257
Purchased energy and transmission	205,221	0	205,221

Total cost of revenues	658,478	0	658,478

Net revenues	334,132	70,532	404,664

Other operating expenses:
Operation expense	404,678	5,163	409,841
Depreciation and amortization	100,910	17,038	117,948
Taxes other than income taxes	52,372	3,232	55,604

Total other operating expenses	557,960	25,433	583,393

Operating income (loss)	(223,828)	45,099	(178,729)

Other income (expenses), net	(53,191)	164	(53,027)
Interest charges:
Interest on debt	431,524	12,447	443,971
Interest capitalized	(14,809)	0	(14,809)

Total interest charges	416,715	12,447	429,162

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(693,734)	32,816	(660,918)
Federal and state income tax expense (benefit)	(222,816)	11,989	(210,827)
Minority interest	0	0	0

Income (loss) before cumulative effect of accounting change, net	(470,918)	20,827	(450,091)
Cumulative effect of accounting change, net	(19,525)	0	(19,525)

Net income (loss)	(490,443)	20,827	(469,616)

H - 3a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Energy Financing Company, LLC	Lake Acquisition Company, LLC	Subtotal
	(from pg H-3)			(Carried to Pg H-3b)
Total operating revenues	1,063,142	0	0	1,063,142

Cost of revenues:
Fuel consumed for electric generation	453,257	0	0	453,257
Purchased energy and transmission	205,221	0	0	205,221

Total cost of revenues	658,478	0	0	658,478

Net revenues	404,664	0	0	404,664

Other operating expenses:
Operation expense	409,841	9	0	409,850
Depreciation and amortization	117,948	0	5	117,953
Taxes other than income taxes	55,604	0	0	55,604

Total other operating expenses	583,393	9	5	583,407

Operating income (loss)	(178,729)	(9)	(5)	(178,743)

Other income (expenses), net	(53,027)	10,226	0	(42,801)
Interest charges:
Interest on debt	443,971	0	0	443,971
Interest capitalized	(14,809)	0	0	(14,809)

Total interest charges	429,162	0	0	429,162

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(660,918)	10,217	(5)	(650,706)
Federal and state income tax expense (benefit)	(210,827)	3,141	0	(207,686)
Minority interest	0	0	0	0

Income (loss) before cumulative effect of accounting change, net	(450,091)	7,076	(5)	(443,020)
Cumulative effect of accounting change, net	(19,525)	0	0	(19,525)

Net income (loss)	(469,616)	7,076	(5)	(462,545)

H - 3b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-3a)				(Carried to Pg H-3c)
Total operating revenues	1,063,142	17,991	10,596	27,680	1,119,409

Cost of revenues:
Fuel consumed for electric generation	453,257	447	293	1,583	455,580
Purchased energy and transmission	205,221	0	0	421	205,642

Total cost of revenues	658,478	447	293	2,004	661,222

Net revenues	404,664	17,544	10,303	25,676	458,187

Other operating expenses:
Operation expense	409,850	6,649	1,668	2,387	420,554
Depreciation and amortization	117,953	9,535	8,824	12,361	148,673
Taxes other than income taxes	55,604	1,270	(136)	739	57,477

Total other operating expenses	583,407	17,454	10,356	15,487	626,704

Operating income (loss)	(178,743)	90	(53)	10,189	(168,517)

Other income (expenses), net	(42,801)	(72)	24	22	(42,827)
Interest charges:
Interest on debt	443,971	18	(29)	10,211	454,171
Interest capitalized	(14,809)	0	0	0	(14,809)

Total interest charges	429,162	18	(29)	10,211	439,362

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(650,706)	0	0	0	(650,706)
Federal and state income tax expense (benefit)	(207,686)	0	0	0	(207,686)
Minority interest	0	0	0	0	0

Income (loss) before cumulative effect of accounting change, net	(443,020)	0	0	0	(443,020)
Cumulative effect of accounting change, net	(19,525)	0	0	0	(19,525)

Net income (loss)	(462,545)	0	0	0	(462,545)

H - 3c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003 (000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-3b)		(from pg I-3)		(Carried to Pg H-3d)
Total operating revenues	1,119,409	0	7,110	0	1,126,519

Cost of revenues:
Fuel consumed for electric generation	455,580	0	3,184	0	458,764
Purchased energy and transmission	205,642	0	0	0	205,642

Total cost of revenues	661,222	0	3,184	0	664,406

Net revenues	458,187	0	3,926	0	462,113

Other operating expenses:
Operation expense	420,554	16	29,873	1,970	452,413
Depreciation and amortization	148,673	0	620	0	149,293
Taxes other than income taxes	57,477	1	110	41	57,629

Total other operating expenses	626,704	17	30,603	2,011	659,335

Operating income (loss)	(168,517)	(17)	(26,677)	(2,011)	(197,222)

Other income (expenses), net	(42,827)	144,083	(354)	166	101,068
Interest charges:
Interest on debt	454,171	0	10	108	454,289
Interest capitalized	(14,809)	0	92	0	(14,717)

Total interest charges	439,362	0	102	108	439,572

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(650,706)	144,066	(27,133)	(1,953)	(535,726)
Federal and state income tax expense (benefit)	(207,686)	49,842	(9,395)	1,878	(165,361)
Minority interest	0	0	0	0	0

Income (loss) before cumulative effect of accounting change, net	(443,020)	94,224	(17,738)	(3,831)	(370,365)
Cumulative effect of accounting change, net	(19,525)	0	(8)	0	(19,533)

Net income (loss)	(462,545)	94,224	(17,746)	(3,831)	(389,898)

H - 3d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Capital Midwest, LLC	Allegheny Trading Finance Company, LLC	Subtotal
	(from pg H-3c)				(Carried to Pg H-3e)
Total operating revenues	1,126,519	0	0	(206,225)	920,294

Cost of revenues:
Fuel consumed for electric generation	458,764	0	0	0	458,764
Purchased energy and transmission	205,642	0	0	93,085	298,727

Total cost of revenues	664,406	0	0	93,085	757,491

Net revenues	462,113	0	0	(299,310)	162,803

Other operating expenses:
Operation expense	452,413	1	8	6,235	458,657
Depreciation and amortization	149,293	0	0	0	149,293
Taxes other than income taxes	57,629	0	0	1	57,630

Total other operating expenses	659,335	1	8	6,236	665,580

Operating income (loss)	(197,222)	(1)	(8)	(305,546)	(502,777)

Other income (expenses), net	101,068	(1,620)	0	187	99,635
Interest charges:
Interest on debt	454,289	0	0	0	454,289
Interest capitalized	(14,717)	0	0	0	(14,717)

Total interest charges	439,572	0	0	0	439,572

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(535,726)	(1,621)	(8)	(305,359)	(842,714)
Federal and state income tax expense (benefit)	(165,361)	(524)	(3)	(154,580)	(320,468)
Minority interest	0	0	0	0	0

Income (loss) before cumulative effect of accounting change, net	(370,365)	(1,097)	(5)	(150,779)	(522,246)
Cumulative effect of accounting change, net	(19,533)	0	0	0	(19,533)

Net income (loss)	(389,898)	(1,097)	(5)	(150,779)	(541,779)

H - 3e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services, LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-3d)	(from pg J-3)			(carried to pg A-3a)
Total operating revenues	920,294	0	920,294	(210,972)	709,322

Cost of revenues:
Fuel consumed for electric generation	458,764	0	458,764	0	458,764
Purchased energy and transmission	298,727	0	298,727	(192,172)	106,555

Total cost of revenues	757,491	0	757,491	(192,172)	565,319

Net revenues	162,803	0	162,803	(18,800)	144,003

Other operating expenses:
Operation expense	458,657	2,841	461,498	(180)	461,318
Depreciation and amortization	149,293	0	149,293	(18,620)	130,673
Taxes other than income taxes	57,630	0	57,630	0	57,630

Total other operating expenses	665,580	2,841	668,421	(18,800)	649,621

Operating income (loss)	(502,777)	(2,841)	(505,618)	0	(505,618)

Other income (expenses), net	99,635	(6)	99,629	(97,861)	1,768
Interest charges:
Interest on debt	454,289	0	454,289	(156,933)	297,356
Interest capitalized	(14,717)	(677)	(15,394)	0	(15,394)

Total interest charges	439,572	(677)	438,895	(156,933)	281,962

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(842,714)	(2,170)	(844,884)	59,072	(785,812)
Federal and state income tax expense (benefit)	(320,468)	757	(319,711)	0	(319,711)
Minority interest	0	25	25	4,784	4,809

Income (loss) before cumulative effect of accounting change, net	(522,246)	(2,952)	(525,198)	54,288	(470,910)
Cumulative effect of accounting change, net	(19,533)	0	(19,533)	0	(19,533)

Net Income (loss)	(541,779)	(2,952)	(544,731)	54,288	(490,443)

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to pg H-4a)
RETAINED EARNINGS
Balance at January 1, 2003	0	4,599	4,599
Add:
Net income (loss)	0	20,827	20,827
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0

Total	0	25,426	25,426

Deduct:
Dividends on capital stock:
Common	0	12,500	12,500

Total deductions	0	12,500	12,500

Balance at December 31, 2003	0	12,926	12,926

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	0	132,669	132,669
Add (Deduct):
Capital contributions from parent	0	40,000	40,000
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0
Dividends on Capital Stock:
Common	0	0	0

Balance at December 31, 2003	0	172,669	172,669

MEMBERS EQUITY
Balance at January 1, 2003	1,049,299	0	1,049,299
Add:
Net income (loss)	(490,443)	0	(490,443)
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0
Members’ capital contributions	223,448	0	223,448
To reflect transfer of tax balances from disregarded entities to AE Supply	0	0	0

Total	782,304	0	782,304

Deduct:
Return of members’ capital contributions	12,674	0	12,674
To reflect sale of California Department of Water Resources power supply contracts	0	0	0
To reflect merger of Energy Financing Company, LLC into AES Lincoln Generating Facility, LLC	0	0	0
To reflect merger of AE Supply Midwest Capital, LLC into Allegheny Supply Capital, LLC	0	0	0
Distribution of members’ equity	0	0	0
Tax refund allocation adjustment	0	0	0

Total deductions	12,674	0	12,674

Balance at December 31, 2003	769,630	0	769,630

H - 4a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Energy Financing Company, LLC	Lake Acquisition Company, LLC	Subtotal
	(from pg H-4)			(Carried to Pg H-4b)
RETAINED EARNINGS
Balance at January 1, 2003	4,599	0	0	4,599
Add:
Net income (loss)	20,827	0	0	20,827

To reflect change in structure of Allegheny Trading
Finance Company from a corporation to a limited liability company	0	0	0	0

Total	25,426	0	0	25,426

Deduct:
Dividends on capital stock:
Common	12,500	0	0	12,500

Total deductions	12,500	0	0	12,500

Balance at December 31, 2003	12,926	0	0	12,926

OTHER PAID—IN CAPITAL

Balance at January 1, 2003	132,669	0	0	132,669
Add (Deduct):
Capital contributions from parent	40,000	0	0	40,000
To reflect change in structure of Allegheny Trading
Finance Company from a corporation to a limited liability company	0	0	0	0
Dividends on Capital Stock:
Common	0	0	0	0

Balance at December 31, 2003	172,669	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2003	1,049,299	159,164	663	1,209,126
Add:
Net income (loss)	(490,443)	7,076	(5)	(483,372)
To reflect change in structure of Allegheny Trading
Finance Company from a corporation to a limited liability company	0	0	0	0
Members’ capital contributions	223,448	62	1	223,511
To reflect transfer of tax balances from disregarded entities to AE Supply	0	0	0	0

Total	782,304	166,302	659	949,265

Deduct:
Return of members’ capital contributions	12,674	0	0	12,674
To reflect sale of California Department of Water
Resources power supply contracts	0	0	0	0
To reflect merger of Energy Financing Company, LLC into AES Lincoln Generating Facility, LLC	0	159,681	0	159,681
To reflect merger of AE Supply Midwest Capital, LLC into Allegheny Supply Capital, LLC	0	0	0	0
Distribution of members’ equity	0	6,621	0	6,621
Tax refund allocation adjustment	0	0	0	0

Total deductions	12,674	166,302	0	178,976

Balance at December 31, 2003	769,630	0	659	770,289

H - 4b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-4a)				(Carried to Pg H-4c)
RETAINED EARNINGS
Balance at January 1, 2003	4,599	0	0	0	4,599
Add:
Net income (loss)	20,827	0	0	0	20,827
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0	0	0

Total	25,426	0	0	0	25,426

Deduct:
Dividends on capital stock:
Common	12,500	0	0	0	12,500

Total deductions	12,500	0	0	0	12,500

Balance at December 31, 2003	12,926	0	0	0	12,926

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	132,669	0	0	0	132,669
Add (Deduct):
Capital contributions from parent	40,000	0	0	0	40,000
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0	0	0
Dividends on Capital Stock:
Common	0	0	0	0	0

Balance at December 31, 2003	172,669	0	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2003	1,209,126	349,038	290,883	245,365	2,094,412
Add:
Net income (loss)	(483,372)	0	0	0	(483,372)
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0	0	0
Members’ capital contributions	223,511	3,600	0	0	227,111
To reflect transfer of tax balances from disregarded entities to AE Supply	0	2,586	422	570	3,578

Total	949,265	355,224	291,305	245,935	1,841,729

Deduct:
Return of members’ capital contributions	12,674	0	0	0	12,674
To reflect sale of California Department of Water Resources power supply contracts	0	0	0	0	0
To reflect merger of Energy Financing Company, LLC into AES Lincoln Generating Facility, LLC	159,681	0	0	(159,681)	0
To reflect merger of AE Supply Midwest Capital, LLC into Allegheny Supply Capital, LLC	0	0	0	0	0
Distribution of members’ equity	6,621	0	0	0	6,621
Tax refund allocation adjustment	0	0	0	0	0

Total deductions	178,976	0	0	(159,681)	19,295

Balance at December 31, 2003	770,289	355,224	291,305	405,616	1,822,434

H - 4c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-4b)		(from pg I-4)		(Carried to Pg H-4d)
RETAINED EARNINGS
Balance at January 1, 2003	4,599	0	0	0	4,599
Add:
Net income (loss)	20,827	0	0	0	20,827
To reflect change in structure of Allegheny Trading
Finance Company from a corporation to a limited liability company	0	0	0	0	0

Total	25,426	0	0	0	25,426

Deduct:
Dividends on capital stock:
Common	12,500	0	0	0	12,500

Total deductions	12,500	0	0	0	12,500

Balance at December 31, 2003	12,926	0	0	0	12,926

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	132,669	0	0	0	132,669
Add (Deduct):
Capital contributions from parent	40,000	0	0	0	40,000
To reflect change in structure of Allegheny Trading
Finance Company from a corporation to a limited liability company	0	0	0	0	0

Dividends on Capital Stock:
Common	0	0	0	0	0

Balance at December 31, 2003	172,669	0	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2003	2,094,412	1,789,413	77,043	(105,215)	3,855,653
Add:
Net income (loss)	(483,372)	94,224	(17,746)	(3,831)	(410,725)
To reflect change in structure of Allegheny Trading
Finance Company from a corporation to a limited liability company	0	0	0	0	0
Members’ Capital contributions	227,111	1,305	471	170,014	398,901
To reflect transfer of tax balances from disregarded entities to AE Supply	3,578	0	0	0	3,578

Total	1,841,729	1,884,942	59,768	60,968	3,847,407

Deduct:
Return of members’ capital contributions	12,674	0	0	0	12,674
To reflect sale of California Department of Water
Resources power supply contracts	0	0	0	0	0
To reflect merger of Energy Financing Company, LLC into AES Lincoln Generating Facility, LLC	0	0	0	0	0
To reflect merger of AE Supply Midwest Capital, LLC into Allegheny Supply Capital, LLC	0	(6)	0	0	(6)
Distribution of members’ equity	6,621	100,075	46,312	0	153,008
Tax refund allocation adjustment	0	0	0	0	0

Total deductions	19,295	100,069	46,312	0	165,676

Balance at December 31, 2003	1,822,434	1,784,873	13,456	60,968	3,681,731

H - 4d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Midwest Capital, LLC	Allegheny Trading Finance Company, LLC	Subtotal
	(from pg H-4c)				(Carried to Pg H-4e)
RETAINED EARNINGS
Balance at January 1, 2003	4,599	0	0	(153,736)	(149,137)
Add:
Net income (loss)	20,827	0	0	(157,178)	(136,351)
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0	310,914	310,914

Total	25,426	0	0	0	25,426

Deduct:
Dividends on capital stock:
Common	12,500	0	0	0	12,500

Total deductions	12,500	0	0	0	12,500

Balance at December 31, 2003	12,926	0	0	0	12,926

OTHER PAID-IN CAPITAL
Balance at January 1, 2003	132,669	0	0	733,473	866,142
Add (Deduct):
Capital contributions from parent	40,000	0	0	262	40,262
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0	(733,735)	(733,735)
Dividends on Capital Stock:
Common	0	0	0	0	0

Balance at December 31, 2003	172,669	0	0	0	172,669

MEMBERS EQUITY
Balance at January 1, 2003	3,855,653	28,658	11	0	3,884,322
Add:
Net income (loss)	(410,725)	(1,097)	(5)	6,399	(405,428)
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	0	0	0	422,823	422,823
Members’ capital contributions	398,901	0	0	0	398,901
To reflect transfer of tax balances from disregarded entities to AE Supply	3,578	0	0	0	3,578

Total	3,847,407	27,561	6	429,222	4,304,196

Deduct:
Return of members’ capital contributions	12,674	0	0	0	12,674
To reflect sale of California Department of Water Resources power supply contracts	0	0	0	560,347	560,347
To reflect merger of Energy Financing Company, LLC into AES Lincoln Generating Facility, LLC	0	0	0	0	0
To reflect merger of AE Supply Midwest Capital, LLC into Allegheny Supply Capital, LLC	(6)	0	6	0	0
Distribution of members’ equity	153,008	0	0	0	153,008
Tax refund allocation adjustment	0	1,350	0	0	1,350

Total deductions	165,676	1,350	6	560,347	727,379

Balance at December 31, 2003	3,681,731	26,211	0	(131,125)	3,576,817

H - 4e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-4d)	(from pg J-4)			(carried to pg A-4a)
RETAINED EARNINGS
Balance at January 1, 2003	(149,137)	0	(149,137)	149,137	0
Add:
Net income (loss)	(136,351)	0	(136,351)	136,351	0
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	310,914	0	310,914	(310,914)	0

Total	25,426	0	25,426	(25,426)	0

Deduct:
Dividends on capital stock:
Common	12,500	0	12,500	(12,500)	0

Total deductions	12,500	0	12,500	(12,500)	0

Balance at December 31, 2003	12,926	0	12,926	(12,926)	0

OTHER PAID-IN CAPITAL
Balance at January 1, 2003	866,142	0	866,142	(866,142)	0
Add (Deduct):
Capital contributions from parent	40,262	0	40,262	(40,262)	0
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	(733,735)	0	(733,735)	733,735	0
Dividends on Capital Stock:
Common	0	0	0	0	0

Balance at December 31, 2003	172,669	0	172,669	(172,669)	0

MEMBERS EQUITY
Balance at January 1, 2003	3,884,322	15,960	3,900,282	(2,850,983)	1,049,299
Add:
Net income (loss)	(405,428)	(2,952)	(408,380)	(82,063)	(490,443)
To reflect change in structure of Allegheny Trading Finance Company from a corporation to a limited liability company	422,823	0	422,823	(422,823)	0
Members’ capital contributions	398,901	253	399,154	(175,706)	223,448
To reflect transfer of tax balances from disregarded entities to AE Supply	3,578	0	3,578	(3,578)	0

Total	4,304,196	13,261	4,317,457	(3,535,153)	782,304

Deduct:
Return of members’ capital contributions	12,674	0	12,674	0	12,674
To reflect sale of California Department of Water Resources power supply contracts	560,347	0	560,347	(560,347)	0
To reflect merger of Energy Financing Company, LLC into AES Lincoln Generating Facility, LLC	0	0	0	0	0
To reflect merger of AE Supply Midwest Capital, LLC into Allegheny Supply Capital, LLC	0	0	0	0	0
Distribution of members’ equity	153,008	0	153,008	(153,008)	0
Tax refund allocation adjustment	1,350	0	1,350	(1,350)	0

Total deductions	727,379	0	727,379	(714,705)	12,674

Balance at December 31, 2003	3,576,817	13,261	3,590,078	(2,820,448)	769,630

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Company, LLC	Allegheny Generating Company	Subtotal
			(Carried to pg H-5a)
Cash Flows from Operations:
Net income (loss)	(490,443)	20,827	(469,616)
Cumulative effect of accounting change, net	19,525	0	19,525

Income (loss) before cumulative effect of accounting change	(470,918)	20,827	(450,091)
Depreciation and amortization	100,910	17,038	117,948
Amortization of adverse purchase power commitments	(18,620)	0	(18,620)
Deferred investment credit and income taxes, net	162,974	(5,767)	157,207
Minority interest in Allegheny Generating Company	0	0	0
Unrealized losses (gains) on commodity contracts, net	81,281	0	81,281
Loss (gain) on disposal of assets	0	0	0
Other, net	242,904	700	243,604
Changes in certain current assets and liabilities:
Accounts receivable, net	33,014	0	33,014
Affiliated accounts receivable / payable, net	34,277	10,836	45,113
Materials and supplies	6,370	(65)	6,305
Taxes receivable / accrued, net	(136,356)	14,338	(122,018)
Accounts payable	(121,750)	0	(121,750)
Prepayments	13,856	0	13,856
Purchased Options	14,312	0	14,312
Interest accrued	0	(946)	(946)
Accrued payroll	0	0	0
Commodity contract termination costs	0	0	0
Other, net	2,135	(564)	1,571

Total Cash Flows from Operations	(55,611)	56,397	786

Cash Flows used in Investing:
Acquisitions of business and generating assets	(318,435)	0	(318,435)
Construction expenditures	(85,933)	(8,729)	(94,662)
Proceeds from sale of businesses and assets	0	0	0
Contribution to affiliate	(206,784)	0	(206,784)
Return of contribution to affiliate	1,350	0	1,350
Increase in restricted funds	(5,836)	0	(5,836)
Other investments	0	0	0

Total Cash Flows used in Investing	(615,638)	(8,729)	(624,367)

Cash Flows from (used in) Financing:
Retirement of notes, bonds and other long-term debt	(327,266)	(50,000)	(377,266)
Issuance of notes, bonds and other long-term debt	1,685,669	0	1,685,669
Short-term debt, net	(741,966)	(55,000)	(796,966)
Notes receivable from affiliates	(30,104)	0	(30,104)
Notes payable to parent and affiliates	0	30,000	30,000
Contribution from minority shareholder in AGC	0	0	0
Dividends paid to minority shareholder	0	0	0
Dividends paid to parent	0	0	0
Parent Company contribution	223,448	40,000	263,448
Return of parent company capital contribution	(12,674)	0	(12,674)
Dividends on capital stock:
Common stock	0	(12,500)	(12,500)

Total Cash Flows from (used in) Financing	797,107	(47,500)	749,607

Effect of Merger of Subsidiaries on Cash Investments	0	0	0
Net Change in Cash and Temporary
Cash Investments*	125,858	168	126,026
Cash and Temporary Cash Investments at January 1	46,145	2,104	48,249

Cash and Temporary Cash Investments at December 31	172,003	2,272	174,275

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	395,992	12,694	408,686
Income taxes	0	4,075	4,075

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

H - 5a

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Energy Financing Company, LLC	Lake Acquisition Company, LLC	Subtotal
	(from pg H-5)			(Carried to Pg H-5b)
Cash Flows from Operations:
Net income (loss)	(469,616)	7,076	(5)	(462,545)
Cumulative effect of accounting change, net	19,525	0	0	19,525

Income (loss) before cumulative effect of accounting change	(450,091)	7,076	(5)	(443,020)
Depreciation and amortization	117,948	0	5	117,953
Amortization of adverse purchase power commitments	(18,620)	0	0	(18,620)
Deferred investment credit and income taxes, net	157,207	0	6	157,213
Minority interest in Allegheny Generating Company	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	81,281	0	0	81,281
Loss (gain) on disposal of assets	0	0	0	0
Other, net	243,604	0	0	243,604
Changes in certain current assets and liabilities:
Accounts receivable, net	33,014	0	0	33,014
Affiliated accounts receivable / payable, net	45,113	(468)	1	44,646
Materials and supplies	6,305	0	0	6,305
Taxes receivable / accrued, net	(122,018)	462	(7)	(121,563)
Accounts payable	(121,750)	(3)	0	(121,753)
Prepayments	13,856	0	0	13,856
Purchased Options	14,312	0	0	14,312
Interest accrued	(946)	0	0	(946)
Accrued payroll	0	0	0	0
Commodity contract termination costs	0	0	0	0
Other, net	1,571	135	(1)	1,705

Total Cash Flows from Operations	786	7,202	(1)	7,987

Cash Flows used in Investing:
Acquisitions of business and generating assets	(318,435)	0	0	(318,435)
Construction expenditures	(94,662)	0	0	(94,662)
Proceeds from sale of businesses and assets	0	0	0	0
Contribution to affiliate	(206,784)	0	0	(206,784)
Return of contribution to affiliate	1,350	0	0	1,350
Increase in restricted funds	(5,836)	0	0	(5,836)
Other investments	0	0	0	0

Total Cash Flows used in Investing	(624,367)	0	0	(624,367)

Cash Flows from (used in) Financing:
Retirement of notes, bonds and other long-term debt	(377,266)	0	0	(377,266)
Issuance of notes, bonds and other long-term debt	1,685,669	0	0	1,685,669
Short-term debt, net	(796,966)	0	0	(796,966)
Notes receivable from affiliates	(30,104)	2,789	0	(27,315)
Notes payable to parent and affiliates	30,000	0	0	30,000
Contribution from minority shareholder in AGC	0	0	0	0
Dividends paid to minority shareholder	0	0	0	0
Dividends paid to parent	0	(6,621)	0	(6,621)
Parent Company contribution	263,448	62	1	263,511
Return of parent company capital contribution	(12,674)	0	0	(12,674)
Dividends on capital stock:
Common stock	(12,500)	0	0	(12,500)

Total Cash Flows from (used in) Financing	749,607	(3,770)	1	745,838

Effect of Merger of Subsidiaries on Cash Investments	0	(4,998)	0	(4,998)
Net Change in Cash and Temporary
Cash Investments*	126,026	(1,566)	0	124,460
Cash and Temporary Cash Investments at January 1	48,249	1,566	0	49,815

Cash and Temporary Cash Investments at December 31	174,275	0	0	174,275

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	408,686	0	0	408,686
Income taxes	4,075	0	1	4,076

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

H - 5b

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Subtotal
	(from pg H-5a)				(Carried to Pg H-5c)
Cash Flows from Operations:
Net income (loss)	(462,545)	0	0	0	(462,545)
Cumulative effect of accounting change, net	19,525	0	0	0	19,525

Income (loss) before cumulative effect of accounting change	(443,020)	0	0	0	(443,020)
Depreciation and amortization	117,953	9,535	8,824	12,361	148,673
Amortization of adverse purchase power commitments	(18,620)	0	0	0	(18,620)
Deferred investment credit and income taxes, net	157,213	0	0	0	157,213
Minority interest in Allegheny Generating Company	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	81,281	0	0	0	81,281
Loss (gain) on disposal of assets	0	5,237	0	0	5,237
Other, net	243,604	0	0	0	243,604
Changes in certain current assets and liabilities:
Accounts receivable, net	33,014	0	0	0	33,014
Affiliated accounts receivable / payable, net	44,646	(11,509)	(9,709)	(11,572)	11,856
Materials and supplies	6,305	(517)	(16)	(31)	5,741
Taxes receivable / accrued, net	(121,563)	8	(428)	(1,055)	(123,038)
Accounts payable	(121,753)	(8,939)	(45)	(37)	(130,774)
Prepayments	13,856	10	0	0	13,866
Purchased Options	14,312	0	0	0	14,312
Interest accrued	(946)	0	0	0	(946)
Accrued payroll	0	0	0	8	8
Commodity contract termination costs	0	0	0	0	0
Other, net	1,705	2,601	2	2,776	7,084

Total Cash Flows from Operations	7,987	(3,574)	(1,372)	2,450	5,491

Cash Flows used in Investing:
Acquisitions of business and generating assets	(318,435)	0	0	0	(318,435)
Construction expenditures	(94,662)	(82)	0	(745)	(95,489)
Proceeds from sale of businesses and assets	0	0	0	0	0
Contribution to affiliate	(206,784)	0	0	0	(206,784)
Return of contribution to affiliate	1,350	0	0	0	1,350
Increase in restricted funds	(5,836)	0	0	0	(5,836)
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	(624,367)	(82)	0	(745)	(625,194)

Cash Flows from (used in) Financing:
Retirement of notes, bonds and other long-term debt	(377,266)	0	0	0	(377,266)
Issuance of notes, bonds and other long-term debt	1,685,669	0	0	0	1,685,669
Short-term debt, net	(796,966)	0	0	0	(796,966)
Notes receivable from affiliates	(27,315)	0	0	0	(27,315)
Notes payable to parent and affiliates	30,000	0	0	(2,789)	27,211
Contribution from minority shareholder in AGC	0	0	0	0	0
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(6,621)	0	0	0	(6,621)
Parent Company contribution	263,511	3,601	1	0	267,113
Return of parent company capital contribution	(12,674)	0	0	0	(12,674)
Dividends on capital stock:
Common stock	(12,500)	0	0	0	(12,500)

Total Cash Flows from (used in) Financing	745,838	3,601	1	(2,789)	746,651

Effect of Merger of Subsidiaries on Cash Investments	(4,998)	0	0	4,998	0
Net Change in Cash and Temporary
Cash Investments*	124,460	(55)	(1,371)	3,914	126,948
Cash and Temporary Cash Investments at January 1	49,815	2,712	3,105	2,487	58,119

Cash and Temporary Cash Investments at December 31	174,275	2,657	1,734	6,401	185,067

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	408,686	18	0	9,074	417,778
Income taxes	4,076	0	0	0	4,076

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

H - 5c

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Capital, LLC	Allegheny Energy Supply Conemaugh, LLC Consolidated	Acadia Bay Energy Company, LLC	Subtotal
	(from pg H-5b)		(from pg I-5)		(Carried to Pg H-5d)
Cash Flows from Operations:
Net income (loss)	(462,545)	94,224	(17,746)	(3,831)	(389,898)
Cumulative effect of accounting change, net	19,525	0	8	0	19,533

Income (loss) before cumulative effect of accounting change	(443,020)	94,224	(17,738)	(3,831)	(370,365)
Depreciation and amortization	148,673	0	620	0	149,293
Amortization of adverse purchase power commitments	(18,620)	0	0	0	(18,620)
Deferred investment credit and income taxes, net	157,213	(297)	(1,834)	45,545	200,627
Minority interest in Allegheny Generating Company	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	81,281	0	0	0	81,281
Loss (gain) on disposal of assets	5,237	0	28,033	0	33,270
Other, net	243,604	0	(1)	0	243,603
Changes in certain current assets and liabilities:
Accounts receivable, net	33,014	0	0	0	33,014
Affiliated accounts receivable / payable, net	11,856	(3,625)	(3,484)	(35,224)	(30,477)
Materials and supplies	5,741	0	0	0	5,741
Taxes receivable / accrued, net	(123,038)	8,532	(4,625)	(9,176)	(128,307)
Accounts payable	(130,774)	0	(815)	(155)	(131,744)
Prepayments	13,866	0	314	0	14,180
Purchased Options	14,312	0	0	0	14,312
Interest accrued	(946)	0	0	0	(946)
Accrued payroll	8	0	0	0	8
Commodity contract termination costs	0	0	0	(47,706)	(47,706)
Other, net	7,084	(136)	916	427	8,291

Total Cash Flows from Operations	5,491	98,698	1,386	(50,120)	55,455

Cash Flows used in Investing:
Acquisitions of business and generating assets	(318,435)	0	0	0	(318,435)
Construction expenditures	(95,489)	0	170	(1)	(95,320)
Proceeds from sale of businesses and assets	0	0	45,844	0	45,844
Contribution to affiliate	(206,784)	0	0	0	(206,784)
Return of contribution to affiliate	1,350	0	0	0	1,350
Increase in restricted funds	(5,836)	0	(10)	0	(5,846)
Other investments	0	0	193	0	193

Total Cash Flows used in Investing	(625,194)	0	46,197	(1)	(578,998)

Cash Flows from (used in) Financing:
Retirement of notes, bonds and other long-term debt	(377,266)	0	0	(119,998)	(497,264)
Issuance of notes, bonds and other long-term debt	1,685,669	0	0	0	1,685,669
Short-term debt, net	(796,966)	0	0	0	(796,966)
Notes receivable from affiliates	(27,315)	0	0	0	(27,315)
Notes payable to parent and affiliates	27,211	0	0	104	27,315
Contribution from minority shareholder in AGC	0	0	0	0	0
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(6,621)	(100,075)	(46,312)	0	(153,008)
Parent Company contribution	267,113	1,305	471	170,015	438,904
Return of parent company capital contribution	(12,674)	0	0	0	(12,674)
Dividends on capital stock:
Common stock	(12,500)	0	0	0	(12,500)

Total Cash Flows from (used in) Financing	746,651	(98,770)	(45,841)	50,121	652,161

Effect of Merger of Subsidiaries on Cash Investments	0	1	0	0	1
Net Change in Cash and Temporary
Cash Investments*	126,948	(71)	1,742	0	128,619
Cash and Temporary Cash Investments at January 1	58,119	126	292	0	58,537

Cash and Temporary Cash Investments at December 31	185,067	55	2,034	0	187,156

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	417,778	0	92	0	417,870
Income taxes	4,076	3,828	0	0	7,904

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

H - 5d

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Capital Midwest, LLC	Allegheny Trading Finance Company	Subtotal
	(from pg H-5c)				(Carried to Pg H-5e)
Cash Flows from Operations:
Net income (loss)	(389,898)	(1,097)	(5)	(150,779)	(541,779)
Cumulative effect of accounting change, net	19,533	0	0	0	19,533

Income (loss) before cumulative effect of accounting change	(370,365)	(1,097)	(5)	(150,779)	(522,246)
Depreciation and amortization	149,293	0	0	0	149,293
Amortization of adverse purchase power commitments	(18,620)	0	0	0	(18,620)
Deferred investment credit and income taxes, net	200,627	3,625	0	(359,721)	(155,469)
Minority interest in Allegheny Generating Company	0	0	0	0	0
Unrealized losses (gains) on commodity contracts, net	81,281	0	0	378,310	459,591
Loss (gain) on disposal of assets	33,270	0	0	0	33,270
Other, net	243,603	1,620	0	0	245,223
Changes in certain current assets and liabilities:
Accounts receivable, net	33,014	0	0	2,968	35,982
Affiliated accounts receivable / payable, net	(30,477)	0	0	(9,282)	(39,759)
Materials and supplies	5,741	0	0	0	5,741
Taxes receivable / accrued, net	(128,307)	(2,798)	(2)	191,630	60,523
Accounts payable	(131,744)	0	0	28,028	(103,716)
Prepayments	14,180	0	0	0	14,180
Purchased Options	14,312	0	0	0	14,312
Interest accrued	(946)	0	0	0	(946)
Accrued payroll	8	0	0	0	8
Commodity contract termination costs	(47,706)	0	0	0	(47,706)
Other, net	8,291	0	0	(37)	8,254

Total Cash Flows from Operations	55,455	1,350	(7)	81,117	137,915

Cash Flows used in Investing:
Acquisitions of business and generating assets	(318,435)	0	0	0	(318,435)
Construction expenditures	(95,320)	0	0	0	(95,320)
Proceeds from sale of businesses and assets	45,844	0	0	0	45,844
Contribution to affiliate	(206,784)	0	0	0	(206,784)
Return of contribution to affiliate	1,350	0	0	0	1,350
Increase in restricted funds	(5,846)	0	0	(25,812)	(31,658)
Other investments	193	0	0	0	193

Total Cash Flows used in Investing	(578,998)	0	0	(25,812)	(604,810)

Cash Flows from (used in) Financing:
Retirement of notes, bonds and other long-term debt	(497,264)	0	0	0	(497,264)
Issuance of notes, bonds and other long-term debt	1,685,669	0	0	0	1,685,669
Short-term debt, net	(796,966)	0	0	0	(796,966)
Notes receivable from affiliates	(27,315)	0	0	0	(27,315)
Notes payable to parent and affiliates	27,315	0	0	0	27,315
Contribution from minority shareholder in AGC	0	0	0	0	0
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(153,008)	0	0	0	(153,008)
Parent Company contribution	438,904	0	0	264	439,168
Return of parent company capital contribution	(12,674)	(1,350)	0	0	(14,024)
Dividends on capital stock:
Common stock	(12,500)	0	0	0	(12,500)

Total Cash Flows from (used in) Financing	652,161	(1,350)	0	264	651,075

Effect of Merger of Subsidiaries on Cash Investments	1	0	(1)	0	0
Net Change in Cash and Temporary
Cash Investments*	128,619	0	(8)	55,569	184,180
Cash and Temporary Cash Investments at January 1	58,537	0	8	300	58,845

Cash and Temporary Cash Investments at December 31	187,156	0	0	55,869	243,025

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	417,870	0	0	0	417,870
Income taxes	7,904	0	0	0	7,904

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

H - 5e

ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Prior Page Subtotal	Allegheny Energy Supply Development Services LLC Consolidated	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Company, LLC Consolidated
	(from pg H-5d)	(from pg J-5)			(carried to pg A-5a)
Cash Flows from Operations:
Net income (loss)	(541,779)	(2,952)	(544,731)	54,288	(490,443)
Cumulative effect of accounting change, net of taxes	19,533	0	19,533	0	19,533

Income (loss) before cumulative effect of accounting change	(522,246)	(2,952)	(525,198)	54,288	(470,910)
Depreciation and amortization	149,293	0	149,293	(18,620)	130,673
Amortization of adverse purchase power commitments	(18,620)	0	(18,620)	18,620	0
Deferred investment credit and income taxes, net	(155,469)	1,638	(153,831)	(8,193)	(162,024)
Minority interest in Allegheny Generating Company	0	24	24	4,785	4,809
Unrealized losses (gains) on commodity contracts, net	459,591	0	459,591	0	459,591
Loss (gain) on disposal of assets	33,270	0	33,270	0	33,270
Other, net	245,223	0	245,223	(221,711)	23,512
Changes in certain current assets and liabilities:
Accounts receivable, net	35,982	0	35,982	0	35,982
Affiliated accounts receivable / payable, net	(39,759)	741	(39,018)	306	(38,712)
Materials and supplies	5,741	0	5,741	(2)	5,739
Taxes receivable / accrued, net	60,523	(1,098)	59,425	8,190	67,615
Accounts payable	(103,716)	0	(103,716)	0	(103,716)
Prepayments	14,180	0	14,180	85	14,265
Purchased Options	14,312	0	14,312	0	14,312
Interest accrued	(946)	0	(946)	946	0
Accrued payroll	8	0	8	0	8
Commodity contract termination costs	(47,706)	0	(47,706)	0	(47,706)
Other, net	8,254	310	8,564	(1,332)	7,232
				0

Total Cash Flows from Operations	137,915	(1,337)	136,578	(162,638)	(26,060)

Cash Flows used in Investing:
Acquisitions of business and generating assets	(318,435)	0	(318,435)	0	(318,435)
Construction expenditures	(95,320)	0	(95,320)	0	(95,320)
Proceeds from sale of businesses and assets	45,844	0	45,844	0	45,844
Contribution to affiliate	(206,784)	0	(206,784)	206,784	0
Return of contribution to affiliate	1,350	0	1,350	(1,350)	0
Increase in restricted funds	(31,658)	0	(31,658)	0	(31,658)
Other investments	193	9,259	9,452	1	9,453

Total Cash Flows used in Investing	(604,810)	9,259	(595,551)	205,435	(390,116)

Cash Flows from (used in) Financing:
Retirement of notes, bonds and other long-term debt	(497,264)	0	(497,264)	0	(497,264)
Issuance of notes, bonds and other long-term debt	1,685,669	0	1,685,669	0	1,685,669
Short-term debt, net	(796,966)	0	(796,966)	0	(796,966)
Notes receivable from affiliates	(27,315)	0	(27,315)	27,315	0
Notes payable to parent and affiliates	27,315	0	27,315	(27,315)	0
Contribution from minority shareholder in AGC	0	0	0	9,188	9,188
Dividends paid to minority shareholder	0	0	0	(2,871)	(2,871)
Dividends paid to parent	(153,008)	0	(153,008)	153,008	0
Parent Company contribution	439,168	252	439,420	(215,972)	223,448
Return of parent company capital contribution	(14,024)	0	(14,024)	1,350	(12,674)
Dividends on capital stock:
Common stock	(12,500)	0	(12,500)	12,500	0

Total Cash Flows from (used in) Financing	651,075	252	651,327	(42,797)	608,530

Effect of Merger of Subsidiaries on Cash Investments	0	0	0	0	0
Net Change in Cash and Temporary
Cash Investments*	184,180	8,174	192,354	0	192,354
Cash and Temporary Cash Investments at January 1	58,845	17	58,862	0	58,862

Cash and Temporary Cash Investments at December 31	243,025	8,191	251,216	0	251,216

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	417,870	(677)	417,193	(155,553)	261,640
Income taxes	7,904	185	8,089	(8,089)	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(carried to pg H-1c)
ASSETS
Current assets:
Cash and temporary cash investments	2,034	0	2,034	0	2,034
Accounts receivable:
Billed:
Other	0	0	0	0	0
Affiliates, net	5,501	0	5,501	0	5,501
Materials and supplies—at average cost:
Operating and construction	0	0	0	0	0
Fuel	0	0	0	0	0
Taxes receivable—nonaffiliated	5,202	0	5,202	0	5,202
Taxes receivable—affiliated	0	0	0	0	0
Restricted funds	5,010	0	5,010	0	5,010
Other current assets	1	0	1	0	1

Total Current Assets	17,748	0	17,748	0	17,748

Property, plant and equipment:
In service, at original cost	0	0	0	0	0
Accumulated depreciation	0	0	0	0	0

Subtotal	0	0	0	0	0
Construction work in progress	0	0	0	0	0

Net Property, Plant and Equipment	0	0	0	0	0

Investments and other assets:
Securities of subsidiaries consolidated	0	0	0	0	0
Unregulated investments	0	0	0	0	0

Total Investments and Other Assets	0	0	0	0	0

Deferred charges:
Deferred income taxes	719	0	719	0	719
Other deferred charges	0	0	0	0	0

Total Deferred Charges	719	0	719	0	719

Total Assets	18,467	0	18,467	0	18,467

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(carried to pg H-2c)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	5,011	0	5,011	0	5,011
Accounts payable to affiliates, net	0	0	0	0	0

Total Current Liabilities	5,011	0	5,011	0	5,011

Deferred credits and other liabilities:
Deferred income taxes	0	0	0	0	0
Other	0	0	0	0	0

Total Deferred Credits and Other Liabilities	0	0	0	0	0

Stockholders’ equity
Members equity	13,456	0	13,456	0	13,456

Total stockholders’ equity	13,456	0	13,456	0	13,456

Total stockholders’ equity and liabilities	18,467	0	18,467	0	18,467

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(carried to pg H-3c)
Total operating revenues	7,110	0	7,110	0	7,110

Cost of revenues:
Fuel consumed for electric generation	3,184	0	3,184	0	3,184

Total cost of revenues	3,184	0	3,184	0	3,184

Net revenues	3,926	0	3,926	0	3,926

Other operating expenses:
Operation expense	29,873	0	29,873	0	29,873
Depreciation and amortization	620	0	620	0	620
Taxes other than income taxes	110	0	110	0	110

Total other operating expenses	30,603	0	30,603	0	30,603

Operating income (loss)	(26,677)	0	(26,677)	0	(26,677)

Other income (expenses), net	(354)	1	(353)	(1)	(354)
Interest charges:
Interest on debt	10	0	10	0	10
Interest capitalized	92	0	92	0	92

Total interest charges	102	0	102	0	102

Income (loss) before income taxes and cumulative effect of accounting change, net	(27,133)	1	(27,132)	(1)	(27,133)
Federal and state income tax expense (benefit)	(9,395)	0	(9,395)	0	(9,395)

Income (loss) before cumulative effect of accounting change, net	(17,738)	1	(17,737)	(1)	(17,738)
Cumulative effect of accounting change, net	(8)	0	(8)	0	(8)

Net income (loss)	(17,746)	1	(17,745)	(1)	(17,746)

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Conemaugh, Company LLC	Allegheny Energy Supply Conemaugh, Fuels LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(carried to pg H-4c)
RETAINED EARNINGS
Balance at January 1, 2003	0	0	0	0	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends on capital stock:
Common	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2003	0	0	0	0	0

OTHER PAID-IN CAPITAL
Balance at January 1, 2003	0	0	0	0	0
Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0	0

Balance at December 31, 2003	0	0	0	0	0

MEMBERS EQUITY
Balance at January 1, 2003	77,043	(7)	77,036	7	77,043
Add:
Net income (loss)	(17,746)	1	(17,745)	(1)	(17,746)
Members’ capital contributions	471	0	471	0	471
To reflect final disposition of Conemaugh Fuels, LLC	0	13	13	(13)	0

Total	59,768	7	59,775	(7)	59,768

Deduct:
Distribution of members’ equity	46,312	0	46,312	0	46,312
Transfer of assets to parent	0	7	7	(7)	0

Total deductions	46,312	7	46,319	(7)	46,312

Balance at December 31, 2003	13,456	0	13,456	0	13,456

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Conemaugh, LLC Consolidated
					(carried to pg H-5c)
Cash Flows from Operations:
Net income (loss)	(17,746)	1	(17,745)	(1)	(17,746)
Cumulative effect of accounting change, net	8	0	8	0	8

Income (loss) before cumulative effect of accounting change	(17,738)	1	(17,737)	(1)	(17,738)
Depreciation and amortization	620	0	620	0	620
Deferred investment credit and income taxes, net	(1,834)	0	(1,834)	0	(1,834)
Loss (gain) on disposal of assets	28,033	0	28,033	0	28,033
Other, net	(1)	(1)	(2)	1	(1)
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0
Affiliated accounts receivable / payable, net	(3,669)	185	(3,484)	0	(3,484)
Materials and supplies	0	0	0	0	0
Taxes receivable / accrued, net	(4,623)	(2)	(4,625)	0	(4,625)
Accounts payable	(815)	0	(815)	0	(815)
Prepayments	314	0	314	0	314
Purchased Options	0	0	0	0	0
Interest accrued	0	0	0	0	0
Accrued payroll	0	0	0	0	0
Other, net	916	0	916	0	916

Total Cash Flows from Operations	1,203	183	1,386	0	1,386

Cash Flows used in Investing:
Construction expenditures	170	0	170	0	170
Proceeds from sale of businesses and assets	45,844	0	45,844	0	45,844
Contribution to affiliate	(4)	0	(4)	4	0
Return of contribution to affiliate	2	0	2	(2)	0
Increase in restricted funds	(10)	0	(10)	0	(10)
Other investments	378	(185)	193	0	193

Total Cash Flows used in Investing	46,380	(185)	46,195	2	46,197

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Issuance of debentures, notes and bonds	0	0	0	0	0
Short-term debt, net	0	0	0	0	0
Notes payable to parent and affiliates	0	0	0	0	0
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(46,312)	0	(46,312)	0	(46,312)
Parent company contribution	471	4	475	(4)	471
Return of parent company capital contribution	0	(2)	(2)	2	0
Dividends on capital stock:
Preferred stock	0	0	0	0	0
Common stock	0	0	0	0	0

Total Cash Flows from (used in) Financing	(45,841)	2	(45,839)	(2)	(45,841)

Net Change in Cash and Temporary
Cash Investments*	1,742	0	1,742	0	1,742
Cash and Temporary Cash Investments at January 1	292	0	292	0	292

Cash and Temporary Cash Investments at December 31	2,034	0	2,034	0	2,034

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	92	0	92	0	92
Income taxes	0	3	3	(3)	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(carried to pg H-1e)
ASSETS
Current assets:
Cash and temporary cash investments	8,191	0	8,191	0	8,191
Accounts receivable:
Affiliates, net	0	0	0	0	0
Notes receivable—affiliated	8,492	0	8,492	(8,492)	0
Uncollectible notes receivable—affiliated	(8,492)	0	(8,492)	8,492	0
Deferred income taxes	0	0	0	0	0
Taxes receivable	694	123	817	0	817
Uncollectible interest receivable—affiliated	(1,368)	0	(1,368)	1,368	0
Other current assets	1,368	0	1,368	(1,368)	0

Total Current Assets	8,885	123	9,008	0	9,008

Property, plant and equipment:
Accumulated depreciation	0	0	0	0	0

Subtotal	0	0	0	0	0
Construction work in progress	0	9,579	9,579	(9,579)	0

Net Property, Plant and Equipment	0	9,579	9,579	(9,579)	0

Investments and other assets:
Securities of subsidiaries consolidated	35	0	35	(35)	0
Other assets	0	0	0	0	0

Total Investments and Other Assets	35	0	35	(35)	0

Deferred charges:
Deferred income taxes	7,185	130	7,315	0	7,315
Other deferred charges	0	97	97	(281)	(184)

Total Deferred Charges	7,185	227	7,412	(281)	7,131

Total Assets	16,105	9,929	26,034	(9,895)	16,139

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING BALANCE SHEET

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(carried to pg H-2e)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt due within 1 year	0	8,492	8,492	(8,492)	0
Accounts payable to affiliates, net	527	0	527	0	527
Deferred income taxes	2,317	0	2,317	0	2,317
Taxes accrued:
Federal and state income	0	0	0	0	0
Taxes payable to affiliates	0	0	0	0	0
Interest accrued	0	1,368	1,368	(1,368)	0

Total Current Liabilities	2,844	9,860	12,704	(9,860)	2,844

Minority interest	0	0	0	34	34
Stockholders’ equity
Members equity	13,261	69	13,330	(69)	13,261

Total stockholders’ equity	13,261	69	13,330	(69)	13,261

Total stockholders’ equity and liabilities	16,105	9,929	26,034	(9,895)	16,139

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(Pg H-3e)
Total operating revenues	0	0	0	0	0

Other operating expenses:
Operation expense	2,840	1	2,841	0	2,841

Total other operating expenses	2,840	1	2,841	0	2,841

Operating income (loss)	(2,840)	(1)	(2,841)	0	(2,841)

Other income (expenses), net	695	0	695	(701)	(6)
Interest charges:
Interest on debt	0	677	677	(677)	0
Interest capitalized	0	(677)	(677)	0	(677)

Total interest charges	0	0	0	(677)	(677)

Income (loss) before income taxes and minority interest	(2,145)	(1)	(2,146)	(24)	(2,170)
Federal and state income tax expense (benefit)	807	(50)	757	0	757
Minority interest	0	0	0	25	25

Net income (loss)	(2,952)	49	(2,903)	(49)	(2,952)

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(carried to pg H-4e)
RETAINED EARNINGS
Balance at January 1, 2003	0	0	0	0	0
Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends on capital stock:
Common	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2003	0	0	0	0	0

OTHER PAID-IN CAPITAL
Balance at January 1, 2003	0	0	0	0	0
Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0	0

Balance at December 31, 2003	0	0	0	0	0

MEMBERS EQUITY
Balance at January 1, 2003	15,960	20	15,980	(20)	15,960
Add:
Net income (loss)	(2,952)	49	(2,903)	(49)	(2,952)
Members’ capital contributions	253	0	253	0	253

Total	13,261	69	13,330	(69)	13,261

Deduct:	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2003	13,261	69	13,330	(69)	13,261

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Allegheny Energy Supply Development Services, LLC	NYC Energy LLC	Combined Totals	Eliminations, etc.	Allegheny Energy Supply Development Services, LLC Consolidated
					(carried to pg H-5e)
Cash Flows from Operations:
Net income (loss)	(2,952)	49	(2,903)	(49)	(2,952)
Cumulative effect of accounting change, net	0	0	0	0	0

Income (loss) before cumulative effect of accounting change	(2,952)	49	(2,903)	(49)	(2,952)
Depreciation and amortization	0	0	0	0	0
Deferred investment credit and income taxes, net	1,638	0	1,638	0	1,638
Minority interest in Allegheny Generating Company	0	0	0	24	24
Unrealized losses (gains) on commodity contracts, net	0	0	0	0	0
Other, net	(24)	0	(24)	24	0
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0
Affiliated accounts receivable / payable, net	741	0	741	0	741
Materials and supplies	0	0	0	0	0
Taxes receivable / accrued, net	(740)	(358)	(1,098)	0	(1,098)
Accounts payable	0	0	0	0	0
Purchased Options	0	0	0	0	0
Interest accrued	0	0	0	0	0
Accrued payroll	0	0	0	0	0
Other, net	0	799	799	(489)	310

Total Cash Flows from Operations	(1,337)	490	(847)	(490)	(1,337)

Cash Flows used in Investing:
Construction expenditures	0	(654)	(654)	654	0
Other investments	9,259	0	9,259	0	9,259

Total Cash Flows used in Investing	9,259	(654)	8,605	654	9,259

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Issuance of debentures, notes and bonds	0	0	0	0	0
Short-term debt, net	0	0	0	0	0
Notes payable to parent and affiliates	0	164	164	(164)	0
Dividends paid to minority shareholder	0	0	0	0	0
Parent Company contribution	252	0	252	0	252
Dividends on capital stock:
Common stock	0	0	0	0	0

Total Cash Flows from (used in) Financing	252	164	416	(164)	252

Net Change in Cash and Temporary
Cash Investments*	8,174	0	8,174	0	8,174
Cash and Temporary Cash Investments at January 1	17	0	17	0	17

Cash and Temporary Cash Investments at December 31	8,191	0	8,191	0	8,191

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	(677)	(677)	0	(677)
Income taxes	0	185	185	0	185

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-1a)	(Carried to Pg K-1a)
ASSETS
Current assets:
Cash and temporary cash investments	11,927	16,706	1,791	30,424
Accounts receivable:
Billed:
Customer	461	0	23,358	23,819
Other	1,257	3,415	248	4,920
Allowance for uncollectible accounts	(107)	(393)	(7,388)	(7,888)
Notes receivable due 1 yr.	0	0	0	0
Materials and supplies—at average cost	157	0	6,655	6,812
Deferred income taxes	57	51	2,978	3,086
Taxes receivable—nonaffiliated	2,875	1,948	1,516	6,339
Taxes receivable—affiliated	0	0	0	0
Prepaid taxes	0	0	137	137
Other current assets	19	19	2	40

Total Current Assets	16,646	21,746	29,297	67,689

Property, plant and equipment:
In service, at original cost	1,430	860	39,097	41,387
Accumulated depreciation	(391)	(172)	(5,852)	(6,415)

Subtotal	1,039	688	33,245	34,972
Construction work in progress	0	0	1,969	1,969

Net Property, Plant and Equipment	1,039	688	35,214	36,941

Investments and other assets:
Securities of subsidiaries consolidated	107,283	0	0	107,283
Unregulated investments	6,201	0	883	7,084
Other assets	84	27	220	331

Total Investments and Other Assets	113,568	27	1,103	114,698

Deferred charges:
Deferred income taxes	4,505	1,266	13,563	19,334
Other deferred charges	10	0	342	352

Total Deferred Charges	4,515	1,266	13,905	19,686

Total Assets	135,768	23,727	79,519	239,014

K - 1a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consloidated
	(from pg K-1)					(Carried to Pg A-1b)
ASSETS
Current assets:
Cash and temporary cash investments	30,424	3	100	30,527	0	30,527
Accounts receivable:
Billed:
Customer	23,819	0	0	23,819	0	23,819
Other	4,920	0	7	4,927	0	4,927
Affiliates, net	0	12,120	0	12,120	(12,120)	0
Allowance for uncollectible accounts	(7,888)	0	0	(7,888)	0	(7,888)
Notes receivable due 1 yr.	0	0	0	0	0	0
Materials and supplies—at average cost	6,812	0	0	6,812	0	6,812
Deferred income taxes	3,086	0	0	3,086	0	3,086
Taxes receivable—nonaffiliated	6,339	0	72	6,411	(7)	6,404
Taxes receivable—affiliated	0	0	0	0	0	0
Prepaid taxes	137	0	0	137	0	137
Other current assets	40	0	0	40	0	40

Total Current Assets	67,689	12,123	179	79,991	(12,127)	67,864

Property, plant and equipment:
In service, at original cost	41,387	0	0	41,387	0	41,387
Accumulated depreciation	(6,415)	0	0	(6,415)	0	(6,415)

Subtotal	34,972	0	0	34,972	0	34,972
Construction work in progress	1,969	0	0	1,969	0	1,969

Net Property, Plant and Equipment	36,941	0	0	36,941	0	36,941

Investments and other assets:
Securities of subsidiaries consolidated	107,283	0	0	107,283	(107,283)	0
Unregulated investments	7,084	0	0	7,084	0	7,084
Other assets	331	0	0	331	0	331

Total Investments and Other Assets	114,698	0	0	114,698	(107,283)	7,415

Deferred charges:
Deferred income taxes	19,334	0	151	19,485	0	19,485
Other deferred charges	352	0	0	352	0	352

Total Deferred Charges	19,686	0	151	19,837	0	19,837

Total Assets	239,014	12,123	330	251,467	(119,410)	132,057

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-2a)	(Carried to Pg K-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	254	1,571	504	2,329
Accounts payable to affiliates, net	18,354	2,672	3,040	24,066
Taxes accrued:
Other	0	37	168	205
Taxes payable to affiliates	0	0	0	0
Other current liabilities	41	36	21	98

Total Current Liabilities	18,649	4,316	3,733	26,698

Deferred credits and other liabilities:
Taxes payable to affiliates	645	0	0	645
Other	1	15	322	338

Total Deferred Credits and Other Liabilities	646	15	322	983

Stockholders’ equity
Common stock of Allegheny Ventures, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	1	2
Other paid-in capital	210,135	21,765	100,400	332,300
Retained earnings	(93,663)	(2,370)	(24,937)	(120,970)

Total Stockholders’ Equity	116,473	19,396	75,464	211,333

Total Stockholders’ Equity and Liabilities	135,768	23,727	79,519	239,014

K - 2a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-2)					(Carried to Pg A-2b)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,329	0	1	2,330	6	2,336
Accounts payable to affiliates, net	24,066	0	30	24,096	(12,127)	11,969
Taxes accrued:
Other	205	0	0	205	(7)	198
Taxes payable to affiliates	0	0	0	0	0	0
Other current liabilities	98	0	0	98	0	98

Total Current Liabilities	26,698	0	31	26,729	(12,128)	14,601

Deferred credits and other liabilities:
Taxes payable to affiliates	645	0	0	645	0	645
Other	338	0	0	338	0	338

Total Deferred Credits and Other Liabilities	983	0	0	983	0	983

Minority interest	0	0	0	0	0	0
Stockholders’ equity
Common stock of Allegheny Ventures, Inc.	1	0	0	1	0	1
Common stock of subsidiaries consolidated	2	0	1	3	(3)	0
Other paid-in capital	332,300	0	1,686	333,986	(123,851)	210,135
Members equity	0	12,123	0	12,123	(12,123)	0
Retained earnings	(120,970)	0	(1,388)	(122,358)	28,695	(93,663)

Total Stockholders’ Equity	211,333	12,123	299	223,755	(107,282)	116,473

Total Stockholders’ Equity and Liabilities	239,014	12,123	330	251,467	(119,410)	132,057

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For The Year Ended December 31, 2003

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-3)	(Carried to Pg K-3a)
Total operating revenues	4,834	29,847	7,943	42,624

Cost of revenues:
Natural gas purchases	14	0	0	14
Other	3,472	28,187	2,109	33,768

Total cost of revenues	3,486	28,187	2,109	33,782

Net revenues	1,348	1,660	5,834	8,842

Other operating expenses:
Operation expense	3,048	910	9,018	12,976
Depreciation and amortization	312	200	2,161	2,673
Taxes other than income taxes	222	147	134	503

Total other operating expenses	3,582	1,257	11,313	16,152

Operating income (loss)	(2,234)	403	(5,479)	(7,310)

Other income (expenses), net	(2,827)	107	(378)	(3,098)
Interest charges:
Interest on debt	1	1	1	3

Total interest charges	1	1	1	3

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(5,062)	509	(5,858)	(10,411)
Federal and state income tax expense (benefit)	3,118	(1,368)	(2,942)	(1,192)
Minority interest	0	0	0	0

Income (loss) before cumulative effect of accounting change, net	(8,180)	1,877	(2,916)	(9,219)
Cumulative effect of accounting change, net	0	0	(7)	(7)

Net income (loss)	(8,180)	1,877	(2,923)	(9,226)

K - 3a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-3)					(Carried to Pg A-3b)
Total operating revenues	42,624	0	0	42,624	0	42,624

Cost of revenues:
Natural gas purchases	14	0	0	14	0	14
Other	33,768	0	0	33,768	0	33,768

Total cost of revenues	33,782	0	0	33,782	0	33,782

Net revenues	8,842	0	0	8,842	0	8,842

Other operating expenses:
Operation expense	12,976	1	1	12,978	0	12,978
Depreciation and amortization	2,673	0	0	2,673	0	2,673
Taxes other than income taxes	503	0	(2)	501	0	501

Total other operating expenses	16,152	1	(1)	16,152	0	16,152

Operating income (loss)	(7,310)	(1)	1	(7,310)	0	(7,310)

Other income (expenses), net	(3,098)	0	(6)	(3,104)	1,020	(2,084)
Interest charges:
Interest on debt	3	0	0	3	0	3

Total interest charges	3	0	0	3	0	3

Income (loss) before income taxes, minority interest and cumulative effect of accounting change, net	(10,411)	(1)	(5)	(10,417)	1,020	(9,397)
Federal and state income tax expense (benefit)	(1,192)	0	(32)	(1,224)	0	(1,224)
Minority interest	0	0	0	0	0	0

Income (loss) before cumulative effect of accounting change, net	(9,219)	(1)	27	(9,193)	1,020	(8,173)
Cumulative effect of accounting change, net	(7)	0	0	(7)	0	(7)

Net income (loss)	(9,226)	(1)	27	(9,200)	1,020	(8,180)

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND OWNERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-4a)	(Carried to Pg K-4a)
RETAINED EARNINGS
Balance at January 1, 2003	(85,483)	(4,247)	(22,014)	(111,744)
Add (Deduct):
Net income (loss)	(8,180)	1,877	(2,923)	(9,226)

Balance at December 31, 2003	(93,663)	(2,370)	(24,937)	(120,970)

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	205,454	21,765	100,400	327,619
Add (Deduct):
Capital Contributions from Parent	4,681	0	0	4,681

Balance at December 31, 2003	210,135	21,765	100,400	332,300

MEMBERS EQUITY
Balance at January 1, 2003	0	0	0	0
Add (Deduct):
Net income (loss)	0	0	0	0
Members’ equity paid to Parent	0	0	0	0
Members’ capital contributions	0	0	0	0
Contributed Capital from Allegheny Ventures, Inc.	0	0	0	0

Total Balance at December 31, 2003	0	0	0	0

K - 4a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND OWNERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Subtotal	Alliance Services Holdings, LLC	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-4)					(Carried to Pg A-4b)
RETAINED EARNINGS
Balance at January 1, 2003	(111,744)	0	(1,415)	(113,159)	27,676	(85,483)
Add (Deduct):
Net income (loss)	(9,226)	0	27	(9,199)	1,019	(8,180)

Balance at December 31, 2003	(120,970)	0	(1,388)	(122,358)	28,695	(93,663)

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	327,619	0	1,684	329,303	(123,849)	205,454
Add:
Capital Contributions from Parent	4,681	0	2	4,683	(2)	4,681

Balance at December 31, 2003	332,300	0	1,686	333,986	(123,851)	210,135

MEMBERS EQUITY
Balance at January 1, 2003	0	12,124	0	12,124	(12,124)	0
Add:
Net income (loss)	0	(1)	0	(1)	1	0
Members’ equity paid to Parent	0	0	0	0	0	0
Members’ capital contributions	0	0	0	0	0	0
Contributed Capital fromAllegheny Ventures, Inc.	0	0	0	0	0	0

Total Balance at December 31, 2003	0	12,123	0	12,123	(12,123)	0

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Allegheny Ventures, Inc	Allegheny Energy Solutions, Inc	Allegheny Communications Connect, Inc Consolidated	Subtotal
			(from pg L-5a)	(Carried to Pg K-5a)
Cash Flows from Operations:
Net income (loss)	(8,180)	1,877	(2,923)	(9,226)
Cumulative effect of accounting change, net of taxes	0	0	7	7

Income before accounting change	(8,180)	1,877	(2,916)	(9,219)
Depreciation and amortization	312	200	2,161	2,673
Minority interest	0	0	0	0
Deferred investment credit and income taxes, net	12,468	129	(765)	11,832
Loss (gain) on disposal of assets	2,069	0	0	2,069
Other, net	212	0	421	633
Changes in certain current assets and liabilities:
Accounts receivable, net	(61)	1,792	280	2,011
Affiliated accounts receivable / payable, net	2,434	1,598	1,577	5,609
Materials and supplies	2	0	110	112
Taxes receivable / accrued, net	(4,296)	1,897	2,272	(127)
Accounts payable	(356)	(3,227)	(1,077)	(4,660)
Other, net	846	(579)	318	585

Total Cash Flows from Operations	5,450	3,687	2,381	11,518

Cash Flows used in Investing:
Other construction expenditures and investments	(409)	0	(705)	(1,114)
Proceeds from sale of businesses and assets	(754)	0	0	(754)
Contribution to affiliate	(2)	0	0	(2)
Unregulated investments	818	0	(229)	589

Total Cash Flows used in Investing	(347)	0	(934)	(1,281)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0
Short-term debt, net	0	0	0	0
Notes receivable due from affiliates	0	0	0	0
Notes payable to affiliates	0	0	0	0
Dividends paid to parent	0	0	0	0
Parent company contribution	4,681	0	0	4,681

Total Cash Flows from (used in) Financing	4,681	0	0	4,681

Net Change in Cash
Cash Investments*	9,784	3,687	1,447	14,918
Cash at January 1	2,143	13,019	344	15,506

Cash at December 31	11,927	16,706	1,791	30,424

Supplemental cash flow information:
Cash paid during the year for:
Interest	1	0	0	1
Income taxes	0	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

K - 5a

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Subtotal	Alliance Gas Services Holdings, LLC	Subtotal
	(from pg K-5)		(Carried to Pg K-5b)
Cash Flows from Operations:
Net income (loss)	(9,226)	(1)	(9,227)
Cumulative effect of accounting change, net of taxes	7	0	7

Income before accounting change	(9,219)	(1)	(9,220)
Depreciation and amortization	2,673	0	2,673
Minority interest	0	0	0
Deferred investment credit and income taxes, net	11,832	0	11,832
Loss (gain) on disposal of assets	2,069	0	2,069
Other, net	633	0	633
Changes in certain current assets and liabilities:
Accounts receivable, net	2,011	0	2,011
Affiliated accounts receivable / payable, net	5,609	0	5,609
Materials and supplies	112	0	112
Taxes receivable / accrued, net	(127)	0	(127)
Accounts payable	(4,660)	0	(4,660)
Other, net	585	1	586

Total Cash Flows from Operations	11,518	0	11,518

Cash Flows used in Investing:
Other construction expenditures and investments	(1,114)	0	(1,114)
Proceeds from sale of businesses and assets	(754)	0	(754)
Contribution to affiliate	(2)	0	(2)
Unregulated investments	589	0	589

Total Cash Flows used in Investing	(1,281)	0	(1,281)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0
Short-term debt, net	0	0	0
Notes receivable due from affiliates	0	0	0
Notes payable to affiliates	0	0	0
Dividends paid to parent	0	0	0
Parent company contribution	4,681	0	4,681

Total Cash Flows from (used in) Financing	4,681	0	4,681

Net Change in Cash
Cash Investments*	14,918	0	14,918
Cash at January 1	15,506	3	15,509

Cash at December 31	30,424	3	30,427

Supplemental cash flow information:
Cash paid during the year for:
Interest	1	0	1
Income taxes	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

K - 5b

ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Subtotal	AYP Energy, Inc	Combined Totals	Eliminations, etc.	Allegheny Ventures, Inc Consolidated
	(from pg K-5a)				(Carried to Pg A-5b)
Cash Flows from Operations:
Net income (loss)	(9,227)	27	(9,200)	1,020	(8,180)
Cumulative effect of accounting change, net of taxes	7	0	7	0	7

Income before accounting change	(9,220)	27	(9,193)	1,020	(8,173)
Depreciation and amortization	2,673	0	2,673	0	2,673
Minority interest	0	0	0	0	0
Deferred investment credit and income taxes, net	11,832	4	11,836	0	11,836
Loss (gain) on disposal of assets	2,069	0	2,069	0	2,069
Other, net	633	0	633	(1,020)	(387)
Changes in certain current assets and liabilities:
Accounts receivable, net	2,011	(7)	2,004	0	2,004
Affiliated accounts receivable / payable, net	5,609	30	5,639	(6)	5,633
Materials and supplies	112	0	112	0	112
Taxes receivable / accrued, net	(127)	(57)	(184)	0	(184)
Accounts payable	(4,660)	1	(4,659)	6	(4,653)
Other, net	586	0	586	0	586

Total Cash Flows from Operations	11,518	(2)	11,516	0	11,516

Cash Flows used in Investing:
Other construction expenditures and investments	(1,114)	0	(1,114)	0	(1,114)
Proceeds from sale of businesses and assets	(754)	0	(754)	0	(754)
Contribution to affiliate	(2)	0	(2)	2	0
Unregulated investments	589	0	589	0	589

Total Cash Flows used in Investing	(1,281)	0	(1,281)	2	(1,279)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Short-term debt, net	0	0	0	0	0
Notes receivable due from affiliates	0	0	0	0	0
Notes payable to affiliates	0	0	0	0	0
Dividends paid to parent	0	0	0	0	0
Parent company contribution	4,681	2	4,683	(2)	4,681

Total Cash Flows from (used in) Financing	4,681	2	4,683	(2)	4,681

Net Change in Cash
Cash Investments*	14,918	0	14,918	0	14,918
Cash at January 1	15,509	100	15,609	0	15,609

Cash at December 31	30,427	100	30,527	0	30,527

Supplemental cash flow information:
Cash paid during the year for:
Interest	1	0	1	0	1
Income taxes	0	18	18	(18)	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia, Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-1a)
ASSETS
Current assets:
Cash and temporary cash investments	1,791	0	0	1,791
Accounts receivable:
Billed:
Customer	23,358	0	0	23,358
Other	248	0	0	248
Affiliates, net	3,281	1	0	3,282
Allowance for uncollectible accounts	(7,388)	0	0	(7,388)
Materials and supplies—at average cost	0	0	6,654	6,654
Deferred income taxes	2,980	0	0	2,980
Taxes receivable—nonaffiliated	1,516	0	0	1,516
Taxes receivable—affiliated	0	0	0	0
Prepaid taxes	137	0	0	137
Other current assets	2	0	0	2

Total Current Assets	25,925	1	6,654	32,580

Property, plant and equipment:
In service, at original cost	39,097	0	0	39,097
Accumulated depreciation	(5,852)	0	0	(5,852)

Subtotal	33,245	0	0	33,245
Construction work in progress	1,969	0	0	1,969

Net Property, Plant and Equipment	35,214	0	0	35,214

Investments and other assets:
Securities of subsidiaries consolidated	430	0	0	430
Unregulated investments	883	0	0	883
Other assets	220	0	0	220

Total Investments and Other Assets	1,533	0	0	1,533

Deferred charges:
Deferred income taxes	13,439	0	0	13,439
Other deferred charges	342	0	0	342

Total Deferred Charges	13,781	0	0	13,781

Total Assets	76,453	1	6,654	83,108

L - 1a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Subtotal	AFN Finance Company No. 2, LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-1)				(Carried to Pg K-1)
ASSETS
Current assets:
Cash and temporary cash investments	1,791	0	1,791	0	1,791
Accounts receivable:
Billed:
Customer	23,358	0	23,358	0	23,358
Other	248	0	248	0	248
Affiliates, net	3,282	119	3,401	(3,401)	0
Allowance for uncollectible accounts	(7,388)	0	(7,388)	0	(7,388)
Materials and supplies—at average cost	6,654	0	6,654	1	6,655
Deferred income taxes	2,980	0	2,980	(2)	2,978
Taxes receivable—nonaffiliated	1,516	27	1,543	(27)	1,516
Taxes receivable—affiliated	0	0	0	0	0
Prepaid taxes	137	0	137	0	137
Other current assets	2	0	2	0	2

Total Current Assets	32,580	146	32,726	(3,429)	29,297

Property, plant and equipment:
In service, at original cost	39,097	0	39,097	0	39,097
Accumulated depreciation	(5,852)	0	(5,852)	0	(5,852)

Subtotal	33,245	0	33,245	0	33,245
Construction work in progress	1,969	0	1,969	0	1,969

Net Property, Plant and Equipment	35,214	0	35,214	0	35,214

Investments and other assets:
Securities of subsidiaries consolidated	430	0	430	(430)	0
Unregulated investments	883	0	883	0	883
Other assets	220	0	220	0	220

Total Investments and Other Assets	1,533	0	1,533	(430)	1,103

Deferred charges:
Deferred income taxes	13,439	125	13,564	(1)	13,563
Other deferred charges	342	0	342	0	342

Total Deferred Charges	13,781	125	13,906	(1)	13,905

Total Assets	83,108	271	83,379	(3,860)	79,519

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia, Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-2a)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	498	0	6	504
Accounts payable to affiliates, net	0	0	6,441	6,441
Deferred income taxes	0	0	2	2
Taxes accrued:
Federal and state income	0	0	27	27
Other	148	0	20	168
Taxes payable affiliated	0	0	0	0
Other current liabilities	21	0	0	21

Total Current Liabilities	667	0	6,496	7,163

Deferred credits and other liabilities:
Deferred income taxes	0	0	0	0
Other	322	0	0	322

Total Deferred Credits and Other Liabilities	322	0	0	322

Stockholders’ equity
Common stock of Allegheny Communications Connect, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	0	1
Other paid-in capital	100,400	0	0	100,400
Members equity	0	0	158	158
Retained earnings	(24,937)	0	0	(24,937)

Total stockholders’ equity	75,464	1	158	75,623

Total stockholders’ equity and liabilities	76,453	1	6,654	83,108

L - 2a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING BALANCE SHEET—December 31, 2003

(000’s)

	Subtotal	AFN Finance Company No. 2, LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-2)				(Carried to Pg K-2)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	504	0	504	0	504
Accounts payable to affiliates, net	6,441	0	6,441	(3,401)	3,040
Deferred income taxes	2	0	2	(2)	0
Taxes accrued:
Federal and state income	27	0	27	(27)	0
Other	168	0	168	0	168
Taxes payable affiliated	0	0	0	0	0
Other current liabilities	21	0	21	0	21

Total Current Liabilities	7,163	0	7,163	(3,430)	3,733

Deferred credits and other liabilities:
Deferred income taxes	0	0	0	0	0
Other	322	0	322	0	322

Total Deferred Credits and Other Liabilities	322	0	322	0	322

Stockholders’ equity
Common stock of Allegheny Communications Connect, Inc.	1	0	1	0	1
Common stock of subsidiaries consolidated	1	0	1	(1)	0
Other paid-in capital	100,400	0	100,400	0	100,400
Members equity	158	271	429	(429)	0
Retained earnings	(24,937)	0	(24,937)	0	(24,937)

Total stockholders’ equity	75,623	271	75,894	(430)	75,464

Total stockholders’ equity and liabilities	83,108	271	83,379	(3,860)	79,519

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENT OF OPERATIONS

For Year Ended December 31, 2003

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Pennsylvania, LLC	AFN Finance Company No. 2, LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
						(Carried to Pg K-3)
Total operating revenues	6,296	1,647	0	7,943	0	7,943

Cost of revenues:
Other	573	1,536	0	2,109	0	2,109

Total cost of revenues	573	1,536	0	2,109	0	2,109

Net revenues	5,723	111	0	5,834	0	5,834

Other operating expenses:
Operation expense	9,000	18	0	9,018	0	9,018
Depreciation	2,161	0	0	2,161	0	2,161
Taxes other than income taxes	109	25	0	134	0	134

Total other operating expenses	11,270	43	0	11,313	0	11,313

Operating income (loss)	(5,547)	68	0	(5,479)	0	(5,479)

Other income (expenses), net	(302)	0	0	(302)	(76)	(378)

Interest charges:
Interest on long-term debt and other interest	1	0	0	1	0	1

Total interest charges	1	0	0	1	0	1

Income (loss) before income taxes and cumulative effect of accounting change, net	(5,850)	68	0	(5,782)	(76)	(5,858)

Federal and state income tax expense (benefit)	(2,934)	(8)	0	(2,942)	0	(2,942)

Income (loss) before cumulative effect of accounting change, net	(2,916)	76	0	(2,840)	(76)	(2,916)

Cumulative effect of accounting change, net	(7)	0	0	(7)	0	(7)

Net Income (loss)	(2,923)	76	0	(2,847)	(76)	(2,923)

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-4a)
RETAINED EARNINGS

Balance at January 1, 2003	(22,014)	0	0	(22,014)

Add:
Net income (loss)	(2,923)	0	0	(2,923)

Balance at December 31, 2003	(24,937)	0	0	(24,937)

OTHER PAID—IN CAPITAL

Balance at January 1, 2003	100,400	0	0	100,400

Add (Deduct):
Capital Contributions from Parent	0	0	0	0

Balance at December 31, 2003	100,400	0	0	100,400

MEMBERS EQUITY

Balance at January 1, 2003	0	0	82	82

Add (Deduct):
Net income (loss)	0	0	76	76
Capital Contributions from Parent	0	0	0	0

Balance at December 31, 2003	0	0	158	158

L - 4a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID—IN CAPITAL AND MEMBERS EQUITY

For Year Ended December 31, 2003

(000’s)

	Subtotal	AFN Finance Company No. 2 LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-4)				(Carried to Pg K-4)
RETAINED EARNINGS
Balance at January 1, 2003	(22,014)	0	(22,014)	0	(22,014)
Add (Deduct):
Net income (loss)	(2,923)	0	(2,923)	0	(2,923)

Balance at December 31, 2003	(24,937)	0	(24,937)	0	(24,937)

OTHER PAID—IN CAPITAL
Balance at January 1, 2003	100,400	0	100,400	0	100,400
Add (Deduct):
Capital Contributions from Parent	0	0	0	0	0

Balance at December 31, 2003	100,400	0	100,400	0	100,400

MEMBERS EQUITY
Balance at January 1, 2003	82	271	353	(353)	0
Add (Deduct):
Net income (loss)	76	0	76	(76)	0
Capital Contributions from Parent	0	0	0	0	0

Balance at December 31, 2003	158	271	429	(429)	0

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Allegheny Communications Connect, Inc.	Allegheny Communications Connect of Virginia Inc.	Allegheny Communications Connect of Pennsylvania, LLC	Subtotal
				(Carried to Pg L-5a)
Cash Flows from Operations:
Net income (loss)	(2,923)	0	76	(2,847)
Cumulative effect of accounting change, net of taxes	7	0	0	7

Income (loss) before cumulative effect of accounting change	(2,916)	0	76	(2,840)
Depreciation and amortization	2,161	0	0	2,161
Deferred investment credit and income taxes, net	(792)	0	0	(792)
Other, net	345	0	0	345
Changes in certain current assets and liabilities:
Accounts receivable, net	280	0	0	280
Affiliated accounts receivable / payable, net	1,882	0	(186)	1,696
Materials and supplies	0	0	110	110
Taxes receivable / accrued, net	2,187	0	(7)	2,180
Accounts payable	(1,084)	0	7	(1,077)
Prepayment	0	0	0	0
Interest accrued	0	0	0	0
Funds on deposit	0	0	0	0
Other, net	318	0	0	318

Total Cash Flows from Operations	2,381	0	0	2,381

Cash Flows used in Investing:
Other construction expenditures and investments	(705)	0	0	(705)
Unregulated investments	(229)	0	0	(229)

Total Cash Flows used in Investing	(934)	0	0	(934)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0
Parent company contribution	0	0	0	0

Total Cash Flows from (used in) Financing	0	0	0	0

Net Change in Cash
Cash Investments*	1,447	0	0	1,447
Cash at January 1	344	0	0	344

Cash at December 31	1,791	0	0	1,791

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	0	0	0
Income taxes	0	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

L - 5a

ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

	Subtotal	AFN Finance Company No. 2 LLC	Combined Totals	Eliminations, etc.	Allegheny Communications Connect, Inc. Consolidated
	(from pg L-5)				(Carried to Pg K-5)
Cash Flows from Operations:
Net income (loss)	(2,847)	0	(2,847)	(76)	(2,923)
Cumulative effect of accounting change, net of taxes	7	0	7	0	7

Income before accounting change	(2,840)	0	(2,840)	(76)	(2,916)
Depreciation and amortization	2,161	0	2,161	0	2,161
Deferred investment credit and income taxes, net	(792)	27	(765)	0	(765)
Other, net	345	0	345	76	421
Changes in certain current assets and liabilities:
Accounts receivable, net	280	0	280	0	280
Affiliated accounts receivable / payable, net	1,696	(119)	1,577	0	1,577
Materials and supplies	110	0	110	0	110
Taxes receivable / accrued, net	2,180	92	2,272	0	2,272
Accounts payable	(1,077)	0	(1,077)	0	(1,077)
Prepayment	0	0	0	0	0
Interest accrued	0	0	0	0	0
Funds on deposit	0	0	0	0	0
Other, net	318	0	318	0	318

Total Cash Flows from Operations	2,381	0	2,381	0	2,381

Cash Flows used in Investing:
Other construction expenditures and investments	(705)	0	(705)	0	(705)
Unregulated investments	(229)	0	(229)	0	(229)

Total Cash Flows used in Investing	(934)	0	(934)	0	(934)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Parent company contribution	0	0	0	0	0

Total Cash Flows from (used in) Financing	0	0	0	0	0

Net Change in Cash
Cash Investments*	1,447	0	1,447	0	1,447
Cash at January 1	344	0	344	0	344

Cash at December 31	1,791	0	1,791	0	1,791

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	0	0	0	0
Income taxes	0	0	0	0	0

*	Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

INDIANA—KENTUCKY ELECTRIC CORPORATION

BALANCE SHEET—December 31, 2003

(000’s)

Assets
Electric plant—at original cost, including $12,586 construction in progress	607,403
Less—Accumulated provisions for depreciation	429,351

178,052

Current assets:
Cash and cash equivalents	12
Accounts receivable	473
Intercompany receivable	19,269
Fuel in storage, at average cost	22,584
Materials and supplies, at average cost	6,995
Prepaid expenses and other	1,382

50,715

Regulatory assets:
Unrecognized pension benefits	2,625
Unrecognized postemployment benefits	1,805
Other	332

4,762

Deferred charges and other:
Future income tax benefits	83,229

TOTAL ASSETS	316,758

INDIANA—KENTUCKY ELECTRIC CORPORATION

BALANCE SHEET—December 31, 2003

(000’s)

Capitalization and Liabilities
Capitalization:
Common stock, without par value, stated at $200 per share—
Authorized—100,000 shares
Outstanding—17,000 shares	3,400

Current liabilities:
Accounts payable	8,636
Deferred revenue-advances for construction	12,502
Accrued taxes	4,392
Accrued interest and other	3,155

28,685

Regulatory liabilities:
Postretirement benefits	173
Net antitrust settlement	1,151
Income taxes refundable to customers	83,229

84,553

Deferred credits and other:
Accrued pension liability	2,625
Parent advances for construction	163,620
Postretirement benefits obligation	32,070
Postemployment benefits obligation	1,805

200,120

TOTAL CAPITALIZATION AND LIABILITIES	316,758

INDIANA—KENTUCKY ELECTRIC CORPORATION

STATEMENT OF OPERATIONS

For The Year Ended December 31, 2003

(000’s)

Operating revenues:
Sale of electric energy to:
Ohio Valley Electric Company	210,238
Other	67

Total operating revenues	210,305

Operating expenses:
Fuel consumed in operation	100,816
Other operation	54,049
Maintenance	25,884
Depreciation	23,253
Taxes, other than federal income taxes	6,297

Total operating expenses	210,299

Operating income	6
Other income	(6)

Income before interest charges	0

Interest charges
Interest expense, net	0

Total interest charges	0

Net income	0

INDIANA—KENTUCKY ELECTRIC CORPORATION

STATEMENT OF CASH FLOWS

For The Year Ended December 31, 2003

(000’s)

Cash From Operations:
Net Income	0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	23,253
Changes in assets and liabilities:
Accounts receivable	(350)
Fuel in storage	3,018
Materials and supplies	292
Prepaid expenses and other	(187)
Other regulatory assets	49
Accounts payable	(9,501)
Deferred revenue	743
Accrued taxes	753
Accrued interest and other	(908)
Intercompany receivable / payable	12,652
Net antitrust settlement	(1,444)
Postretirement benefit obligation	5,013
Other regulatory liabilities	(393)

Net cash provided by operating activities	32,990

Investing Activities:
Electric plant additions	(44,813)
Advances from parent	0

Net cash used in investing activities	(44,813)

Financing Activities:
Advances from parent for construction	11,816

Net increase in cash and cash equivalents	(7)
Cash and cash equivalents, beginning of year	19

Cash and cash equivalents, end of year	12

Supplemental Disclosures:
Interest paid during the year	0
Federal income taxes paid during the year	1,170

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.

OHIO VALLEY ELECTRIC CORPORATION

BALANCE SHEET—December 31, 2003

(000’s)

Assets

Electric plant—at original cost, including $13,886 construction in progress	518,970
Less—Accumulated provisions for depreciation	311,990

206,980

Investments and other:
Investment in subsidiary company	3,400
Advances to subsidiary—construction	163,620

167,020

Current assets:
Cash and cash equivalents	11,656
Accounts receivable	117,422
Fuel in storage, at average cost	9,424
Materials and supplies, at average cost	8,685
Property taxes applicable to future years	1,520
SO2 emission allowances	817
Prepaid expenses and other	1,652

151,176

Regulatory assets:
Income taxes billable to customers	37,936
Unrecognized pension benefits	3,023
Unrecognized postemployment benefits	886
Other	183

42,028

Deferred charges and other:
Unamortized debt expense	5,841
Future income tax benefits	17,628

23,469

TOTAL ASSETS	590,673

OHIO VALLEY ELECTRIC CORPORATION

BALANCE SHEET—December 31, 2003

(000’s)

Capitalization and Liabilities

Capitalization:
Common stock, $100 par value—
Authorized—300,000 shares
Outstanding—100,000 shares	10,000
Senior secured notes	305,000
Unsecured term loan	60,000
Retained earnings	1,940

376,940

Currents liabilities:
Line of credit borrowings	50,000
Accounts payable	7,416
Intercompany payable	19,268
Deferred revenue-advances for construction	13,929
Accrued taxes	7,300
Accrued federal income taxes	22,178
Accrued interest and other	10,565

130,656

Regulatory liabilities:
Postretirement benefits	27,750
Investment tax credits	3,393
Net antitrust settlement	673
Accrued cost of removal	10,000

41,816

Deferred credits and other:
Accrued pension liability	3,023
Postretirement benefits obligation	37,352
Postemployment benefits obligation	886

41,261

TOTAL CAPITALIZATION AND LIABILITIES	590,673

OHIO VALLEY ELECTRIC CORPORATION

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

For Year Ended December 31, 2003

(000’s)

Operating revenues:
Sale of electric energy to:
Department of Energy	9,958
Sponsoring companies	356,050
Termination charges—DOE	87,495
Other	400

Total operating revenues	453,903

Operating expenses:
Fuel consumed in operation	81,424
Purchased power	220,718
Other operation	93,126
Maintenance	22,801
Depreciation	4,185
Taxes, other than federal income taxes	835
Federal income taxes	1,544

Total operating expenses	424,633

Operating income	29,270

Other income	(322)

Income before interest charges	28,948

Interest charges
Amortization of debt expense	5,617
Interest expense, net	21,479

Total interest charges	27,096

Net Income	1,852

Retained earnings, beginning of year	1,888
Cash dividends on common stock	1,800

Retained earnings, end of year	1,940

OHIO VALLEY ELECTRIC CORPORATION

STATEMENT OF CASH FLOWS

For Year Ended December 31, 2003

(000’s)

Cash From Operations:
Net Income	1,852
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,185
Amortization of debt expense	5,617
Deferred taxes	(27,116)
Investment tax credits	(7,217)

Changes in assets and liabilities:
Accounts receivable	(35,160)
Intercompany receivable/payable	(12,652)
Fuel in storage	7,919
Materials and supplies	128
Property taxes applicable to subsequent years	(231)
SO2 emission allowances	535
Prepaid expenses and other	301
Deferred termination charges	(219)
Other regulatory assets	(50)
Accounts payable	(11,873)
Deferred revenue	4,901
Accrued taxes	16,115
Accrued interest and other	254
Net antitrust settlement	(844)
Postretirement benefit obligation	35,205
Accrued cost of removal	10,000
Other regulatory liabilities	(304)

Net cash used in operating activities	(8,654)

Investing Activities:
Electric plant additions	(46,198)
Advances in subsidiary	(11,816)

Net cash used in investing activities	(58,014)

Financing Activities:
Repayments of notes payable	(27,734)
Loan origination costs	(3,228)
Unsecured term loan borrowings	60,000
Line of credit borrowings	40,000
Dividends on common stock	(1,800)

Net cash used in financing activities	67,238

Net decrease in cash and cash equivalents	570

Cash and cash equivalents, beginning of year	11,086

Cash and cash equivalents, end of year	11,656

Supplemental Disclosures
Interest paid during the year	20,404
Federal income taxes paid during the year	17,704

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.